                            SCHEDULE 14A INFORMATION
                          PROXY STATEMENT PURSUANT TO
              SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

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[ ] Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


                       GLOBAL VILLAGE COMMUNICATION, INC.
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              (Name of Registrant as Specified In Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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

                   [GLOBAL VILLAGE COMMUNICATION LETTERHEAD]


Dear Fellow Stockholders,

You are cordially invited to attend a special meeting of stockholders to be held at the Sunnyvale Hilton Hotel on June 8, 1998. At this meeting, you will be asked to approve the sale of our modem business to Boca Research, and the renaming of the Company to OneWorld Systems, Inc.

These events represent an important and exciting new direction for Global Village. As both a fellow stockholder and as the president of the company, I would like to take a moment to acquaint you with the decisions we have made, share with you the reasons for these decisions, and ask for your support. Both the board of directors and I believe that this transaction, and the resultant new direction, are advantageous to both the Company and its stockholders. Please read the entire proxy statement for a complete discussion of the opportunities and risks associated with the sale of the Company's modem business to Boca Research, and the new product direction that the Company has elected to follow.


                   YOUR VOTE IS VERY IMPORTANT TO THE COMPANY

The proposed transaction must be approved by holders of at least a majority of the outstanding shares of the Company's Common Stock. Therefore, it is important that your shares be represented at the Annual Meeting, whether or not you are able to attend. Accordingly, please complete, sign and date the accompanying PROXY voting card and return it in the enclosed envelope as soon as possible. If you attend the Annual Meeting, you may vote in person if you wish, even if you previously returned your proxy. Your prompt cooperation will be greatly appreciated.

Summary of the decisions

The Company has decided to sell its modem business to Boca Research, in exchange for $10 million in cash and notes. The sale will include a transfer of intellectual property, including the Global Village name, logo and trademarks, as well as the modem hardware and software products, and the inventory, receivables and other assets of the modem business. Boca Research will also assume the liabilities of the modem business, including responsibility for product warranty, technical support, product returns, ongoing marketing and sales programs, and certain accounts payable and accrued liabilities. Boca Research will also receive a warrant to purchase up to 425,000 shares of the Company's common stock.

The Company will focus its efforts on a new family of communications server products aimed at the small and medium office market. These products, expected to be launched in June or July, will combine Internet access, routing, remote access, fax server, and shared modem capabilities in a single, easy-to-use hardware/software product line.

As a part of this transaction, the Company will change its name to OneWorld Systems, Inc., and will be traded on the NASDAQ exchange using the symbol OWLD.

Why did we make these decisions?

Over the last two years, the Company's modem business has changed from a growth business driven by software content and the integration of hardware and software to one where purchasing volumes and manufacturing scale have become the important drivers. In addition, the Macintosh market has markedly declined over the last two years, while the Windows modern market has been plagued with confusion and uncertainty over the whole 56K transition resulting in lower prices and significant gross margin pressure. The ability of Global Village to compete in today's modem market as an independent modem company is affected by all of these factors, our own financial resources, and the increasing focus on price competitiveness in the market.

Global Village has always been a company that prides itself on software differentiation, and on integrating software and hardware into easy-to-use, reliable products. In 1994, we first turned these core competencies to the small business market with the introduction of our OneWorld servers for Macintosh networks. The success of these products clearly indicated that small businesses needed an easy-to-use communications product that everyone in the office could use to send faxes, dial out to on-line services, and dial into for remote access, and Global Village was able to satisfy this need with an award-winning product line.

For more than a year, we have been developing a brand-new product family that will extend and expand on this idea to today's small and medium offices. Focused primarily on Windows users, the new products will combine many of the key communications functions that small offices need to connect to the world around them. These products, and the market they address, are described more fully in the enclosed proxy materials.

When the Board of Directors and I examined the best opportunity to increase the value of your stock, it was clear that the Company did not have the resources to maintain a competitive position in the modem business, while also developing and launching this new line of communications servers. We carefully evaluated whether we could significantly increase the value of the Company by focusing on the modem business, and concluded that while it was a business we understood, the dynamics of the industry and the financial condition of the Company both worked against seeing significant stock price appreciation. On the other hand, we examined the opportunity in the small office market. It is a large market, with relatively low penetration by wide-area communications devices. No single player has a major share of this market. Perhaps most important, we believe that our new communications server adopts an approach quite different from our competitors, in that it integrates client software, server software, and an expandable, versatile hardware architecture into a single, easy-to-use platform.

Given these choices, the Board of Directors and I strongly feel that there is a significantly better opportunity to increase the value of the Company by focusing on the communications server business, and selling the modem business. This transaction raises cash needed to fund the development, marketing and selling efforts needed in the server business, and eliminates the risk of continued losses and further cash needs from the modem business.

As you will read in the proxy materials, we looked at a variety of alternatives, including selling the entire company, raising public or private financing, and selling the modem business. After months of effort, the only alternative that presented itself was selling the modem business. The Board of Directors and I are convinced that this alternative is the best one for our stockholders.

We need your support

You are being asked to vote on two proposals: first, the sale of the modem business, and second, the renaming of the Company to OneWorld Systems, Inc. Please read the proxy materials and other enclosed materials carefully. These documents will explain in more detail why we are convinced that this is the best decision for stockholders. On behalf of the Company and the Board of Directors, I thank you for taking the time to consider these materials, and I look forward to your continued support.

Sincerely,

/s/ Neil Selvin
Neil Selvin
President and Chief Executive Officer

                       GLOBAL VILLAGE COMMUNICATION, INC.
                            1144 EAST ARQUES AVENUE
                          SUNNYVALE, CALIFORNIA 94086
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 8, 1998

TO THE STOCKHOLDERS OF GLOBAL VILLAGE COMMUNICATION, INC.:

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Global Village Communication, Inc., a Delaware corporation (the "Company"), will be held on June 8, 1998 at 8:30 a.m. local time at the Sunnyvale Hilton Hotel, located at 1250 Lakeside Drive, Sunnyvale, California, for the following purposes as more fully described in the proxy statement accompanying this
Notice:

     1. To approve and adopt that certain Asset Purchase Agreement dated March 31, 1998 (the "Agreement") and the transactions contemplated thereby, substantially as described in the proxy statement accompanying this Notice, pursuant to which Boca Research, Inc., a Florida corporation ("Boca Research"), and Boca Global, Inc., a Florida corporation and a wholly owned subsidiary of Boca Research ("Boca Global," and together with Boca Research, "Buyer"), will purchase from the Company substantially all of the Company's assets related to the single user modem products offered by the Company (collectively, the "Modem Business").

     2. To approve and adopt an amendment to the Company's Certificate of Incorporation, as amended, to change the name of the Company to "OneWorld Systems, Inc."

     3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     Information relating to the above matters is set forth in the attached proxy statement. In addition, the Company has included with the attached proxy statement copies of certain recent Company press releases containing information related to the above matters. The Board of Directors has fixed the close of business on April 24, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at this Special Meeting and at any adjournment or postponement thereof. Both the approval of the Agreement and the approval of the amendment to the Company's Certificate of Incorporation require the affirmative vote of the holders of a majority of the outstanding shares of the Company's Common Stock.

     THE BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE SALE OF THE MODEM BUSINESS AND THE CHANGE IN THE CORPORATE NAME TO "ONEWORLD SYSTEMS, INC." ARE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND STRONGLY RECOMMENDS THAT THE STOCKHOLDERS VOTE IN FAVOR OF EACH OF THESE PROPOSALS.

                                          By Order of the Board of Directors

                                          /S/ Marc E. Linden
                                          Marc E. Linden
                                          Secretary
Sunnyvale, California
April 30, 1998

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU STILL MAY VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                       GLOBAL VILLAGE COMMUNICATION, INC.
                            1144 EAST ARQUES AVENUE
                          SUNNYVALE, CALIFORNIA 94086
                            ------------------------

                                PROXY STATEMENT

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed proxy is solicited on behalf of the Board of Directors of Global Village Communication, Inc., a Delaware corporation (the "Company"), for use at the Special Meeting of Stockholders to be held on June 8, 1998, at 8:30 a.m. local time (the "Special Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Special Meeting. The Special Meeting will be held at the Sunnyvale Hilton Hotel located at 1250 Lakeside Drive, Sunnyvale, California. The Company intends to mail this proxy statement and accompanying proxy card on or about April 30, 1998, to all stockholders entitled to vote at the Special Meeting.

RECORD DATE, VOTING RIGHTS AND OUTSTANDING SHARES

     Only holders of record of Common Stock at the close of business on April 24, 1998 will be entitled to notice of and to vote at the Special Meeting. At the close of business on April 24, 1998, the Company had outstanding and entitled to vote 17,162,771 shares of Common Stock. Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Special Meeting.

     All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted toward a quorum, but are not counted for any purpose in determining whether a matter has been approved.

SOLICITATION

     The Company will bear the entire cost of solicitation of proxies including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services. In addition, the Company anticipates engaging a proxy solicitor to assist it in obtaining proxies.

STOCKHOLDER PROPOSALS

     Proposals of stockholders that are intended to be presented at the Special Meeting of Stockholders must be received by the Company not later than April 17, 1998 to be included in the proxy statement and proxy relating to that Special Meeting.

REVOCABILITY OF PROXIES

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. The proxy may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 1144 East Arques Avenue, Sunnyvale, California 94086, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

                                   PROPOSAL 1

                             APPROVAL OF ASSET SALE

     At the Special Meeting, stockholders are being asked to approve the Asset Sale (as defined herein) pursuant to the Asset Purchase Agreement (the "Agreement") which has been entered into on March 31, 1998 between the Company, Boca Research, Inc., a Florida corporation ("Boca Research"), and Boca Global, Inc., a Florida corporation and a wholly owned subsidiary of Boca Research, ("Boca Global," and together with Boca Research, "Buyer"). Pursuant to the terms of the Agreement, the Company will sell to Buyer, and Buyer will purchase from the Company, substantially all of the Company's assets related to the single user modem products offered by the Company (the "Modem Business"), and the Company will assign certain of its liabilities to Buyer, (collectively, the "Asset Sale").

     The affirmative vote of the holders of a majority of the outstanding shares of the Company's Common Stock will be required to approve this Proposal. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted toward a quorum, but are not counted for any purpose in determining whether a matter has been approved.

BACKGROUND FOR THE ASSET SALE

  Changes in the Modem Industry

     During 1997, the modem industry experienced several changes that adversely affected the Company's ability to remain competitive as a stand-alone modem company.

     The introduction of two competing protocols for modems that operate at 56Kbps, one by Rockwell Systems and one by US Robotics (now part of 3COM) caused confusion and delays in market deployment and customer acceptance of this new generation of modems, which caused a market slowdown throughout the industry. Several factors contributed to the slowdown in the market for consumer modems. The two protocols for 56K modems, K56Flex and x2, were not compatible, so modems using different protocols would not connect at 56Kbps, but would communicate at 33.6Kbps or slower speeds. This incompatibility led customers to question the benefits of purchasing a 56K modem. In addition, because of the competing protocols and discussions regarding a standard, Internet Service Providers
(ISPs) chose not to deploy the new 56K modems in large volumes. These delays in deployment due to the uncertainty of which technology to choose, and the additional uncertainty about the timing of a standard, caused consumers to wait before purchasing a 56K modem.

     As it became apparent that a significant number of consumers and ISPs were delaying their purchases of 56K modems, prices on 56K modems dropped. In the first half of 1997, typical prices for 56K modems were $180-250. By the end of 1997, typical prices for 56K modems were $99-149. The reduced average selling prices caused industry-wide pressure on gross margins and modem manufacturers' profitability. During much of 1997, many modem manufacturers were not profitable, including Zoom Telephonics, Hayes, Boca Research, Global Village, and others.

     As the industry became more price competitive, the ability of modem manufacturers to use production volume as a strategic tool became more important. The impact of volume on purchasing power, manufacturing utilization and efficiency, distribution channel program spending, and other business factors increased in importance. In today's modem market, these factors continue to be an important element of the success of a modem company. As a result of these and other factors, the industry has seen some consolidation during 1997. Several acquisitions took place, including 3COM's acquisition of US Robotics and Hayes' acquisition of Cardinal.

  Decline in the Macintosh Market

     The Company has competed in the Macintosh market since its founding in 1989. During the last several years, the Company has maintained a significant share of the Macintosh consumer modem market. However, during the last two years, the share of the personal computer industry held by Macintosh computer products has declined in both unit shipments and revenues. According to industry sources cited by Apple Computer, Apple's estimated market share during this same period has declined from 4.3% to 2.6% worldwide, and has declined from 5.2% to 3.3% in the United States.

     The decline in the unit shipments of Apple Computer products, and the decline in Apple's market share caused a decline in the Company's Macintosh revenue over this same period. In order to attempt to replace this revenue with additional revenue from the Windows market, and return the Company to growth, in the first half of 1997, the Company developed and marketed a line of 56K modems targeted toward Windows users. The Company spent significant resources to develop these products, develop channel and marketing programs, and implement sales programs designed to increase the proportion of its revenue from Windows-based products. However, due to the factors that influenced the entire modem industry in 1997, the Company was not successful in significantly increasing its Windows market share, nor its proportion of revenues derived from the Windows market.

  Impact on the Company's Financial Position

     When faced with larger competitors in the Windows market who were better equipped to purchase key components at lower prices, manufacture in higher volumes, and spend more money on channel development, marketing and sales programs, the Company faced several financial constraints that adversely affected its ability to remain competitive as a stand-alone company.

     First, the significant price drops discussed earlier caused gross margins to decline. For example, gross margins in the fourth fiscal quarter of 1997 were 39.4%; by the third quarter of fiscal 1998, gross margins had declined to 29.8%. The Company believes that continued price pressure in the industry, coupled with lower manufacturing volumes when compared to the Company's competitors, will continue to cause gross margins in the Company's modem business to decline over time.

     Second, the efforts to increase sales of Windows-based modems required significant cash expenditures, both on inventory, and on marketing and sales programs. The Company was only able to fund these cash expenditures by selling certain assets, including the sale of the assets of its subsidiary, Global Village Communication, Ltd., to Mitel, the sale of its investment in GlobalCenter, Inc, and the sale of its investment in AirMedia, Inc. Despite these sales, however, the Company's cash balance declined from $9.7 million at the end of fiscal 1997 to $5.6 million at the end of the third quarter of fiscal 1998. At this time, the Company does not have any material, non-strategic assets that it could sell to continue operating the Modem Business.

  Strategic Considerations

     During 1997, the Board of Directors discussed the impact of the modem industry slowdown and consolidation, the decline of the Macintosh market, and the eroding financial position of the Company, with an intent of improving the future prospects of the Company. During these discussions, the board believed that several of the trends discussed above would continue or worsen over time. These included continued decline in gross margins in the modem industry, further declines in the market share position of Apple Computer, and an inability of the Company to attain profitability with reasonable growth prospects as a stand-alone modem company. The combination of reduced market opportunity, reduced cash reserves, and the increasingly competitive nature of the modem industry caused the Board of Directors to examine various alternative strategies for the Company.

     In June 1997, the board engaged the services of Hambrecht & Quist LLC ("Hambrecht & Quist"), an investment banking firm, to advise them on the various alternatives available to the Company. During the next three months, Hambrecht & Quist contacted a variety of companies in the personal computer and peripherals industry to determine if there was a possibility of a strategic transaction. In addition, both Hambrecht & Quist and the Company's management contacted various financial organizations to determine the feasibility of raising additional capital through public or private financing.

     In September 1997, conversations between the Company and another company were held relating to a possible strategic investment in, or acquisition of, the Company. These discussions did not lead to a positive outcome, and the discussions were terminated. At the Board of Directors' direction, Hambrecht & Quist continued to look for opportunities for the Company to raise capital, or be acquired.

     Throughout the second half of 1997, the Board of Directors also reviewed the market opportunity for, and the progress of, a new internal development program focused on producing a communications server for the small and medium sized office market. This product would integrate several communications functions into a single hardware/software solution. Management recommended, and the Board of Directors approved, the continued development of this new product line. It was determined that this product showed considerable promise, that the market opportunity was large, that the opportunities for higher margin products that focused on the Windows small office market were more attractive, and that the Company's skills in software development and integration of hardware and software were well suited to the target market.

     In January 1998, the Board of Directors again reviewed the financial condition of the Company, the status of the modem industry, and the prospects of remaining a stand-alone company whose revenues were largely derived from the Macintosh market. The Board of Directors increasingly believed that remaining an independent modem company was not financially viable, would require significant infusions of cash with no assurance of a return to profitability, and that funding the modem business and the development and launch of a server product line were not simultaneously achievable. The inability of the Company's resources to support both the ongoing losses of the modem business and the continued development and launch of a new server product line, coupled with unsuccessful efforts to attract a suitable investor or buyer for the Company, caused the Board of Directors to consider the sale of the Modem Business as a strategic alternative.

     At that time, the Board of Directors and the management of the Company believed that the sale of the modem business and a refocus of the Company's direction on a new server product line would represent a better opportunity to create value for stockholders than remaining an independent modem company. Several factors caused the Board of Directors to view the server business as an attractive alternative to the modem business:

          (i) as has been discussed above, the modem business offers limited possibilities for growth and profitability, while the server product line is targeted toward an underserved market, since most small offices do not have a breadth of wide area communications capabilities today;

          (ii) this market segment would reduce the Company's dependence on the Macintosh market, since the product is being designed for small and medium offices that have a Novell or Windows NT network, and support Windows users, as well as Macintosh users;

          (iii) the server product family represents a good fit with Global Village's traditional strengths, that of developing software and hardware that could be integrated into easy-to-use systems. While the modem business is becoming more reliant on purchasing volume and manufacturing efficiency, the server business relies on software value and ease-of-use as key differentiating factors, which could lead to less competition based solely on price and, consequently, could lead to higher gross margins.

For all of these reasons, the Board of Directors determined that refocusing the Company around the server business offered the best opportunity for enhancing stockholder value.

REASONS FOR THE ASSET SALE

     THE BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE ASSET SALE IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS, AND STRONGLY RECOMMENDS A VOTE IN FAVOR OF THE ASSET SALE.

     The Board of Directors' reasons are as follows:

     The Board of Directors strongly believes that the efforts by both Hambrecht & Quist and management made to date indicate that the $10.0 million that Boca Research will pay for the Modem Business represents the best offer that could be obtained for the Company's Modem Business (please see "Opinion of the Company's Financial Advisor", and the Fairness Opinion of Hambrecht & Quist LLC attached hereto as Annex C). No offer for purchase or acquisition of the Company as a whole was ever presented to the Company.

     The sale of the Modem Business to Boca Research maximizes the Company's modem products' future chances for success, and therefore maximizes the value of this business. In addition, the terms of the sale also require Boca Research to assume the liabilities of the Modem Business, thereby reducing the Company's future obligations. Boca Research will assume responsibility for product warranty, ongoing technical support of the products, channel and end-user return of products, and ongoing channel sales and marketing programs, as well as certain accounts payable and other accrued liabilities. The Company will be relieved of these obligations and will be able to use the funds received from the sale of the Modem Business to pay for further development, product launch, support, marketing and sales programs associated with the new server product line.

     Finally, the sale of the Modem Business will allow the Company's management to focus entirely on the strategic challenges associated with the small and medium office server market. The focus solely on this opportunity, and the lack of distractions from the Modem Business, will improve the Company's ability to execute on this transition.

  Description of the Server Business

     Reflecting its new corporate direction, the Company proposes to change its name to "OneWorld Systems, Inc." (please see "Proposal 2"), and will focus on a new family of communications servers aimed at the small and medium office market. The Company's new product family will combine Internet access, routing, remote access, fax server and shared modem capabilities all in a single, easy-to-use product.

     Not only is the number of small businesses with networks expected to double from 1.1 million in 1996 to 2.2 million by the year 2001 (Source: IDC/LINK), the communications needs of small offices are expected to dramatically increase. Businesses will need to implement and manage multiple communications functions, such as fax, Internet access, on-line service access, remote access and routing. But small and medium size offices rarely have the technical expertise and large IS budgets to manage complex technology. The time is ripe for a company to simplify communications for the small office.

     The first problem with most small office communications solutions today is that most products are designed to handle only a single function: remote access is handled by one server; Internet access is provided by a different piece of equipment; and fax servers are yet a different product. Each of these products must be installed and managed separately using different administration software, no common user interfaces, maintenance of multiple user/password lists, and different security methods. Among other issues, this poses a problem for the small office manager who must update each and every product whenever an employee joins or leaves the company, for example. Not only is this time-consuming, but can be a complex process for small office network administrators.

     In addition, existing, single-function products are an inefficient way to manage both capital and telecommunications costs. Purchased separately, each single-function product typically ranges in cost between $2,000 and $4,000, and can cost significantly more. Small offices that need to purchase an Internet router, fax server, remote access server and banks of modems could easily spend $10,000 to $15,000 simply to accommodate their basic data communications needs, a significant cost for a small office. Additionally, single-function products generally require their own dedicated phone lines for their particular communications function: phone lines for Internet access; phone lines for modems; phone lines for faxing; phone lines for remote access, etc. And since these phone lines cannot be easily moved between functions, phone line usage becomes inefficient, causing wasted money on monthly telephone fees.

     As small offices grow in size, their technology needs frequently expand as well. Today, a small office may need Internet access for 20 employees, and a year later might need Internet access, routing and fax capabilities for 100 employees. Today's products frequently can't expand to accommodate more users, or lack the ability to add new communications functions in a simple, efficient manner. Current product offerings often have fixed ports and only allow a single communications function to be handled.

     Communications products available today are often developed by enterprise networking companies that traditionally view their end customer as a highly trained network administrator or IS manager. The small and medium office market needs communications products that have been developed specifically for them from the start. The Company, newly focused as OneWorld Systems, Inc., will provide such products.

     With a history of understanding how people use communications every day, OneWorld Systems will provide a family of communications servers specifically designed for the small and medium size office. Leveraging the Global Village heritage and experience, OneWorld Systems is designing hardware, server software and client software, and integrating these elements into a complete hardware/software solution. These communications servers will provide versatile, easy-to-use, cost-effective and expandable solutions that will meet a small office's growing communications needs and modest budget.

     The OneWorld Systems family of communications servers will provide the major data communications functions required by small businesses, including sending and receiving faxes; Internet access and routing so that the entire office has access to the Internet (not just one PC in the office); modem pooling so that the entire office can share modems and access on-line services from any desk at anytime; and remote access so that employees can dial into the office network from home or on the road. In addition, the OneWorld Systems family of communications servers will be among the first to offer all these capabilities simultaneously to both Windows and Macintosh users.

     These products are designed to be simple for the small office to administer and manage. A Wizard, software designed to simplify installation and configuration, is being developed to guide the small office manager through the process of setting up all the communications functions. A single graphical administration program will allow the network administrator to easily manage the various communications functions and user profiles from any PC on the network. In addition, client software is based on Global Village's award-winning software, including GlobalFax and FaxWorks, known to many users for their ease-of-use.

     To address the budgetary concerns of the small office, the OneWorld Systems products will enable offices to purchase a suite of data communications functions in one multi-function product for a fraction of the price of a collection of single-function products.

     Phone line allocation will be handled by "Dynamic Port Allocation", a proprietary technology developed by OneWorld Systems so that every telephone port is available for every function and can be assigned by the server on demand, and on the fly, with no user or network administrator intervention required. For example, employees can fax by day, and use remote access by night, taking full advantage of the phone lines installed. In contrast to a collection of single function servers, each with their own dedicated phone lines, the result is the need for fewer phone lines and reduced monthly telecommunications costs, one of the largest expenses for small and medium businesses.

     Future growth and expansion has been designed into the OneWorld Systems communications servers. Additional ports can be added as a small office grows. Functionality can be added as offices need it without the extra expense of a new, separate product. As a small office grows, new communications capabilities can be added, which could include ISDN, frame relay, T1 or DSL, for example. New functions such as firewalls and support for Virtual Private Networks (VPNs), and other new capabilities will be available in the future. Multiple OneWorld Systems communications servers can be added to different departments or banded together for higher capacity. OneWorld Systems products will expand as needed, thereby protecting the investment of the small business.

     The initial launch of the OneWorld Systems family of communications servers is expected to take place in June or July, and will consist of multiple configurations. Four or eight v.90 56K modems can be installed inside the unit, so that no external modems are required. Digital expansion modules, such as ISDN or T-1, can also be installed inside the unit, through the addition of a plug-in card, making expansion an easy task. The OneWorld servers are designed for maximum flexibility, so that customers can begin by purchasing as small as a four port analog unit, and expanding as their needs grow to incorporate T-1 and beyond.

     In addition, various combinations of client and server software will be available so that value added resellers (VARs) or end customers will have a choice of configurations that lead to a complete solution incorporating both clients and servers. Multiple units can be stacked on the network, either physically or logically, and all units can be administered using a single, unified administration program. Multiple units can share the same database of users, passwords, and preferences, simplifying the task of keeping these lists up-to-date. Typical street prices are expected to be in the range of $2,500 to $6,000, depending on the choice of software and hardware configurations.

     In summary, OneWorld Systems communications servers are designed to address the real needs of small and medium offices and businesses, by combining versatility, ease-of-administration and use, cost-effectiveness and expandability into a family of products.

  OneWorld Systems Market and Sales Strategy

     There are several target markets for the OneWorld product line. The primary target market is small and medium businesses. This market is defined as businesses with 10-300 employees, who have an existing network, and who need a variety of wide-area communications capabilities. These customers will typically have a Novell or Windows NT based network, and individual computers using one or more varieties of the Windows operating system, as well as possibly having Macintosh users. For this market, ease-of-administration and ease-of-use for individuals are of paramount importance, and the Company's new communications servers are designed to meet this need.

     In addition, there are over 13,000 OneWorld servers for Macintosh installed today. Many of these Macintosh networks have added Windows personal computers and are now comprised of mixed networks. The Company's surveys show that existing OneWorld customers have been very satisfied, and have asked for a growth path that provides at least the functionality of their current servers, but with the ability to serve both Windows and Macintosh users, and with more growth and expandability. The new OneWorld Systems communications servers will answer both these needs. The Company will market to its installed base of OneWorld servers for Macintosh to leverage both the installed base and the brand recognition of these products.

     The third target market segment is small or branch offices and departments of larger organizations. Often, large companies have installed an infrastructure at the corporate headquarters site, or at large facilities, but the small branch office has been ignored, or left to fend for itself. By using OneWorld Systems' servers, small offices will be able to communicate with their customers and vendors, and also be able to connect to the corporate infrastructure.

     OneWorld Systems has developed a sales strategy to incorporate national and regional VARs, and corporate resellers, particularly those with a focus on serving the needs of the small and medium size office. The Company will leverage its previous experience in the VAR channel from its FaxWorks ProLAN product line by expanding the products available to its VARs to include its new communications server products. In addition, the Company intends to increase the number of VARs by launching VAR recruiting, training and support programs.

     While it is difficult to predict revenues for a new product category, the Company anticipates that revenues in calendar 1999 will fall within a range of $10 - 15 million, with profitability achieved late in the year. For the following year, the Company anticipates revenues of $20 - 30 million. The target operating model calls for gross margin percent to be in the mid-to-high fifties, and typical operating expenses to be around $2.5 million per quarter throughout calendar 1999. The Company's statements regarding the timing of product launch, revenue expectations for calendar 1999 and calendar 2000, and expectations of profitability, gross margins and operating expenses are forward-looking and involve risks and uncertainties, and actual results could differ materially as a result of certain risks, including those identified below.

     The Company's planned launch of its server products is dependent upon the completion of the development of the product line, which the Company believes can be resolved expeditiously. However, the Company may have difficulty completing development, or resolving any other issues that may arise, in a timely manner, which could delay the planned launch of the new OneWorld Systems communications server product line.

     The Company's statements regarding its revenue expectations are preliminary and are dependent on certain assumptions relating to the introduction and market acceptance of the new products. Commercial acceptance of these products is dependent on certain factors including the Company's sales and marketing efforts, technical reviews by third parties, introductions of new technologies or standards, performance of the Company's VARs, distributors and suppliers and announcements by the Company's competitors. Many of the Company's future competitors have substantially greater financial, technical, sales, marketing and other resources, as well as greater name recognition and a larger customer base, than the Company.

     The Company's statements regarding profitability, gross margin and operating expenses are based on certain assumptions regarding the Company's revenue expectations, sales and marketing costs, costs of production and overhead costs. In addition, the Company may face pricing pressure, which could lead to reductions in the average sales prices for the Company's products and could have a material adverse effect on gross margins. There is no assurance that the Company will ever achieve profitability.

     OneWorld Systems products will have a significantly higher selling price than many of the Company's current products and will require the Company to expand its VAR channel. There can be no assurance that the Company will be successful in establishing an effective distribution channel for its new products.

     It is not the Company's practice to provide forward-looking information with respect to anticipated product launches, revenues, gross margins, operating expenses or profitability, and the Company does not intend to provide such information in the future. Moreover, the forward-looking statements are based on the information presently available to the Company, and the Company does not believe that it has a duty to update the information in the above forward-looking statements and does not intend to update such information.

  Timeline of Discussions/Principal Contracts Between the Parties

     In June 1997, the Board of Directors engaged Hambrecht & Quist to advise them on the various alternatives available to the Company. From June 1997 to October 1997 Hambrecht & Quist contacted 32 companies who declined to purchase the Company. In August 1997, Marc Linden, Senior Vice President Finance and Business Development and CFO, was engaged in discussions with a potential partner, which developed into an expression of interest in a strategic transaction with the Company, including the potential of an acquisition. During August and September, Mr. Linden and Neil Selvin, President and CEO, held numerous discussions with senior management of this company. In September 1997, discussions ended without an offer being made.

     On January 15, 1998, the Company held a Board of Directors meeting; the entire Board was present. Also present at the meeting were representatives of the Company's legal counsel Wilson Sonsini Goodrich & Rosati and Hambrecht & Quist. The Board discussed the state of the Company's business and its objectives and prospects for the future. The Board also reviewed the results of Hambrecht & Quist's efforts as well as the outcome of Mr. Selvin's and Mr. Linden's discussions mentioned above. Mr. Selvin and Mr. Linden presented strategic and financial alternatives for the Company. The Board authorized Mr. Selvin and Mr. Linden to pursue the possibility of refocusing the Company around its new server product line. The Board also authorized Mr. Selvin to directly contact a number of companies to determine their interest in acquiring the Modem Business, or the Company as a whole.

     From January 15 to January 28, 1998, Mr. Selvin contacted these companies. Two such companies expressed significant interest in opening discussions with the Company. On January 27, Mr. Selvin met with senior management of one interested party and held preliminary discussions about the possibility of acquiring either the Company or the Modem Business. On January 28, Mr. Selvin met with Anthony Zalenski,

President and CEO, and R. Michael Brewer, Senior Vice President Finance and CFO, of Boca Research and held preliminary discussions about the possibility of acquiring either the Company or the Modem Business.

     On February 10, Mr. Selvin, Mr. Linden, Mr. Zalenski, Mark Zanoli of Hambrecht & Quist, and Timothy Mahoney of Union Atlantic LC, Boca Research's investment banker, met for further discussions and explored possible financial alternatives including acquiring the Company as a whole or the Modem Business. On February 11, Mr. Selvin and Mr. Linden met with senior management of the other interested party and held similar discussions. Over the course of the next two weeks, numerous discussions were held between management of the Company and both interested parties.

     Between February 23 and February 25, the Company received draft term sheets from both Boca Research and the other interested party. Both proposed the purchase of the Company's Modem Business. On February 25, the Company held a Board of Directors meeting; the entire Board was present either in person or telephonically. Also present at the meeting were Mr. Linden and representatives of Wilson Sonsini Goodrich & Rosati and Hambrecht & Quist. The Board discussed the elements of each offer, alternative means of financing, the prospect of continued losses if the Modem Business were to be retained, and the cash needs of the new server product line. The Board authorized Mr. Selvin to negotiate the terms under which a sale of the assets of the Modem Business could be closed. Mr. Selvin proceeded to hold additional discussions with both parties.

     On February 26, the Company received a revised draft term sheet from the other interested party. On February 27, the Company received a revised draft term sheet from Boca Research. On February 27, the Company held a telephonic Board of Directors meeting. Also present at the meeting were Mr. Linden and representatives of Wilson Sonsini Goodrich & Rosati and Hambrecht & Quist. The Board reviewed the revised offers, the risks inherent in each and the risks inherent in continuing to operate the Modem Business. After full discussion, the Board duly authorized Mr. Selvin and Mr. Linden to proceed to negotiation of a definitive agreement with the other interested party.

     On March 4, the Company received a draft agreement from the other interested party. On March 5 and 6, Mr. Selvin, Mr. Linden and Mr. Zanoli held negotiations with the other party's senior management. On March 6, these negotiations reached an impasse. Also on March 6, the Company received a revised draft term sheet from Boca Research.

     On March 9, the Company held a telephonic Board of Directors meeting. Also present at the meeting were Mr. Linden and representatives of Wilson Sonsini Goodrich & Rosati and Hambrecht & Quist. The Board reviewed the status of negotiations with the other interested party and the revised offer from Boca Research. After due consideration and discussion of both, the Board determined the offer from Boca Research to be superior, and directed Mr. Selvin and Mr. Linden to negotiate a definitive agreement with Boca Research.

     During the next three weeks, senior management of the Company and Boca Research, along with their respective legal counsels and investment bankers, held numerous meetings and discussions for the purpose of negotiating and drafting the definitive agreement and completing due diligence.

     On March 30, the Company held a Board of Directors meeting; the entire Board was present. Also present at the meeting were Mr. Linden and representatives of Wilson Sonsini Goodrich & Rosati and Hambrecht & Quist. At this meeting, representatives of Hambrecht & Quist presented their opinion as to the fairness of the proposed transaction with Boca Research. The Board, after full discussion and review of the proposed definitive Agreement, duly authorized management to execute the Agreement. Also on March 30, the Board of Directors of Boca Research met and authorized management to execute the proposed Agreement, subject to resolution of several items. On the morning of March 31, management of both companies and their respective legal counsel met, resolved the outstanding issues and signed the Agreement.

  The Parties

     Boca Research has its principal address at 1377 Clint Moore Road, Boca Raton, Florida 33487, telephone number (561) 997-6227. Boca Global was formed solely for the purposes of the Asset Sale. Boca Research's principal business is the design, manufacture, marketing and support of data communications, videoconferenc-ing, multimedia and networking products to facilitate the transmission of information on personal computers, computer networks, and the Internet.

     The Company is a Delaware corporation having its principal address at 1144 East Arques Avenue, Sunnyvale, California 94086, telephone number (408) 523-1000. The Company is a leader in the design, development and marking of easy-to-use integrated communications products for personal computers with Windows, Macintosh, OS/2 and DOS operating systems.

     Prior to negotiations in connection with the Agreement, there have been no material contracts, arrangements, understandings, relationships, negotiations or transactions between the Company and any of its affiliates and the Buyer and any of its affiliates.

PRINCIPAL TERMS OF THE AGREEMENT

  Assets Affected

     The Company shall sell to the Buyer substantially all of the assets of the Modem Business, including accounts receivable, inventory, property and equipment, intellectual property, and other production and research and development assets. Additionally, the Company shall issue to the Buyer a Warrant to purchase up to 425,000 shares of the Company's Common Stock.

  Consideration

     On the Closing Date, the Buyer shall assume certain of the Company's liabilities related to the Modem Business, including all product warranty, upgrade, and support liabilities, as well as all accounts payable obligations related to the Modem Business. In addition, the Buyer may, at its option, assume the lease on the Company's headquarters in Sunnyvale, California.

     At the Closing, the Company is obligated to deliver to the Buyer net current assets with a value equal to or in excess of $1.1 million, based upon a valuation methodology agreed upon by the parties. In the event that the net current assets are less than $1.1 million, an adjustment to the purchase price will be made on a dollar for dollar basis. At the time of the signing of the Agreement, the net current asset value, calculated using this methodology, was in excess of $1.1 million.

     Subject to any adjustments pursuant to the preceding paragraph, the Buyer shall pay the Company an aggregate of $10.0 million in cash, payable in installments. On the Closing Date, Buyer shall deliver to the Company an initial payment of $4.0 million and a Promissory Note in the amount of the remaining $6.0 million to be paid. The first installment of $3.0 million will be due on September 30, 1998, and the remaining $3.0 million will be due on December 31, 1998. The Promissory Note shall bear no interest, and shall be unconditionally guaranteed by Boca Research. In the event that payment under the Promissory Note is not made when due, the Company has the right to force Boca Research to issue up to 19.99% of its Common Stock in satisfaction of the debt owing to the Company.

  Representations and Warranties

     The Company, Boca Global and Boca Research have made certain representations and warranties to each other which relate to, among other things, each party's organization and qualification, authority and liabilities, SEC reports and financial statements, brokers and disclosure of material information, and absence of certain changes and undisclosed liabilities. In addition, the Company made certain additional, standard representations and warranties regarding the character and quality of the assets to be transferred.

  Covenants

     Until the Closing of the Asset Sale, the Company has agreed to operate its business as a going concern consistent with prior practice and in the ordinary course of business, provided that the Company may not engage in certain activities without the consent of Boca Research, including, among other things:
(i) increasing any salary or other form of compensation payable or to become payable to any of the Company's employees to which Buyer wishes to offer employment (the "Business Employees");
(ii) purchasing, leasing or otherwise acquiring any real estate or any interest therein that would be assumed by Buyer; (iii) selling, leasing, or otherwise disposing of any of the Transferred Assets; (iv) incurring any liability, guarantee or obligation that would be assumed by Buyer; (v) placing or permitting to be placed any Lien on any of the Transferred Assets, other than statutory Liens arising in the ordinary course of business; (vi) making or authorizing any amendments to the Company's Charter or Bylaws that would prevent the consummation of the transactions contemplated by the Agreement; (vii) making any aggregate investment in excess of $50,000.00 in property, plant, equipment and other items of capital expenditure that would be transferred to Buyer;
(viii) accelerating receivables or delaying payment of any liability; or (ix) abandoning any part of the Modem Business. In addition, the Company has agreed not to engage in discussions or negotiations of any level with any other person or entity regarding the sale of the Modem Business or its assets or properties prior to Closing, except in satisfaction of the fiduciary obligations of the Company's Board of Directors.

  Conditions Precedent to Closing of Asset Sale

     Buyer's obligations to consummate the Agreement and the transactions contemplated thereby are subject to the satisfaction of certain standard conditions to Closing. In connection with the Agreement, Buyer and the Company have agreed to enter into the following additional agreements:

          (i) a Non-Competition Agreement, which will prevent the Company from competing with Buyer in the Modem Business;

          (ii) an Information Systems Agreement, whereby the Company agrees to provide Buyer access to relevant corporate information;

          (iii) an Inter-Company Manufacturing Agreement, whereby Buyer will manufacture certain of the Company's products if commercially beneficial to the Company;

          (iv) a Warrant issued to Buyer by the Company to purchase up to 425,000 shares of the Company's Common Stock within five (5) years of the Closing Date at an exercise price equal to 110% of the average closing price of the Company's Common Stock for the ten days prior to the Closing; and

          (v) a License Agreement, whereby Buyer and the Company agree to cross-license certain of each other's intellectual property.

  Indemnification

     The Company and Buyer have agreed to indemnify each other, and each other's employees and affiliates, for certain matters, including but not limited to any qualifying damage, claim, cost, or expense, arising out of the breach of certain of the warranties, representations, covenants or agreements of the Company and Buyer contained in the Agreement.

  Termination of the Agreement

     The Agreement and the transactions contemplated thereby may (at the option of the party having the right to do so) be terminated at any time on or prior to the Closing Date upon the occurrence of certain events, including: (i) by mutual written consent of Buyer and the Company; (ii) by Buyer, or the Company if any court of competent jurisdiction shall have issued an order pursuant to the request of a third party restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Agreement; (iii) by Buyer or the Company if the transactions contemplated by the Agreement shall not have been consummated on or before June 30, 1998 or if one of the parties is in material default which cannot be cured by such date, provided, however, that such right to terminate the Agreement shall not be available to any party whose failure to fulfill any obligation of the Agreement has been the cause of, or resulted in, the failure of the transactions contemplated thereby to be consummated on or before such date; (iv) by Buyer or the Company by notice to the other party if the Company enters into any agreement with a third party that would have a Material Adverse Effect on the Company's ability to perform its obligations under the Agreement, or any public announcement by the Company of a proposal, plan or intention to enter into such a transaction.

  Effect of Termination

     If the Company elects to terminate the Agreement because it has agreed to accept a superior offer for the Modem Business or the Company, the Company shall pay the Buyer $3.0 million.

ACCOUNTING TREATMENT

     The Asset Sale will be treated as a sale for financial reporting and accounting purposes, in accordance with generally accepted accounting principles.

CERTAIN INCOME TAX CONSEQUENCES

     The following is a general discussion of certain of the expected U.S. federal income tax consequences of the disposition by the Company of the Modem Business pursuant to the Asset Sale in exchange for cash. Stockholders of the Company should also be aware that the tax consequences of the transactions are governed by the Internal Revenue Code of 1986, as amended, and interpretations, rulings and regulations which are subject to change, including changes which may be applied retroactively.

     The Company will recognize a gain on the proposed sale reportable on the Company's income tax returns for the fiscal year ending March 31, 1999. The Company expects to fully offset the gain with the current year net operating loss.

     However, if the gain exceeds the current year operating loss, the Company may incur alternative minimum tax (AMT) due to limitations on the utilization of prior year net operating loss carryovers within the AMT system. If the Company is required to pay AMT, it will earn AMT credits equal to the excess of AMT over regular tax which can be carried forward and used to offset future regular tax, but not below future AMT.

     The above tax discussion was developed by the Company after consultation with its tax and legal advisors.

SELECTED FINANCIAL DATA

     The following selected financial information for the years ended March 31, 1993 through March 31, 1997 is derived from the Company's consolidated financial statements, which have been audited by the Company's independent auditors. The information set forth below is qualified by reference to and should be read in conjunction with the financial statements and the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations," which are incorporated by reference in this proxy statement.

                                                         YEAR ENDED MARCH 31,
                                         -----------------------------------------------------
                                          1993       1994       1995        1996        1997
                                         -------    -------    -------    --------    --------
                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA(1)(2):
  Net revenue..........................  $22,853    $46,637    $80,021    $136,941    $ 90,174
  Income (loss) from operations........    2,270      6,764     (3,239)     16,154     (42,029)
  Income (loss) from continuing
     operations........................    1,478      4,302     (6,206)     12,148     (35,852)
  Loss from discontinued operations....     (499)      (408)    (1,466)     (3,312)     (4,029)
  Net income (loss)....................  $   979    $ 3,900    $(7,674)   $  8,836    $(39,881)
  Basic earnings per share:
     Income (loss) from continuing
       operations......................                        $ (0.42)   $   0.73    $  (2.13)
     Net income (loss).................                        $ (0.51)   $   0.53    $  (2.37)
     Shares used in computing
       income(loss) per share..........                         14,633      16,529      16,844
  Diluted income (loss) per share:
     Income (loss) from continuing
       operations......................                        $ (0.42)   $   0.68    $  (2.13)
     Net income (loss).................                        $ (0.51)   $   0.49    $  (2.37)
     Shares used in computing income
       (loss) per share................                         14,633      17,861      16,844
BALANCE SHEET DATA:
  Working capital......................  $ 5,628    $27,011    $28,468    $ 36,402    $ (3,760)
  Total assets.........................   11,318     36,407     53,722      72,035      35,200
  Total liabilities....................    4,445      7,269     17,587      24,204      27,850
  Stockholders' equity.................  $ 6,873    $29,138    $36,135    $ 47,831    $  7,350

The selected consolidated financial data has been derived from, and should be read in conjunction with, the related consolidated financial statements.
---------------
(1) The Company has adopted Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share" which modifies the computation and presentation of earnings per share (EPS) in a manner comparable to international guidelines. The information presented above has been restated to reflect the adoption of this standard. For further discussion of the calculation of EPS, please see the Company's Quarterly Report on Form 10-Q for the quarterly period ended December 31, 1997.

(2) In the second quarter of fiscal 1997, the Company adopted a formal plan to discontinue the operations of its enterprise network server operation based in the United Kingdom (formerly the Company's ISDN Division). Therefore, operating results for the ISDN Division are classified as discontinued operations on the Company's Consolidated Statements of Operations, and all periods have been restated accordingly.

     The following selected quarterly financial information for the fiscal year ended March 31, 1998 is derived from the Company's consolidated financial statements. The information set forth below is qualified by reference to and should be read in conjunction with the financial statements and the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations," for the applicable periods which are incorporated by reference in this proxy statement.

                                                                     FISCAL YEAR 1998:
                                                      ------------------------------------------------
                                                      FIRST QUARTER    SECOND QUARTER    THIRD QUARTER
                                                      -------------    --------------    -------------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA(1):
  Net revenue.......................................     $15,907          $17,100           $16,185
  Loss from operations..............................      (2,032)          (1,913)           (1,607)
  Loss from continuing operations...................      (1,975)             (52)           (1,607)
  Income from discontinued operations...............          --               --             1,331
  Net loss..........................................     $(1,975)         $   (52)          $  (276)
  Basic and diluted earnings per share:
     Loss from continuing operations................     $ (0.12)         $ (0.00)          $ (0.09)
     Net loss.......................................     $ (0.12)         $ (0.00)          $ (0.02)
     Shares used in computing loss per share........      16,934           16,979            16,981
BALANCE SHEET DATA:
  Working capital...................................     $(4,751)         $   (26)          $   535
  Total assets......................................      25,182           28,011            23,048
  Total liabilities.................................      19,700           22,581            17,860
     Stockholder's equity...........................     $ 5,482          $ 5,430           $ 5,188

The selected consolidated financial data has been derived from, and should be read in conjunction with, the related quarterly reports on Form 10-Q filed by the Company with the Securities and Exchange Commission.
---------------
(1) The Company has adopted Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share" which modifies the computation and presentation of earnings per share (EPS) in a manner comparable to international guidelines. All periods presented above have been restated to reflect the adoption of this standard. For further discussion of the calculation of EPS, please see the Company's Quarterly Report on Form 10-Q for the quarterly period ended December 31, 1997.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

     The following unaudited pro forma condensed consolidated balance sheet at March 31, 1997, and the discussion of the unaudited pro forma condensed consolidated statements of operations data for the fiscal year ended March 31, 1997 and the nine months ended December 31, 1997 give pro forma effect to the estimated financial impact of the Agreement. The pro forma condensed consolidated balance sheet at March 31, 1997 gives pro forma effect to the transaction contemplated by the Agreement as if consummated on March 31, 1997. The discussion of the unaudited pro forma condensed consolidated statements of operations data for the fiscal year ended March 31, 1997 and the nine months ended December 31, 1997 present the results of operations of the Company as if the transaction contemplated in the Agreement occurred on April 1, 1996.

     The pro forma information is based on the historical consolidated financial statements of the Company giving effect to the assumptions and adjustments set forth in the following notes and discussions. The overall assumption has been made that the effect of the Agreement would have been to transfer the substantial majority of the Company's products and operating activities and associated revenues, assets (excluding cash and any tax related benefits) and liabilities, and a significant amount of related expenses to the Buyer. The Company would have retained primarily its OneWorld, FaxWorks ProLAN, FocalPoint and NewsCatcher products, the development efforts associated with its new family of server products and corporate general and administrative activities, and associated revenues, expenses, assets and liabilities, henceforth referred to as the "Retained Business."

     The unaudited pro forma condensed financial data and discussions have been prepared by the Company's management and are not necessarily indicative of how the Company's balance sheet and operating results would have been presented had the transaction contemplated in the Agreement been consummated on the assumed dates, nor are they necessarily indicative of the presentation of the Company's balance sheet and statements of operations for any future period. The unaudited pro forma condensed consolidated balance sheet at March 31, 1997, and the discussion of the unaudited pro forma condensed consolidated statements of operations data, should be read in conjunction with the financial statements and related notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in the Company's Form 10-K and Form 10-Q, annexed herein.

                                                                        MARCH 31, 1997
                                                           ----------------------------------------
                                                            COMPANY       PRO FORMA       PRO FORMA
                                                           HISTORICAL    ADJUSTMENTS       RESULTS
                                                           ----------    -----------      ---------
                                                                        (IN THOUSANDS)
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
ASSETS
Current assets:
  Cash and cash equivalents..............................   $ 9,687       $  4,000(A)      $13,687
  Accounts receivable, net...............................     4,324         (3,564)(B)         760
  Inventories, net.......................................     2,071         (1,930)(B)         141
  Income tax receivable..................................     7,665                          7,665
  Notes receivable.......................................        --          5,860(A)        5,860
  Other current assets...................................       343           (223)(B)         120
                                                            -------       --------         -------
     Total current assets................................    24,090          4,143          28,233
Property and equipment, net..............................     6,929         (4,213)(C)       2,716
Investment in AirMedia, Inc..............................     4,043                          4,043
Other assets.............................................       138                            138
                                                            -------       --------         -------
          Total assets...................................   $35,200       $    (70)        $35,130
                                                            =======       ========         =======

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Line of credit borrowings..............................   $ 4,241                        $ 4,241
  Accounts payable.......................................    15,971       $(14,442)(D)       1,529
  Accrued and other liabilities..........................     7,638         (1,709)(E)       5,929
                                                            -------       --------         -------
     Total current liabilities...........................    27,850        (16,151)         11,699
Stockholders' equity:
Common Stock.............................................        17                             17
Additional paid-in capital...............................    42,873                         42,873
Retained earnings........................................   (35,540)        16,081(F)      (19,459)
                                                            -------       --------         -------
     Total stockholders' equity..........................     7,350         16,081          23,431
                                                            -------       --------         -------
          Total liabilities and stockholders' equity.....   $35,200       $    (70)        $35,130
                                                            =======       ========         =======

  Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

(A) The Company will receive consideration of $10.0 million on the Closing Date. The consideration will be in the form of $4.0 million in cash on the Closing Date, and a Promissory Note for $6.0 million, of which $3.0 million is payable on September 30, 1998 and $3.0 million on December 31, 1998. As the Promissory Note is non-interest bearing, its value has been discounted assuming a rate of 6% per annum. These pro forma calculations assume that, had the transaction been consummated on March 31, 1997, the purchase price would not have been reduced based upon the net current asset position at that time. It is anticipated that the net current asset position of the Company at the actual closing date will be higher than that at March 31, 1997.

(B) As stipulated in the Agreement, the Buyer will purchase all of the Company's current assets related to its Modem Business with the exception of cash, tax assets, assets related to the Retained Business and certain corporate assets. This adjustment represents the net value of those assets which would have been transferred to the Buyer, as well as the elimination of certain reserves associated with those assets as they would no longer be required by the Company.

(C) The Agreement stipulates that the Buyer will purchase property and equipment associated with the Company's Modem Business and the Company's facility in Sunnyvale, California, if Buyer elects to assume the lease. This adjustment represents an estimate of the net book value of the property and equipment that is to be transferred to the Buyer, if the Buyer assumes the lease.

(D) As stipulated in the Agreement, the Buyer will assume all of the Company's liabilities related to its Modem Business with the exception of employee related liabilities, tax liabilities, liabilities related to the Retained Business and certain corporate liabilities. This adjustment represents the net value of the accounts payable portion of those liabilities which would have been assumed by the Buyer, as well as certain other liabilities that would not have been assumed by the Buyer but would have been eliminated by the consummation of the transaction.

(E) As stipulated in the Agreement, the Buyer will assume all of the Company's liabilities related to its Modem Business with the exception of employee related liabilities, tax liabilities, liabilities related to the Retained Business and certain corporate liabilities. This adjustment represents the net value of the accrued and other portions of those liabilities which would have been assumed by the Buyer, as well as certain other liabilities that would not have been assumed by the Buyer but would have been eliminated by the consummation of the transaction. In addition, this adjustment includes an accrual of $1.2 million for estimated expenses related to the transaction.

(F) This adjustment represents the amount of the gain that would have been realized had the transaction been consummated on March 31, 1997. No income tax expense associated with the gain has been assumed based upon an analysis of the Company's available tax benefits. The actual amount of the gain will not be determined until the Closing Date. While the Company expects to realize a substantial gain upon Closing, it believes any such gain will be materially less than the amount of this pro forma adjustment.

  Discussion of the Unaudited Pro Forma Condensed Consolidated Statements of Operations Data

     The assets being purchased by the Buyer include products that represent the overwhelming majority of the Company's consolidated revenues. For the year ended March 31, 1997, these products accounted for approximately 94% of the Company's reported net revenues, and for the nine months ended December 31, 1997, approximately 95%. Had the transaction contemplated in the Agreement been consummated on April 1, 1996, the Company's net revenues would have been reduced by approximately these amounts.

     Similarly, these products represent the overwhelming majority of the Company's gross profit. For the year ended March 31, 1997, these products accounted for in excess of 100% of the Company's reported gross profit, and for the nine months ended December 31, 1997, approximately 90%. Had the transaction contemplated in the Agreement been consummated on April 1, 1996, the Company's gross profits would have been reduced by these amounts.

     The operations of the Modem Business being sold to the Buyer are not separate from, nor are they accounted for separately from, the other activities of the Company. There are numerous instances of shared resources including facilities, management, systems, development, marketing and sales personnel and corporate general and administrative functions. Therefore, the Company is unable to accurately estimate the operating expenses associated with the assets being purchased by the Buyer. However, the Company is able to estimate the operating expenses directly attributable to the Retained Business, which represent the minimum operating expenses that would have been incurred by the Company had the transaction contemplated in the Agreement been consummated on April 1, 1996, excluding any allocations of general and indirect operating expenses associated with shared resources of the Company. Giving effect to the transaction based on this methodology, for the year ended March 31, 1997, the minimum operating expense that would have been incurred by the Company would have been approximately 30% of the reported operating expenses, and for the nine months ended December 31, 1997, approximately 35%.

     The aforementioned results also do not consider the amount of any gain or loss on the transaction itself that would have been realized had the transaction been consummated on April 1, 1996. The Company expects to realize a substantial gain upon closing, however it believes any such gain will be materially less than that implied in these pro forma statements.

     Had the transactions contemplated in the Agreement been consummated on April 1, 1996 it would have had no effect on the Company's provision for income taxes as reported for the fiscal year ended March 31, 1997 and for the nine months ended December 31, 1997.

OPINION OF THE COMPANY'S FINANCIAL ADVISOR

     Pursuant to an engagement letter dated June 9, 1997 (the "Engagement Letter"), the Company retained Hambrecht & Quist to act as its financial advisor in connection with the potential sale of the Company or all or part of its operating businesses and to render an opinion as to the fairness from a financial point of view to the Company in connection with a potential transaction. Hambrecht & Quist rendered its oral opinion on March 30, 1998, and subsequently confirmed in writing to the Board of Directors that, as of March 31, 1998, the consideration to be received by the Company in connection with the sale of the Modem Business is fair to the Company from a financial point of view. A COPY OF HAMBRECHT & QUIST'S OPINION DATED MARCH 31, 1998, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED, THE SCOPE AND LIMITATIONS OF THE REVIEW UNDERTAKEN AND THE PROCEDURES FOLLOWED BY HAMBRECHT & QUIST IS ATTACHED AS ANNEX C TO THIS PROXY STATEMENT. THE COMPANY'S STOCKHOLDERS ARE ADVISED TO READ THE OPINION IN ITS ENTIRETY. The assumptions made, matters considered and limits of review contained in Hambrecht & Quist's opinion delivered March 31, 1998 were substantially the same as those contained in the opinion attached hereto. No limitations were placed on Hambrecht & Quist by the Board of Directors of the Company with respect to the investigation made or the procedures followed in preparing and rendering its opinion. Hambrecht & Quist's engagement included discussions with parties other than Boca Research regarding the possibility of a transaction or series of transactions involving a business combination with the Company or the Modem Business.

     In its review of the Asset Sale, and in arriving at its opinion, Hambrecht & Quist, among other things: (i) reviewed the publicly available consolidated financial statements of the Company for recent years and interim periods to date and certain other relevant financial and operating data of the Company made available to Hambrecht & Quist from published sources and from the internal records of the Company; (ii) reviewed certain internal financial and operating information, including certain projections of the Modem Business and the Company as a whole, relating to the Company and prepared by the management of the Company; (iii) discussed the business, financial condition and prospects of the Company with certain of its officers; (iv) reviewed the publicly available consolidated financial statements of Boca Research for recent years and interim periods to date and certain other relevant financial and operating data of Boca Research made available to Hambrecht & Quist from published sources and from the internal records of Boca Research; (v) reviewed certain internal financial and operating information, including certain cash flow projections, relating to Boca Research and prepared by the management of Boca Research; (vi) discussed with parties other than Boca Research the possibility of a transaction or series of transactions involving a business combination with the Company or the Modem Business; (vii) actively participated in the negotiations involving the Proposed Transaction; (viii) reviewed the recent reported prices and trading activity for the Common Stock of the Company and compared such information and certain financial information for the Company with similar information for certain other companies engaged in businesses Hambrecht & Quist considered comparable; (ix) reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions; (x) reviewed the Agreement; and
(xi) performed such other analyses and examinations and considered such other information, financial studies, analyses and investigations and financial, economic and market data as Hambrecht & Quist deemed relevant.

     Hambrecht & Quist did not independently verify any of the information concerning the Company or Boca Research considered in connection with their review of the Asset Sale and, for purposes of the opinion set forth herein, Hambrecht & Quist assumed and relied upon the accuracy and completeness of all such information. In connection with its opinion, Hambrecht & Quist did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities of the Company or Boca Research, nor did they conduct a physical inspection of the properties and facilities of the Company or Boca Research. With respect to the financial forecasts and projections made available to Hambrecht & Quist and used in their analyses, Hambrecht & Quist, on the advice of the managements of the Company and Boca Research, assumed that they reflected the best currently available estimates and judgments of the expected future financial performance of the Company and Boca Research. Hambrecht & Quist also assumed that neither the Company nor Boca Research was a party to any pending transactions, including external financings, recapitalizations or merger discussions, other than the Asset Sale and those in the ordinary course of conducting their respective businesses. Hambrecht & Quist's opinion is based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of the opinion and any subsequent change in such conditions would require a reevaluation of such opinion.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. The summary of the Hambrecht & Quist analyses set forth below does not purport to be a complete description of the presentation by Hambrecht & Quist to the Company's Board of Directors. In arriving at its opinion, Hambrecht & Quist did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Hambrecht & Quist believes that its analyses and the summary set forth below must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or of the summary set forth below, without considering all factors and analyses, could create an incomplete view of the processes underlying the analyses set forth in the Hambrecht & Quist presentation to the Board of Directors and its opinion. In performing its analyses, Hambrecht & Quist made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company and Boca Research. The analyses performed by Hambrecht & Quist (and summarized below) are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

  Sale Process

     Hambrecht & Quist initially explored the sale of the entire Company to a strategic partner. From June 1997 to October 1997, Hambrecht & Quist contacted 32 companies who declined to purchase the Company for reasons ranging from the Company's deteriorating financial condition, the Company's reliance on the Macintosh platform and the perceived commoditization of modems in the marketplace. The broad lack of interest in a business combination with the Company (including a lack of interest in proposed transactions at the public market value for the Company) led Hambrecht & Quist to conclude that a purchase price for the Company as a whole was likely to be below its publicly-traded market value. Subsequent to this process, the Company decided to explore the sale of the Modem Business and to use the proceeds to fund ongoing product development efforts. Mr. Selvin then contacted a number of potential acquirors for the purpose of determining whether there was any interest in purchasing the Modem Business. Based on these contacts, Hambrecht & Quist engaged two parties in discussions resulting in bids for the Modem Business within the confines of a competitive auction-type process, with Boca Research submitting the bid deemed to be superior.

  Comparable Company Analysis

     Hambrecht & Quist compared selected historical and projected financials of the Modem Business to the corresponding data of certain publicly traded technology companies (the "Comparable Companies") that Hambrecht & Quist considered comparable based on product focus or financial condition. Such data and ratios included the ratio of enterprise value to last-twelve-months ("LTM") revenue. The Comparable

Companies included modem manufacturers Boca Research and Zoom Telephonics, and "distressed" communications companies including Centigram Communications, Cidco, Madge Networks and Netopia. The Modem Business was also compared with Asante Technologies, a peripherals company focused on users of Apple Computers.

     Hambrecht & Quist determined for the Comparable Companies that the Enterprise Value/LTM revenue multiple ranged from 0.2x to 0.8x. Based on this revenue multiple range, the Modem Business's implied equity value using historical results of the Modem Business for the LTM period ending December 31, 1997 ranged from approximately $14.9 million to $56.7 million. As the Modem Business had an operating loss over the last-twelve months' period, the corresponding Comparable Company multiples for LTM EBITDA, EBIT, and net income were not meaningful in attempting to obtain an implied equity value for the Modem Business.

     Although Hambrecht & Quist uses the Comparable Companies in its analysis of the Modem Business, Hambrecht & Quist believes that because of inherent differences between financial and operating characteristics among the Comparable Companies, and the lack of meaningful multiples, a purely quantitative comparative analysis of the Comparable Companies is not particularly meaningful. In Hambrecht & Quist's judgment, an appropriate use of a comparable company analysis in this instance necessarily involves a qualitative assessment of the different financial, product and operating characteristics of the Comparable Companies.

  Discounted Cash Flow Analysis

     Hambrecht & Quist performed a discounted cash flow analysis for the Modem Business. The analysis aggregated (a) the present value of the projected free cash flow (defined as EBIT taxed at 0%, less increases in working capital, plus depreciation and amortization and less capital expenditures) through FY 2003 and
(b) the present value of a range of terminal values for the fiscal year 2003. The EBIT projections were based on Company estimates and a tax rate of 0.0% was used to reflect the net operating loss carryforward of the Modem Business.

     The terminal values for the Modem Business were determined by applying multiples ranging from 0.25x to 0.75x the Modem Business's estimated revenue for FY 2003. The free cash flow streams and terminal values were discounted to present values using discount rates ranging from 15% to 35%. Such analysis indicated a range of implied values for the Modem Business of between negative $3.7 million and $8.2 million.

  Selected Comparable Transaction Analysis

     Hambrecht & Quist compared the Asset Sale with five selected comparable "distressed" merger and acquisition transactions (the "Selected Transactions"). In examining these transactions, Hambrecht & Quist analyzed certain income statement parameters of the acquired company relative to the consideration offered, including consideration offered to LTM revenues, EBITDA, EBIT and net income. Selected transactions included Cerplex Group/Aurora Electronics, Ground Round Restaurants/GRR Holdings, Micron Electronics/NetFrame Systems, Ultimate Electronics/Audio King and Cross Country Group/Homeowners Group.

     Hambrecht & Quist determined for the Selected Transactions that the consideration offered to LTM revenue multiple ranged from 0.2x to 0.4x. Based on this revenue multiple range, the Modem Business's implied equity value using historical results of the Modem Business for the LTM period ending December 31, 1997 ranged from approximately $13.6 million to $27.3 million.

     Hambrecht & Quist did not attempt to prepare any further quantitative valuations analyses based on this comparable transaction analysis because Hambrecht & Quist believed that any comparative multiples that might be derived based upon earnings or other financial data of such companies would not be meaningful. This view is based upon the same reasons that Hambrecht & Quist did not believe a quantitative comparison between the Modem Business and the companies comprising the Comparable Companies would be meaningful, namely that because the companies in the Comparable Transaction analysis generally were experiencing operating losses, a comparison of transaction multiples of operating earnings and net income would not be relevant.

     No company or transaction used in the above analyses is identical to the Modem Business or the proposed Asset Sale. Accordingly, an analysis of the results of the foregoing is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values of the companies or company to which they are compared.

  Dilution Analysis

     Hambrecht & Quist also examined the dilutive effects of a follow-on offering required for the Company to pursue a stand-alone strategy. Based on Hambrecht & Quist's analysis of Company estimates, the Company would need to raise approximately $18.2 million to fund the Modem Business for the next five years and an additional amount of approximately $10.0 million to fund ongoing product development efforts which are critical to the Company's long-term strategy. This $28.2 million offering was modeled at offering stock prices ranging from $1.00 to $2.50, resulting in significant dilution to pre-offering stockholders ranging from 62% to 40%.

     The foregoing description of Hambrecht & Quist's opinion is qualified in its entirety by reference to the full text of such opinion which is attached at Annex C to this proxy statement.

     Hambrecht & Quist, as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, strategic alliances, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Hambrecht & Quist is familiar with the Company, having acted as a managing underwriter in the Company's initial public offering. In the ordinary course of business, Hambrecht & Quist acts as a market maker and broker in the publicly traded securities of the Company and receives customary compensation in connection therewith, and also provides research coverage for the Company. In the ordinary course of business, Hambrecht & Quist actively trades in the equity and derivative securities of the Company for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Hambrecht & Quist may in the future provide additional investment banking or other financial advisory services to the Company.

     Pursuant to the Engagement Letter, the Company has agreed to pay Hambrecht & Quist a $1.0 million fee in connection with its services as financial advisor to the Board of Directors and the rendering of a fairness opinion. In addition, the Company has agreed to reimburse Hambrecht & Quist for its reasonable out-of-pocket expenses, and to indemnify Hambrecht & Quist against certain liabilities, including liabilities under the federal securities laws or relating to or arising out of Hambrecht & Quist's engagement as financial advisor.

STOCK PRICES BEFORE AND AFTER ANNOUNCEMENT OF ASSET SALE

     On March 30, 1998, the day preceding the public announcement of the Asset Sale, the high and low sales prices of the Company's Common Stock on the NASDAQ National Market were $2.688 and $2.094, respectively. The day following the public announcement, April 1, 1998, the high and low sales prices of the Company's Common Stock on the NASDAQ National Market were $1.375 and $1.125, respectively.

AVAILABILITY OF PRINCIPAL ACCOUNTANTS

     The Company's independent auditors will be available to answer questions at the Special Meeting.

INTERESTS OF CERTAIN PERSONS IN THE MATTERS TO BE ACTED UPON

  Financial Advisors

     Hambrecht & Quist, the Company's financial advisor, will receive a fee of $1.0 million for its services in connection with the Asset Sale, including the delivery of its fairness opinion.

  Management and Directors

     The Compensation Committee of the Board of Directors has granted certain bonuses to Neil Selvin, the Company's President and Chief Executive Officer and Marc Linden, the Company's Senior Vice President, Finance and Business Development and CFO, in an aggregate amount of $240,000 in recognition of their efforts in connection with the proposed sale of the Modem Business. Mr. Selvin's bonus was payable upon signing the Agreement, and Mr. Linden's bonus is payable upon closing of the transaction.

  Employees

     As of the Closing, Buyer will offer equivalent positions to at least 48 and up to 60 employees or temporary contract workers. As a condition of the Agreement, employees hired by Buyer are to be offered a salary no less than their current salary with the Company, including all salary increases given in the ordinary course of business.

     Approximately 50 employees of the Company, including the executive management, will continue to develop the server business of the Company. The balance of the employees are being terminated, with a number assisting the Company through the transition of the Modem Business to Buyer. All such employees have been offered severance packages by the Company.

ANNEXED DOCUMENTS

     To aid the stockholders in their review of information contained herein before voting upon the matters to be decided at the Special Meeting, the Company has attached the following documents as Annexes to this proxy statement:

          1. The Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1997, attached hereto as Annex A;

          2. The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 1997, attached hereto as Annex B;

          3. The Fairness Opinion of Hambrecht & Quist LLC, the Company's financial advisors, attached hereto as Annex C.

     THE BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE ASSET SALE IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND STRONGLY RECOMMENDS A VOTE IN FAVOR OF THE ASSET SALE.

                                   PROPOSAL 2

             APPROVAL OF CHANGE OF NAME TO "ONEWORLD SYSTEMS, INC."

     In conjunction with its approval of the Agreement and the Asset Sale, the Company is required to change its corporate name. The Board of Directors determined on March 30, 1998 that it would be in the best interest of the Company and its stockholders to amend the Company's Certificate of Incorporation to change the name of the Company to "OneWorld Systems, Inc."

     The affirmative vote of the holders of a majority of the outstanding shares of the Company's Common Stock will be required to approve the above-proposed amendment to the Certificate of Incorporation in substantially the form attached hereto as Annex D. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted toward a quorum, but are not counted for any purpose in determining whether a matter has been approved.

     Please note that a change in the corporate name will not require current stockholders of the Company to exchange their share certificates for certificates reflecting the change of corporate name. Stockholders whose stock is held by a financial institution will have the designation of those shares changed to "OneWorld Systems, Inc." automatically. Share certificates bearing the name "Global Village Communication, Inc." will continue to represent share ownership in the Company under its new name.

ANNEXED DOCUMENTS

     To aid the stockholders in their review of information contained herein before voting upon the matters to be decided at the Special Meeting, the Company has attached the following documents as Annexes to this proxy statement:

     1. The Company's Amended and Restated Certificate of Incorporation, attached hereto as Annex D.

     THE BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE CHANGE IN CORPORATE NAME IS IN THE BEST INTEREST OF THE COMPANY AND ITS STOCKHOLDERS, AND STRONGLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF THE CHANGE IN CORPORATE NAME.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of March 31, 1998, with respect to:
(i) each person (or group of affiliated persons) who is known by the Company to own beneficially more than 5% of the Common Stock, (ii) each of the Company's directors, (iii) each of the four highest paid executive officers of the Company, and (iv) all directors and executive officers of the Company as a group. Except as set forth below, the address of each individual is the address of the Company as set forth herein.

                                                              NUMBER OF   PERCENT OF
                    BENEFICIAL OWNER(1)                        SHARES     TOTAL(2)(3)
                    -------------------                       ---------   -----------
KOPP Investment Advisors, Inc...............................    963,583       5.6%
  6600 France Avenue, Suite 672
  Edina, MN 55435
Leonard A. Lehmann(4).......................................    509,185       3.0%
Neil Selvin(5)..............................................    551,624       3.2%
Kevin R. Compton(6).........................................     15,659      *
Eugene Eidenberg(7).........................................      6,200      *
Kenneth A. Goldman(8).......................................     10,200      *
Marc E. Linden(9)...........................................     42,705      *
Charles R. Oppenheimer(10)..................................     77,053      *
Marsha Raulston(11).........................................     78,000      *
All directors and officers as a group (8 persons)(12).......  1,290,626       7.6%

---------------
  *  Less than 1%.

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

 (2) Percentage of Beneficial Ownership is based on 17,162,771 shares of Common Stock as of March 31, 1998.

 (3) Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission that deem shares to be beneficially owned by any person who has or shares voting or investment power with respect to such shares. Unless otherwise indicated, the persons named in this table have sole voting and sole investment power with respect to all shares shown as beneficially owned, subject to community property laws where applicable. Common Stock subject to options that are currently exercisable or are exercisable within 60 days of the date of this proxy statement are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of any other person.

 (4) Includes 507,985 shares held by Lehmann family trusts and 1,200 shares subject to stock options exercisable within 60 days of March 31, 1998.

 (5) Includes 242,252 shares subject to stock options exercisable within 60 days of March 31, 1998.

 (6) Includes 11,200 shares subject to stock options exercisable within 60 days of March 31, 1998.

 (7) Includes 6,200 shares subject to stock options exercisable within 60 days of March 31, 1998.

 (8) Includes 6,200 shares subject to stock options exercisable within 60 days of March 31, 1998.

 (9) Includes 40,729 shares subject to stock options exercisable within 60 days of March 31, 1998.

(10) Includes 77,053 shares subject to stock options exercisable within 60 days of March 31, 1998.

(11) Includes 78,000 shares subject to stock options exercisable within 60 days of March 31, 1998.

(12) Includes 827,792 shares held by officers and directors or entities affiliated with officers and directors of the Company and 462,834 shares subject to stock options held by officers and directors, exercisable within 60 days of March 31, 1998.

                                 OTHER MATTERS

     The Board of Directors knows of no other matters that will be presented for consideration at the Special Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          /s/ Marc E. Linden
                                          Marc E. Linden
April 30, 1998                            Secretary

                                                                      Annex A
[FORM 10-K/A LOGO]
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

[x] Annual Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
[ ] Transition Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
For the fiscal year ended March 31, 1997
Commission File Number 000-23260

GLOBAL VILLAGE COMMUNICATION, INC.
(Exact name of registrant as specified in its charter)

State of Incorporation: Delaware
IRS identification number: 94-3095680
1144 East Arques Avenue
Sunnyvale, CA 94086-4602
(408) 523-1000

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Securities registered pursuant to Section 12(b) of the Act: None
Securities registered pursuant to Section 12(g) of the Act: Common Stock, $.001 Par Value

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. YES [x] NO [ ]

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K (sec.229.405 of this chapter) is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [ ]

The approximate aggregate market value of the Common Stock held by non-affiliates of the Registrant, based upon the closing price of the Common Stock reported on the National Association of Securities Dealers, Inc. Automated Quotation (Nasdaq) National Market was $54,625,396 as of May 31, 1997.(1)

The number of shares of Common Stock outstanding as of May 31, 1997 was 16,932,279.

DOCUMENTS INCORPORATED BY REFERENCE

Portions of the definitive Proxy Statement dated on or about June 20, 1997 to be delivered to shareholders in connection with the Annual Meeting of Shareholders to be held July 31, 1997 are incorporated by reference into Part III.


(1) Excludes 1,394,278 shares of Common Stock held by directors, officers and affiliates as of May 31, 1997.

GLOBAL VILLAGE COMMUNICATION, INC.
ANNUAL REPORT
ON FORM 10-K FOR THE YEAR ENDED MARCH 31, 1997
--------------------------------------------------------------------------------

INDEX                                                                       PAGE

[PART 1 GRAPHIC]

  Item 1.   Business                                                                3
  Item 2.   Properties                                                             16
  Item 3.   Legal Proceedings                                                      17
  Item 4.   Submission of Matters to a Vote of Security Holders                    17

[PART 2 GRAPHIC]

  Item 5.   Market for the Registrant's Common Equity and Related Stockholder      17
            Matters
  Item 6.   Selected Consolidated Financial Data                                   17
  Item 7.   Management's Discussion and Analysis of Financial Condition and        18
            Results of Operations
  Item 8.   Consolidated Financial Statements and Supplementary Data               25
  Item 9.   Changes in or Disagreements with Accountants on Accounting and         43
            Financial Disclosure

[PART 3 GRAPHIC]

 Item 10.   Directors and Executive Officers of the Company                        44
 Item 11.   Executive Compensation                                                 44
 Item 12.   Security Ownership of Certain Beneficial Owners and Management         44
 Item 13.   Certain Relationships and Related Transactions                         44

[PART 4 GRAPHIC]

 Item 14.   Exhibits, Financial Statement Schedule, and Reports on Form 8-K        44

[PART 1 GRAPHIC]

ITEM 1. BUSINESS

The following discussion should be read in conjunction with the audited consolidated financial statements and notes thereto for the year ended March 31, 1997. This report contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1934, as amended. Actual results could differ materially from those anticipated in forward-looking statements as a result of risks identified and the other cautionary disclosures set forth below and elsewhere in this report.

Global Village Communication, Inc. ("Global Village" or the "Company") (founded in June 1989 and incorporated in Delaware), is a leader in the design, development and marketing of easy-to-use integrated communications products for personal computers with Windows, Macintosh, OS/2 and DOS operating systems. The Company's products enable mobile, home office and networked computer users in small-to medium-sized organizations to access the Internet and information services, connect to a remote organization's internal network, view personalized Internet content and communicate efficiently with colleagues, customers and suppliers.

The Company has in the past experienced and in the future may experience significant fluctuations in annual and quarterly operating results that may be caused by many factors including, among others, the introduction or enhancement of products by Apple Computer, Inc. ("Apple"), IBM-compatible personal computer
(PC) manufacturers, the Company or its competitors; the sales rates of Apple Macintosh personal computers and PCs; the size and timing of individual orders; market price reductions; market acceptance of new products and technology; introductions of new technologies or standards; seasonality of revenues; customer order deferrals, accelerations, and payments of accounts receivable in anticipation of new products; changes in the Company's operating expenses; performance of the Company's distributors and suppliers; mix of products sold; quality control of the Company's products; and general economic conditions. As a result, the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as an indication of future performance.

Moreover, the industry in which the Company competes generally is subject to short product life cycles. In this regard, the Company traditionally has experienced a reduction in the average selling prices of its products as the time from product introduction elapses. The Company recently has instituted significant price reductions with respect to substantially all of its products and expects that competitive pressures will continue to necessitate price reductions. This is illustrated by the decline in the suggested retail price of the Company's TelePort Platinum product from $171 to $139 during the 1997 fiscal year. In particular, the Company expects the trend of reduced average selling prices for its individual use products to continue during fiscal 1998. There can be no assurance that the trend of reduced average selling prices will not accelerate during fiscal 1998.

Unit sales volumes and market share of Macintosh compatible computers have declined over the past year. The Company expects that revenues and/or gross margins from its products for the Apple Macintosh family could remain flat or decrease in future periods, which would have a material adverse effect on the Company's business and results of operations unless the Company can generate sufficient revenues from its communication server products or recently introduced Windows personal-use products to compensate for any shortfall in revenues from its Apple products.

In May 1997, the Company introduced four new 56 Kbps modem products, two of which operate utilizing the Windows operating system. The market for personal use modems is mature and highly competitive. Most of the Company's competitors have greater financial resources, brand recognition and marketing strength than Global Village. The successful introduction of new products often requires companies to dramatically increase sales and marketing activities in advance of, as well as during, the product launch. The Company's financial condition has constrained its ability to dramatically increase its sales and marketing activities in advance of its introduction of its 56 Kbps line of products. In addition, the standards process governing interoperability among 56 Kbps modems is not complete. In the interim, consumers must choose from among multiple non-interoperable implementations and anticipate the need to upgrade or replace those modems to comply with the emerging standard for interoperability or defer purchasing modems until the standards are established. Therefore, there can be no assurance that the Company's newly released products will be accepted by the marketplace. If the Company's sales of such products are below its expectations, the Company's business, financial condition and results of operations will be materially adversely affected.

During the year ending March 1996, the Company operated four major divisions: the Communication Systems Division, the Communication Software Division, the ISDN Division, and the GlobalCenter Internet Services Division.

In April 1996, the Company announced that it had incorporated its Internet Services Division as a standalone business called GlobalCenter, Inc. At the same time, the Company announced that UUNET Technologies, Inc. had acquired an equity interest in GlobalCenter, Inc. At that time, the Company no longer had the ability to exercise significant control over GlobalCenter. Accordingly, the Company no longer consolidated the results of GlobalCenter and began to account for its investment using the equity method of accounting. As a result of the refinancing and operating performance of GlobalCenter during the first quarter of fiscal 1997, the Company recorded an investment loss of $2.2 million and reduced the book value of its investment to zero. In December 1996, GlobalCenter entered into a definitive merger agreement whereby GlobalCenter and Phoenix-based Primenet Services for the Internet, Inc. merged, reducing the Company's percentage ownership below 10%. Accordingly, in the third quarter of fiscal 1997, the Company began accounting for its investment in GlobalCenter using the cost method of accounting. The Company's investment balance as of March 31, 1997 remains zero.

In December 1996, the Company announced a restructuring plan aimed at restoring profitability, stabilizing the balance sheet, and regaining market focus. This plan was necessitated by a sharp reduction in PowerPort revenues as a result of Apple's minimal unit volume shipments of PowerBooks following a repair program announced in May 1996, by a reduction in TelePort revenues, and by disappointing performance of the Company's newly released NewsCatcher and Focal Point products. The Company recorded a restructuring charge of $1.3 million related primarily to severance costs, write-offs of fixed assets and purchased software technology and a lease abandonment.

As a result of these changes in the Company's business in fiscal 1997, the Company was consolidated into a single products organization from the previous divisional structure.

During fiscal 1997, a substantial majority of the Company's revenue was attributable to sales of Apple Macintosh compatible versions of its TelePort product line, and the Company expects that sales of these products will account for a majority of its revenue for the foreseeable future. The Company's future financial performance will depend in part on the successful development, introduction and customer acceptance of new and enhanced versions of its TelePort products as well as the Company's ability to generate increased sales of Windows-compatible versions of TelePort or other products. Though the Company continually seeks to further enhance its product offerings and to develop new products, there can be no assurance that these development efforts will result in enhanced or new products being introduced on a timely basis, or that any such product enhancements or new products will achieve market acceptance. In addition, the announcement by the Company of new products with the potential to replace current products may cause customers to defer purchasing the Company's current products which could have a material adverse effect on the Company's results of operations. While the Company writes off inventory that it considers to be excessive or obsolete, there can by no assurance that the Company's recorded allowances for such write-offs and returns will be adequate, and a material increase in such write-offs and returns over historical rates would have a material adverse effect on the Company's results of operations.

TECHNOLOGY AND PRODUCTS

Global Village produces modems, telecommunications servers, and proprietary communications software for two customer groups of the communications marketplace: individual users and network users.

The Company's individual-use system products include TelePort modems for Macintosh and Windows desktop computer users, PowerPort modems for Macintosh PowerBook computer users, and NewsCatcher, a wireless information display accessory for desktop Windows users. The Company's modem and wireless products for Macintosh and Windows based personal computers are characterized by a highly integrated, proprietary software and hardware design which makes computer communications easy for the average user.

The Company's line of network products includes FaxWorks Server NT and FaxWorks Pro LAN, software for providing fax services to office workgroups utilizing Windows NT, Windows 3.1, and OS/2 operating systems. The OneWorld series of telecommunication server systems for Macintosh provides shared fax, dial-out modem, and remote network access capabilities to small workgroups.

The Company's core software technologies, FaxWorks communications software for Windows, OS/2 and DOS operating systems, GlobalFax communications software for Macintosh systems, and embedded software underlying Global Village's server systems, provide a consistent, user-friendly interface across individual and network product lines. For Windows, the Company also provides integrated communication software to original equipment manufacturers (OEMs).

COMMUNICATIONS SYSTEMS FOR INDIVIDUALS

The Company continues to develop new additions to its TelePort and PowerPort modem product lines. In fiscal 1997, Global Village introduced higher speed 33.6 Kbps modems and new TelePort models with proprietary speakerphone and voice messaging features for Macintosh and Windows users. In May 1997, the Company released four new 56 Kbps modems and broadened its Windows modem product line. For the Macintosh modem market, Global Village announced support for both k56flex and x2 technologies.

The Company's Macintosh modems feature GlobalFax software. Its Windows modems feature the Company's FaxWorks communications software. Both software packages support fax, Internet, and (for speakerphone models) telephony, voice messaging, and speakerphone functions. Speakerphone units are usable as standalone speakerphones even when the computer is powered off.

Global Village's PowerPort Platinum Pro, PowerPort Platinum, and PowerPort Gold PC Card modems all provide easy to use communications capabilities for users of Macintosh PowerBook notebook computers.

Targeted toward users who require instant electronic communication, the TelePort and PowerPort products provide a solution for connecting to on-line services and the Internet, accessing bulletin board services and using remote network access.

In fiscal 1997, Global Village released NewsCatcher, a unique wireless product using "push" technology and a nationwide paging network to bring personalized information to the desktop of individuals who rely on modems for connection to the Internet. NewsCatcher is compatible with Windows 95 desktop systems.

The following table shows the Company's major communications systems products for individual users:

INTEGRATED COMMUNICATIONS SYSTEMS FOR INDIVIDUAL USERS

TELEPORT MODEMS FOR WINDOWS DESKTOP COMPUTERS

TelePort 56 ISA
(56,000 bps data, 14,400 bps send/receive-fax modem, x2 technology, Internal) TelePort 56 External
(56,000 bps data, 14,400 bps send/receive-fax modem, x2 technology, External) TelePort 33.6 Speakerphone
(33,600 bps data, 14,400 bps send/receive fax external modem, with standalone speakerphone)

TELEPORT MODEMS FOR MACINTOSH DESKTOP COMPUTERS

TelePort 56 x2 technology
(56,000 bps data, 14,400 bps send/receive-fax modem, x2 technology) TelePort 56 k56flex technology
(56,000 bps data, 14,400 bps send/receive-fax modem, k56flex technology) TelePort Speakerphone Edition
(33,600 bps data, 14,400 bps send/receive-fax modem, with standalone speakerphone and voice messaging)
TelePort Internet Edition
(33,600 bps data, 14,400 bps send/receive-fax modem)
TelePort Platinum
(28,800 bps data, 14,400 bps send/receive-fax modem)

POWERPORT INTERNAL MODEMS FOR MACINTOSH POWERBOOK
NOTEBOOK COMPUTERS
PowerPort Platinum Pro PC Cards
(28,800 bps data, 14,400 bps send/receive fax modem, 10Base-T ethernet connector)
PowerPort Platinum PC Cards
(28,800 bps data, 14,400 bps send/receive fax modem)

WIRELESS INFORMATION SYSTEMS

NewsCatcher for Windows 95 desktop systems
--------------------------------------------------------------------------------

TELECOMMUNICATION SERVERS FOR WORKGROUPS

For small and medium-sized organizations, the Company offers FaxWorks Pro LAN and FaxWorks Server NT fax server software for use in Windows, OS/2, and Windows NT environments. FaxWorks integrates advanced fax software features into a single user interface, allowing users to send and receive faxes directly from their computer on the network.

The Company's OneWorld line of server appliances for Macintosh networks provides complete, easy-to-use communication solutions for workgroups. The OneWorld Combo server features fax, remote access, and network modem capabilities, giving each user on a Macintosh network the ability to send and receive faxes and dial out to on-line services or bulletin board systems. OneWorld Combo is also a complete Apple Remote Access 1.0/2.0 server that allows offsite Macintosh users to connect to their company network from virtually any location. OneWorld Fax includes both fax and network modem capabilities, and OneWorld Network Modem provides network modem capabilities. All servers can be upgraded to add additional capabilities.

These network server products offer shared facilities for a workgroup and eliminate the need to install dedicated telephone lines for each individual workstation in the office. In addition, the products can be administered from any network-connected computer, including wide area network sites and remote computers, and allow an administrator to update the operating programs stored in flash memory from anywhere on the network. The products accommodate the Company's PowerPort modems so that the entire server fits within a single enclosure and requires only a single power source.

The following table shows the Company's major workgroup server products:

COMMUNICATIONS SERVERS FOR WORKGROUPS

ONEWORLD SERIES TELECOMMUNICATION

SERVERS FOR MACINTOSH NETWORKS
OneWorld Network Modem
(network modem server for Ethernet and LocalTalk networks)
OneWorld Fax
(network fax modem server for Ethernet and LocalTalk networks)
OneWorld Combo
(network modem, fax, and ARA 1.0/2.0 server for Ethernet and LocalTalk networks)

FAXWORKS PRO LAN SERVER SOFTWARE

FaxWorks Server NT
FaxWorks Pro LAN for Windows
FaxWorks Pro LAN for OS/2
--------------------------------------------------------------------------------

FOCAL POINT AND FAXWORKS SOFTWARE FOR INDIVIDUALS

In the fourth quarter of fiscal 1996, the Company introduced Focal Point integrated communications software, providing Windows-based computer users with an easy way to streamline their communications. Focal Point turns the PC into a central communication center bringing together fax, data, e-mail, Internet, voice mail, speakerphone and paging capabilities in a single interface. The first truly integrated Windows communication software program, Focal Point is ideally suited for users in small or home offices and for mobile professionals who need an easy and efficient way to communicate with customers, suppliers, and associates.

The Company also offers FaxWorks communications software to users of computers running Windows, OS/2 or DOS operating systems and licenses FaxWorks to original equipment manufacturers (OEMs).

The following table shows the major products in the Company's Focal Point and FaxWorks software product line:

INTEGRATED COMMUNICATIONS SOFTWARE FOR INDIVIDUAL PC USERS

Focal Point for Windows 3.1 and Windows 95
FaxWorks for Windows
FaxWorks Pro for OS/2
FaxWorks 3.0 for DOS
--------------------------------------------------------------------------------

SALES AND MARKETING

SALES Consistent with industry practice, the Company distributes its products through a worldwide system of distributors, dealers, system integrators, OEMs and mail order houses. The Company's two largest customers accounted for approximately 21% and 11%, respectively, of the Company's net revenue in fiscal 1997. The Company's largest customer accounted for approximately 33% of net revenue in fiscal 1996. Accordingly, the Company relies significantly on these sales and their subsequent resales.

Many of the Company's distributors carry multiple product lines and could reduce their support of the Company's products in favor of a competitor's products or for any other reason. The loss of any of the Company's major distributors would have a material adverse effect on the Company's business, financial condition and results of operations. The Company's agreements with its distributors contain right of return privileges for stock balancing, non-salable products and discontinued products. Therefore, the Company is exposed to the risk of product returns from distributors and direct reseller customers. There can be no assurance that the Company's recorded allowances for returns will be adequate and a material increase in returns over historical rates would have a material adverse effect on the Company's results of operations.

In addition, the Company is subject to the risk that its inventories may rapidly become obsolete or that the Company may carry quantities of certain products that exceed current or projected demand. While the Company reserves for inventory that it considers to be excess or obsolete, there can be no assurance that the Company's recorded allowances for such write-offs and returns will be adequate, and a material increase in such write-offs and returns over historical rates could have a material adverse effect on the Company's results of operations.

The Company sells products to certain computer manufacturers for inclusion in certain of their systems. Apple Computer, Power Computing, and UMAX purchase Macintosh modems as hardware/software components. In addition, Global Village has licensing agreements with Gateway 2000, Dell, Megahertz and others for shipment of Global Village software with their modems and systems.

International sales represented approximately 15%, 19%, and 11% of the Company's net revenue in fiscal 1997, 1996, and 1995, respectively. The Company utilizes distributors in Europe, the Middle East, Australia and Asia. There can be no assurance that the Company will be able to maintain or increase international demand for the Company's products or that the Company's distributors will be able to effectively meet that demand. Global Village generally requires its distributors to commit to a minimum sales volume and to provide local support, marketing and sales coverage for their specific territory. In addition to regulatory approval requirements, each country has local competitors with significant market share. In January 1995, the Company created a European subsidiary, Global Village Communication Europe B.V. to support its distribution channels in the sale, marketing and support of its products.

Additional risks inherent in the Company's international business activities generally include unexpected changes in regulatory requirements, tariffs and other trade barriers, costs and risks of localizing products for foreign countries, longer accounts receivable payment cycles, difficulties in managing international distributors, potentially adverse tax consequences, repatriation of earnings, the burdens of complying with a wide variety of foreign laws and changes in demand resulting from fluctuations in exchange rates. In addition, the laws of certain foreign countries do not provide protection for the Company's intellectual property to the same extent as do the laws of the United States.

Because the Company generally ships products within a short period after receipt of an order, the Company does not usually have a material backlog of unfilled orders, and revenues in any quarter are substantially dependent on orders booked in that quarter. The Company's expense levels are based in part on its expectations as to future revenues. Therefore, the Company may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall of demand in relation to the Company's expectations or any material delay of customer orders would have an almost immediate adverse effect on the Company's results of operations. Fluctuations in operating results may also result in volatility in the price of the Company's Common Stock.

MARKETING The Company complements its sales activities with a range of public relations and advertising programs designed to stimulate customer demand. The Company believes that reviews and comments by influential trade press, business press, market analysts and user group leaders have a pronounced impact on demand for the Company's products. The Company conducts regular product strategy briefings and new product previews. Historically, the Company has enjoyed strong support from the trade press and has received numerous awards for its products. Recent awards and accolades include PC Magazine's "Best Internet Tool of the Year" (January 1997) and Windows Sources "Stellar Product Award" (December 1996) for NewsCatcher, PC Magazine's "Editor's Choice Award" (February 1997) and Mobile Computing & Communications' "First Class Award" (February 1997) for Focal Point, ComputerLife's "Five Stars" (March 1997) for TelePort 33.6 Speakerphone modem for Windows, MacHome Journal's 1996 Annual Reader's Choice, Modem category (February 1997) for TelePort and GlobalFax Software, two MacWorld's "Editor's Choice Awards" (July 1996) for TelePort Platinum and PowerPort Platinum PC Card in independent contests, American Facsimile Association's 1996 "Best PC Card Fax/Modem Award" for PowerPort Platinum Pro PC Card, PC World "Best Buy" and OS/2 Magazine "Editors' Choice" awards for FaxWorks Pro, Byte Magazine's "Product Excellence Award" for One World Fax, Windows NT Magazine's "Editors' Choice Award" for FaxWorks Server for Windows NT, and Windows Magazine's "Recommended Product List" for Focal Point.

From time to time, the Company makes certain upgrade offers to its customers, for example to take advantage of greater speed or increased functionality through new additions to its communications product line. The Company also markets add-on products and convenience items directly to its installed base of customers. However, such sales do not currently constitute a significant portion of the Company's business.

Global Village has worked with OEMs such as Apple, Power Computing, Dell, Gateway 2000, IBM and Packard Bell throughout the Company's product development process and has developed a working relationship with them, which includes sharing of information, product sales, and licensing technology. The Company currently has several agreements with OEMs encompassing development and licensing of certain technology. See "Proprietary Rights." The Company seeks to continue to develop these relationships in order to better anticipate new technologies and understand the needs of their installed user bases. The OEMs are not contractually obligated to continue information sharing activities with the

Company and could discontinue such activities at any time. In addition, the OEMs are not contractually obligated to renew licenses with the Company or purchase the Company's products. In general, the OEMs also collaborate with other vendors of communications products that compete with the Company's products.

A substantial majority of the Company's sales to date have been derived from products designed for use with the Apple Macintosh family of personal computers, including the Macintosh desktop series of computers and the PowerBook series of portable computers. Therefore, the Company is substantially dependent on the sale of Apple Macintosh computers and the development and sale of new Apple computers. Due to expected continuing pricing pressures, reduced Macintosh unit sales, and new product introductions by the Company's competitors, the Company expects that revenues and/or gross margins from its products for the Apple Macintosh family could remain flat or decrease in future periods, which would have a material adverse effect on the Company's business, financial condition, and results of operations unless the Company can generate sufficient revenues from its Windows-based and other products to compensate for any shortfall in revenues from its Apple products. The market for personal computers is extremely competitive and rapidly changing. Apple's Macintosh system unit volumes have declined in recent periods and its Macintosh market share has fallen. Company revenues from the Apple Macintosh compatible products may decline in future periods. There can be no assurance that personal computers competing with the Apple Macintosh family of computers will not displace Macintosh products as such personal computers are enhanced in their functionality, evolve to support technologically superior applications or otherwise become economically more attractive. Although the Company now has solutions on a broader array of computing platforms, there can be no assurance as to the market acceptance of those solutions.

Apple in the past has experienced difficulty in making the transition associated with the development, manufacturing, marketing and sale of certain new computers. The transition to any new generation of products would subject the Company to the risks associated with such transitions, including the risk that
(i) potential customers will defer purchases of current products as a result of, among other things, speculation or premature announcements about new products;
(ii) the new products will not be successfully received in the marketplace; and
(iii) Apple will be unable to adequately meet demand for the new products. The inability of Apple to successfully develop, manufacture, market, sell or make the transition to new products could have a material adverse effect on the Company's results of operations. In addition, sales of the Company's products in the past have been adversely affected by the announcement by Apple of new products with the potential to replace existing products. Any decrease in the sales of the Apple Macintosh family of computers could have an immediate and material adverse effect on the Company's results of operations. For example, in May 1996, the Company announced that its current quarter had being adversely impacted by Apple Computer's recently announced repair program for Macintosh PowerBook 5300 and 190 models.

Additionally, any time one of the Company's OEM customers makes a transition to a new machine or architecture, there are risks of compatibility and interoperability problems, that, if severe enough, could materially, adversely impact the Company's sales and customer satisfaction.

The Company provides a five-year warranty on its personal products and a three-year warranty on its server products, which provide for the repair or replacement of products determined to be defective. Therefore, the Company is exposed to the risk of product returns from distributors, direct resellers and end-user customers.

COMPETITION

The market for the Company's products is intensely competitive and is characterized by rapidly changing technology, evolving industry communication standards and frequent new product introductions. A number of competitors, including U.S. Robotics, Diamond Multimedia, Hayes, Shiva, Zoom, and 3Com, among others, offer products that compete with one or more of the Company's products. Other companies in the personal computer industry, such as modem vendors, remote access server vendors, communication software vendors, microprocessor and chip set suppliers, fax machine manufacturers and personal computer manufacturers, could seek to expand their product offerings by designing and selling products using competitive technology that could render obsolete or have a material adverse effect on sales of the Company's products.

Many of the Company's competitors have substantially greater financial, technical, sales, marketing and other resources, as well as greater name recognition and a larger customer base, than the Company. In addition, the market for the Company's products is characterized by significant price competition, and the Company expects that it will face increasing pricing pressures from its current competitors. Accordingly, there can be no assurance that the Company will be able to provide products that compare favorably with the products of the Company's competitors or that competitive pressures will not require the Company to further reduce its prices. Any material reduction in the price of the Company's products could negatively affect gross profit as a percentage of net revenue and could require the Company to increase unit sales in order to maintain net revenue. There can be no assurance, however, that the Company would be able to increase its unit sales or maintain its present level of net revenue. Any failure to so increase unit sales or maintain the Company's net revenue would have a material adverse effect on the Company's financial condition and results of operations.

Apple currently offers products that compete directly or indirectly with the Company's products and can be expected to introduce additional competitive products in the future. Apple currently bundles modems and communications software with certain of its computers, and the Company anticipates that Apple will continue to bundle such products in the future. In addition, Apple may further enhance communications functionality within its desktop or portable computers. Any such additional bundling or enhancement by Apple would have a material adverse effect on the Company's financial condition and results of operations.

The Company's OneWorld fax server products compete primarily with stand-alone fax machines, electronic mail, centralized fax systems produced by independent manufacturers such as 4Sight, Cypress, and STF, as well as printer vendors, including Apple and NEC, which offer fax capabilities with some of their products. The Company's OneWorld Combo server competes with the same products in the fax server category, as well as with remote access server products produced by competitors such as Shiva, 3Com, and others.

Focal Point and FaxWorks, the Company's integrated communications software for computers running Windows, faces competition from Symantec, Quarterdeck, and Smith Micro. Of those competitors, Symantec has an approximately 75% share of the fax software market. In the OEM software market, the primary competitor is Smith Micro. In the network fax server segment, competitors include Cheyenne, Optus, Rightfax and many smaller vendors.

Global Village's NewsCatcher product competes indirectly with alphanumeric pager based information services and with wired alternatives for accessing news summaries using personal computers. Competitors in this segment include PointCast, Individual Inc., and others.

PROPRIETARY RIGHTS

The Company relies primarily on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary rights. The Company has no patents or patent applications pending. The Company seeks to protect its hardware, software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. The Company seeks to protect its brand names under trademark and unfair competition laws. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. Policing unauthorized use of the Company's products is difficult, and while the Company is unable to determine the extent to which piracy of its software products exists, software piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to as great an extent as do the laws of the United States. There can be no assurance that the Company's means of protecting its proprietary rights will be adequate or that the Company's competitors will not independently develop similar technology.

The Company believes that, due to the rapid pace of innovation within the communications software industry, the Company's success in establishing and maintaining a technological leadership position is likely to depend more upon the technological and creative skills of its personnel, continued innovation, its marketing skills and customer support than on the various legal means of protecting its existing technology.

The Company licenses software from Apple and from other OEMs and incorporates such software into its products. Generally, such agreements grant the Company non-exclusive, worldwide licenses with respect to the subject software and terminate on varying dates. For example, the Company licenses software from The Keller Group for its OS/2 software. A royalty is paid using a percentage of revenue on the OS/2 stand alone products and network servers. In addition, new communications technologies may be developed or the Company's products may be modified so as to require licenses that the Company may not be able to obtain on reasonable terms or at all.

The Company is aware of products in addition to its own that are marketed under the trademarks "PowerPort," "TelePort," "GlobalFax," "Focal Point," and "OneWorld." The Company also is aware of a company that operates under and has a trademark for the name "Global Villages" and provides computer-related services. There can be no assurance that litigation with respect to these trademarks will not be instituted by any third parties. If any such litigation were successful, the Company could be required to pay damages and cease all use of a particular trademark. There can be no assurance that any loss of the right to use a trademark would not reduce sales of the Company's products. In any event, even if the Company were successful in any such litigation, the legal and other costs associated with such litigation could be substantial. As is customary in the Company's industry, the Company from time to time receives communications from third parties asserting that the Company's products infringe, or may infringe, the proprietary rights of third parties or seeking indemnification against such infringement. There can be no assurance that any such claims would not result in protracted and costly litigation. The Company anticipates that the duration of its trademarks will be perpetual.

RESEARCH AND DEVELOPMENT

The Company's research and development efforts are primarily focused on software development, hardware development, and systems integration. The Company's expenditures for research and development were $12.0 million, $14.6 million and $8.8 million for the fiscal years ended March 31,

1997, 1996 and 1995, respectively. Customer-sponsored research and development was immaterial during these periods.

The market for personal computer communications products is characterized by continual change and improvement in hardware and software technology resulting in short product life cycles. The Company believes that its future success will depend on its ability to enhance its current products, develop new products on a timely and cost-effective basis that meet changing customer needs and respond to emerging industry standards and other technological changes. In particular, the Company must adapt its products to the evolving technological standards of the various computer platforms and new technical standards resulting from increases in data transmission speed and wireless communication. Any failure by the Company to anticipate or respond adequately to changes in technology and customer preferences or any significant delay in product development or introduction would have a material adverse effect on the Company's results of operations. Due in part to the factors described above, the Company is subject to the risk that its inventories may rapidly become obsolete or that the Company may carry quantities of certain products that exceed current or projected demand. While the Company writes down inventory that it considers to be excess or obsolete, the Company has in the past recorded inventory write-offs in excess of previous write downs. There can be no assurance that the Company's recorded allowances for such write-offs will be adequate in the future, and material write-offs could have a material adverse effect on the Company's results of operations and working capital. In addition, products as complex as those offered by the Company may contain undetected errors or defects when first introduced or as new versions are released. There can be no assurance that, despite testing by the Company and by current and potential customers, errors will not be found in new products after commencement of commercial shipments resulting in a delay in market acceptance or a recall of such products.

MANUFACTURING AND SUPPLIERS

The Company's manufacturing operations consist primarily of turnkey managers, program managers, quality assurance, packaging and shipping personnel. For a majority of its hardware assemblies, the Company purchases fully manufactured and tested units from CMC, a "turnkey" manufacturing subcontractor. Components and manufacturing services from the Company's suppliers are obtained on an as-needed basis. The Company believes that there are a number of alternative contract manufacturers that could produce the Company's products. However, it could take a significant period of time and result in significant additional expense to qualify an alternative subcontractor and commence manufacturing in the event of a reduction or interruption of production. Therefore, the Company is highly dependent, on a short-term basis, on its continued relationship with its "turnkey" manufacturing subcontractor and any reduction, interruption, or termination of this relationship could have a material adverse effect on the operating results of the Company.

The Company is dependent on sole or limited source suppliers for certain key components used in its products, particularly chip sets designed and manufactured by Rockwell International and Texas Instruments. The Company generally purchases sole or limited source components pursuant to purchase orders placed from time to time in the ordinary course of business and has no guaranteed supply arrangements with its sole or limited source suppliers. Certain component suppliers, such as Rockwell, are also modem manufacturers and, accordingly, could elect to satisfy their internal supply requirements rather than the Company's purchase requirements. The Company at times in the past has experienced delays in product development and difficulties in manufacturing sufficient product to meet demand due to the inability of certain suppliers to meet the Company's volume and schedule requirements. There can be no assurance that the Company's suppliers will be able to meet the Company's requirements for key components and failure to meet such requirements in the future could have a material adverse effect on the Company's results of operations.

Because the Company generally ships products within a short period after receipt of an order, the Company does not usually have a material backlog of unfilled orders. The Company's inventory purchases are based in part on its expectations as to future orders. Therefore, the Company may be unable to reduce parts orders in a timely manner to compensate for any unexpected product orders shortfall. Accordingly, any significant shortfall of demand in relation to the Company's expectations or any material delay of customer orders could have a material adverse effect on the Company's financial condition and results of operations.

SOFNET

In August 1994, the Company acquired SofNet, a supplier of fax software for PCs running Windows, OS/2 or DOS. In fiscal 1996, Global Village relocated SofNet's telesales operation to the Company's headquarters in Sunnyvale, California. In fiscal 1997, the Company relocated most of the remaining SofNet operations to Sunnyvale and refocused emphasis from the development of communications software for OEMs and consumers to the production of communications server software and Windows-based communications systems for sale under the Company's name and through retail, VAR, and direct channels. There can be no assurance that the Company will not experience difficulties in connection with the transition of its SofNet operations to Sunnyvale.

KNX LIMITED

In January 1996, the Company acquired KNX Limited, a UK-based provider of ISDN remote access products. KNX's products served two distinct markets: Its ISDN branch office router served large organizations wishing to extend the organizational network infrastructure to remote offices. KNX's personal product line, primarily ISDN terminal adapter cards, served consumers who sought higher speed connections to the Internet or to the office network.

In the second quarter of fiscal 1997, the Company adopted a formal plan to discontinue its enterprise network server operation based in the United Kingdom (formerly, the Company's ISDN division). The disposition of the division has been accounted for as a discontinued operation in accordance with Accounting Principles Board (APB) Opinion No. 30 and prior period financial statements have been restated to reflect the discontinuation of the enterprise network server operation. The loss from discontinued operations of $1.8 million, $3.3 million and $1.5 million in fiscal years 1997, 1996 and 1995, respectively, represents the operation's operating losses. The loss on disposal of discontinued operations of $2.2 million in fiscal 1997 represents the cost to dispose of the operation (including estimated contingent liabilities of $2.0 million at March 31, 1997) net of $3.8 million of cash received from the sale of the operation's assets to Mitel Telecom Limited. Global Village retained a royalty free license for portions of KNX's ISDN technology and relocated a number of the KNX staff to the Company's headquarters in Sunnyvale, California.

EMPLOYEES

As of March 31, 1997, the Company employed a total of 218 persons, including 82 in sales, marketing and customer support, 45 in operations, 67 in engineering and product development and 24 in finance and administration. The Company had 2 employees located in Canada, and 1 employee in England, and 215 employees located in the United States. None of the Company's employees are represented by a labor union or are subject to a collective bargaining agreement. The Company believes that its relations with its employees are good. The Company's future success depends to a significant extent on its senior management and other key employees, including key development personnel. The loss of the services of any of these individuals or group of individuals could have a material adverse effect on the Company's results of operations. The Company has no employment agreements with any of its key employees. The Company also believes that its future success will depend in large part on its ability to attract and retain additional key employees. Competition for such personnel in the computer industry is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel.

EXECUTIVE OFFICERS OF THE COMPANY

The current executive officers of the Company and their ages as of March 31, 1997 are as follows:

         NAME              AGE                        POSITION
Neil Selvin                 43      President, Chief Executive Officer and
                                      Director
Leonard A. Lehmann          42      Chairman of the Board
John M. Peterson            52      Vice President, Finance, Chief Financial
                                      Officer and Secretary
James Brown                 42      Vice President, Operations
Charles R. Oppenheimer      38      Vice President and General Manager, Products
                                      Group
Jack Battaglia(1)           52      Vice President, Sales
Marsha Raulston             48      Vice President, Customer Satisfaction and
                                      Human Resources
Marc Linden                 36      Vice President of New Business Development

(1) Jack Battaglia joined the company in April 1997.

Neil Selvin has served as President and Chief Executive Officer and director of the Company since March 1993. From February 1990 to March 1993, he was Director of Marketing at Apple Computer for the PowerBook product family and prior to that for Apple's peripherals product line. From 1985 to 1990, Mr. Selvin was employed by Ampex Corporation, a manufacturer of electronics products, most recently as Chief Operating Officer of its Video Systems division and also as business unit general manager and in several marketing management positions. Prior to joining Ampex Corporation, Mr. Selvin held marketing, sales and technical management positions at Varian Associates and Apollo Lasers. Mr. Selvin is also a director of two privately held corporations, GlobalCenter, Inc. and AirMedia, Inc. Mr. Selvin received a B.A. in physics and mathematics from Pomona College, an M.S. in physics from Brown University, and an M.B.A. from Harvard Business School.

Leonard A. Lehmann has served as Chairman of the Board of the Company since its founding in June 1989. From January 1993 to March 1996, Mr. Lehmann served as Vice President, Advanced Products and evaluated new technologies and performed strategic planning for the Company. From March 1992 to January 1993, he served as Vice President, Engineering of the Company. From June 1989 to March 1992, he served as the Company's Chief Executive Officer. Mr. Lehmann was also a founder of DigiRad Corporation, a medical imaging company, and GreenSpring Computers, Inc., an industrial computer manufacturer. Mr. Lehmann received a B.S. in electrical engineering from Cornell University, and an M.S. and a Ph.D. in electrical engineering from Stanford University.

John M. Peterson became the Company's Vice President, Finance, and Chief Financial Officer and Secretary in March 1997. From 1988 to 1995, Mr. Peterson was Chief Financial Officer and Vice President of Finance and Administration at Calera Recognition Systems. From 1984 to 1988, he was the Senior Vice President and Chief Financial Officer at E-H International. Previously, Mr. Peterson worked for Atari, Inc. where he held several key management positions. Mr. Peterson received a B.S. in accounting at San Jose State University, and is a certified public accountant in the State of California.

James Brown became the Company's Vice President, Operations in January 1994. From September 1990 to January 1994, Mr. Brown was employed by Apple Computer, most recently as Director of World-Wide Consumables Business and also as Director of World-Wide Imaging Operations. From 1985 to 1990, he was employed by Ampex Corporation in various management positions in operations. Mr. Brown received a B.S. in Behavioral Sciences and Economics from George Williams College.

Charles R. Oppenheimer became the Company's Vice President and General Manager, Mac Division in October 1994. He previously served as Vice President, Marketing of the Company beginning in July 1993. From 1984 to July 1993, Mr. Oppenheimer was employed by Apple Computer, most recently as Director of System Software Marketing and also as manager of System Software Marketing and manager of Macintosh Product Marketing. Mr. Oppenheimer received a B.S. in computer science from Union College, and an M.B.A. from The Wharton School.

Jack Battaglia became the Company's Vice President of Sales in April 1997. From April 1996 to April 1997, Mr. Battaglia was Vice President of Sales-Americas of Syquest Technology, a manufacturer of removable hard drives for computers. From May 1995 to April 1996, he was employed by Beau Vallon Group Technology Consultants. From 1969 to 1995, Mr. Battaglia held various senior sales and marketing management positions with Memorex Brand Consumer Products. Mr. Battaglia attended Long Beach State University.

Marsha Raulston became the Company's Vice President, Customer Satisfaction in January 1994 and, in January 1997, also assumed responsibility for Human Resources. From October 1991 to January 1994, Ms. Raulston was Vice President of Customer Service of Intuit, a personal finance software company. From June 1987 to October 1991, Ms. Raulston served as Corporate Coordinator, Quality of Work Life at American Airlines, Inc., and, prior to that, she worked for the Citicorp Diners Club Inc., a credit card issuer. Ms. Raulston holds a B.A. in psychology from Stephens College in Columbia, Missouri and an M.A. in sociology from the University of Nottingham in Nottingham, England.

Marc Linden became the Company's Vice President of New Business Development in June 1996. From October 1992 to June 1996, Mr. Linden was Director of Business Development and Planning of Octel Communications, a voicemail equipment manufacturer. From 1987 to 1992, he was employed as a consultant with McKinsey & Co. Mr. Linden received a A.B. in Economics from the University of California Berkeley, and an M.B.A. from Harvard Business School.

ITEM 2. PROPERTIES

The Company leases approximately 128,000 square feet of office space for its headquarters in Sunnyvale, California. This facility accommodates administration, finance, sales, marketing, customer satisfaction, engineering, and research and development. The lease expires in April 2000 and the monthly rent is approximately $108,000. Approximately 64,835 square feet of this office space is subleased at a monthly income of $85,000.

The Company's manufacturing and distribution operation consists of a 23,940 square foot facility in Plano, Texas. The lease expires in December 2002 and monthly rent is approximately $9,975.

The Company also leases approximately 21,000 square feet of office space in Marietta, Georgia. The lease expires in January 2000 and the monthly rent is approximately $18,000. In May 1997, approximately 16,000 square feet was subleased at a monthly income of $13,000. Also, the Company leases sales office space at five other facilities, including three in the United States, one in England and one in Canada.

The Company believes the space to which it is committed is adequate for its current needs and that additional space sufficient to meet the Company's needs for the foreseeable future is available on commercially reasonable terms. The Company's facilities are subject to a variety of environmental regulations. The Company has incurred no significant expenses to date related to complying with these regulations.

ITEM 3. LEGAL PROCEEDINGS

In the ordinary course of business, the Company may be involved in legal proceedings from time to time. As of the date of this submission, there are no material proceedings pending against the Company.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

Not applicable.

[PART 2 GRAPHIC]

ITEM 5. MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED
        STOCKHOLDER MATTERS

The following required information is filed as part of the report:

The Company has not paid cash dividends on its Common Stock. The Company's Stock is traded over-the-counter and is quoted on the Nasdaq National Market under the symbol "GVIL." The following table sets forth the range of high and low closing sale prices for the Common Stock:

                                          Low Sale Price        High Sale Price
         -----------------------------------------------------------------------
         Fiscal 1996
           First Quarter                      $11.00                 $17.00
           Second Quarter                      13.00                  18.13
           Third Quarter                       10.25                  24.13
           Fourth Quarter                      12.12                  19.25
         Fiscal 1997
           First Quarter                      $ 8.25                 $18.25
           Second Quarter                       5.88                   9.50
           Third Quarter                        3.00                   9.25
           Fourth Quarter                       1.06                   3.56

On March 31, 1997, there were approximately 391 holders of record of the Company's Common Stock. This number does not include beneficial owners of the Common Stock whose shares are held in the names of various dealers, clearing agencies, banks, brokers and other fiduciaries.

ITEM 6. SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated financial information for the years ended March 31, 1993 through March 31, 1997 is derived from the Company's consolidated financial statements, which have been audited by the Company's independent auditors. The information set forth below is qualified by reference to and should be read in conjunction with the Financial Statements and related notes thereto and

"Management's Discussion and Analysis of Financial Condition and Results of Operations," which are included elsewhere in this report.

                                           1993     1994       1995        1996        1997
---------------------------------------------------------------------------------------------
In thousands, except per share data
STATEMENTS OF OPERATIONS DATA(A):
  Net revenue                           $22,853    $46,637    $80,021    $136,941    $ 90,174
  Income (loss) from operations           2,270      6,764     (3,239)     16,154     (42,029)
  Income (loss) from continuing
    operations                            1,478      4,302     (6,206)     12,148     (35,852)
  Loss from discontinued operations        (499)      (408)    (1,466)     (3,312)     (4,029)
  Net income (loss)                     $   979    $ 3,900    $(7,672)   $  8,836    $(39,881)
  Income (loss) per share:
    Income (loss) from continuing
       operations                       $  0.12    $  0.33    $ (0.41)   $   0.68    $  (2.13)
    Net income (loss)                   $  0.08    $  0.30    $ (0.51)   $   0.49    $  (2.37)
  Shares used in computing income
    (loss) per share                     12,403     13,127     15,013      17,872      16,835
BALANCE SHEET DATA:
  Working capital                       $ 5,628    $27,011    $28,468    $ 36,402    $ (3,760)
  Total assets                           11,318     36,407     53,722      72,035      35,200
  Total liabilities                       4,445      7,269     17,587      24,204      27,850
  Stockholder's equity                  $68,735    $29,138    $36,135    $ 47,831    $  7,350
---------------------------------------------------------------------------------------------

The selected consolidated financial data has been derived from, and should be read in conjunction with, the related Consolidated Financial Statements.

(a) In the second quarter of fiscal 1997, the Company adopted a formal plan to discontinue the operations of its enterprise network server operation based in the United Kingdom (formerly, the Company's ISDN Division). Therefore, operating results for the ISDN Division are classified as discontinued operations on the Company's Consolidated Statements of Operations, and all periods have been restated accordingly.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the Company's audited consolidated financial statements and notes thereto for the year ended March 31, 1997. This report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results could differ materially from those anticipated in forward-looking statements as a result of the risks identified and the other cautionary disclosures set forth below and elsewhere in this report.

Global Village Communication, Inc. ("Global Village" or "the Company"), is a leader in the design, development and marketing of easy-to-use integrated communications products and services for personal computer users with Windows, Macintosh, OS/2 and DOS operating systems. The Company's products enable mobile, home office, and networked computer users in small and medium-sized organizations to communicate efficiently with colleagues, customers, and suppliers.

The Company in the past has experienced and in the future may experience significant fluctuations in annual and quarterly operating results that may be caused by many factors including, among others, the introduction or enhancement of products by Apple Computer, Inc. (Apple), IBM-compatible personal computer manufacturers, the Company or its competitors; the sales rates of Apple Macintosh personal computers and PCs; the size and timing of individual orders; market price reductions; market acceptance of new products and technology; seasonality of revenues; customer order deferrals and accelerations in anticipation of new products; changes in the Company's operating expenses; performance of the Company's distributors and suppliers; mix of products sold; quality control of the Company's products; and general economic conditions. As a result, the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as an indication of future performance.

The industry in which the Company competes is generally subject to short product life cycles. In this regard, the Company traditionally has experienced a significant reduction in the average selling prices of its products as the time from product introduction elapses. In fiscal year 1997, the Company instituted significant price reductions with respect to substantially all of its products and expects that competitive pressures will continue to necessitate price reductions. In particular, the Company expects increased competition for its products for the Apple Macintosh family of personal computers to continue as a number of companies continue to introduce modems for the Apple platform. There can be no assurance that the trend of reduced average selling prices will not accelerate during fiscal 1998.

In May 1996, Apple announced a repair program for its Powerbook 5300 and 190 laptop computers which was effectively a recall of defective Apple Macintosh computers. As a result of the repair program, the Company experienced significantly reduced sales of its PowerPort products, particularly, its PowerPort PC cards. Sales of such products have not returned to the levels achieved prior to Apple's announcement and the Company does not believe that it will achieve such sales levels for the foreseeable future. The Company therefore expects that revenues and/or gross margins from its products for the Apple Macintosh family could decrease in future periods, which would have a material adverse effect on the Company's business and results of operations unless the Company can generate sufficient revenues and/or gross margins from products to compensate for any shortfall in revenues from its Apple platform products. Any price reduction or decrease in sales volume could have a material adverse effect on the Company's results of operations.

Because the Company generally ships products within a short period after receipt of an order, the Company typically does not have a material backlog of unfilled orders, and revenues in any quarter are substantially dependent on orders booked in that quarter. The Company's expense levels are based in part on its expectations as to future revenues. Therefore, the Company may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall of demand in relation to the Company's expectations or any material delay of customer orders would have an almost immediate adverse impact on the Company's results of operations and liquidity. Fluctuations in operating results may also result in volatility in the price of the Company's Common Stock.

The Company's Apple Macintosh products are characterized by a highly integrated, proprietary software and hardware design which makes computer communications easy for the average user. For Windows, OS/2 and DOS operating systems, the Company provides integrated communications software to original equipment manufacturers (OEMs) such as Gateway and Dell Computers, and through other distribution channels to end users. In addition, the Company has a wireless Internet receiver that provides multimedia news, sports and weather information direct to the desktop.

To date, a substantial majority of the Company's revenue has been attributable to sales of its TelePort and PowerPort product lines (all of which are designed around the Apple Macintosh family of computers), and the Company expects that sales of these products will account for a majority of its revenue for the foreseeable future. The Company's future financial performance will depend in part on the successful development, introduction and customer acceptance of new and enhanced versions of its TelePort and PowerPort products, the Company's ability to successfully reduce or control various operating expenses as well as the Company's ability to generate increased sales of PC, or other products. Though the Company continually seeks to further enhance its product offerings and to develop new products, there can be no assurance that these development efforts will result in enhanced or new products being introduced on a timely basis, or that any such product enhancements or new products will achieve market acceptance. In addition, the announcement by the Company of new products with the potential to replace current products may cause customers to defer purchasing the Company's current products which could have a material adverse effect on the Company's results of operations. As a result of changing technology and market factors, the Company is subject to the risk that its inventories may rapidly become obsolete or that the Company may carry quantities of certain products that exceed current or projected demand. While the Company has written down inventory that it considers to be excess or obsolete, there can be no assurance that the Company's write downs will be adequate, and a material increase in such write downs and returns over historical rates would have a material adverse effect on the Company's results of operations and working capital. There can be no assurance that the Company will be successful in developing new products or enhancing its current products on a timely basis, or that such new products or product enhancements will achieve market acceptance.

The Company is dependent on sole or limited source suppliers for certain key components and services used in its products particularly the modem chip sets designed and manufactured by Rockwell International and Texas Instruments. The Company has no guaranteed supply arrangements with its sole or limited source suppliers. The Company at times in the past has experienced delays in its ability to manufacture sufficient product to meet demand due to the inability of certain suppliers to meet the Company's volume and schedule requirements. There can be no assurance that any sole or limited source supplier will meet the Company's volume and scheduling requirements in the future. Any failure of such a supplier to meet such requirements could have a material adverse effect on the Company's business and results of operations and working capital.

RESULTS OF OPERATIONS

The following table sets forth, for the years indicated, the percentage relationship to net revenue of certain items in the Company's Consolidated Statements of Operations.

                  YEAR ENDED MARCH 31                     1997        1996        1995
--------------------------------------------------------------------------------------
Net revenue                                                100%        100%        100%
Cost of revenue                                             89          57          54
--------------------------------------------------------------------------------------
Gross profit                                                11          43          46
--------------------------------------------------------------------------------------
Operating expenses:
  Research and development                                  14          11          11
  Marketing and sales                                       32          17          18
  General and administrative                                 8           4           5
  Restructuring costs                                        1          --          --
  Loss from investment in GlobalCenter, Inc.                 2          --          --
  In-process research and development                       --          --          16
--------------------------------------------------------------------------------------
    Total operating expenses                                57          32          50
--------------------------------------------------------------------------------------
Income (loss) from operations                              (46)         11          (4)
Other income, net                                            1           1           1
--------------------------------------------------------------------------------------
Income (loss) before income taxes                          (45)         12          (3)
Provision for income taxes (benefit)                        (5)          3           5
--------------------------------------------------------------------------------------
Income (loss) from continuing operations                   (40)          9          (8)
--------------------------------------------------------------------------------------
Loss from discontinued operations                           (2)         (2)         (2)
Loss on disposal of discontinued operations                 (2)         --          --
--------------------------------------------------------------------------------------
Loss from discontinued operations                           (4)         (2)         (2)
--------------------------------------------------------------------------------------
Net income (loss)                                          (44)%         7%        (10)%
--------------------------------------------------------------------------------------

NET REVENUE

Net revenue includes revenue from gross shipments, licenses and royalties, less reserves for returns and allowances. Net revenue decreased to $90.2 million in fiscal 1997 from $137.0 million in fiscal 1996. Net revenue increased to $137.0 in fiscal 1996 from $80.0 in fiscal 1995. The fiscal 1997 decrease in net revenue is primarily attributable to Apple Computer's repair program for the Macintosh PowerBook 5300 and 190 models and reduced shipments of other Macintosh products. The repair program significantly reduced the number of Apple computers available for the Company's products. The Company's products most impacted by Apple's repair program were its PowerPort PC cards. The fiscal 1996 increase in net revenue was primarily attributable to the introduction of PCMCIA modems, an increase in international sales, and a general increase in volume of shipments of Company's products through distribution channels.

Aggregate returns and allowances have approximated 18%, 6% and 5% of gross revenue for fiscal 1997, 1996 and 1995, respectively. The increase in fiscal 1997 is primarily due to returns and reserves associated with several slow moving products.

International net revenue decreased to $13.3 million or 15% of net revenues in fiscal 1997 from $25.7 million or 19% of net revenue in fiscal 1996. International net revenue increased in fiscal 1996 from $8.9 million or 11% of net revenues in fiscal 1995. The fiscal 1997 decrease in international net revenue is primarily attributable to the decrease in the Company's sales in the Asia region to Apple Japan. The fiscal 1996 increase in international net revenue was due to a substantial OEM agreement with Apple Japan.

There can be no assurance that the Company will be able to maintain or increase international demand for the Company's products or that the Company's distributors will be able to effectively meet that demand. Risks inherent in the Company's international business activities generally include unexpected changes in regulatory requirements, tariffs and other trade barriers, costs and risks of localizing products for foreign countries, longer accounts receivable payment cycles, difficulties in managing international operations and distributors, potentially adverse tax consequences, repatriation of earnings, the burdens of complying with a wide variety of foreign laws and changes in demand resulting from fluctuations in exchange rates. In addition, the laws of certain foreign countries do not provide protection for the Company's intellectual property to the same extent as do the laws of the United States. Revenue reserves and allowances are established for estimated future returns due to stock balancing and discontinued and nonsaleable products based on the Company's past experience and internal forecasts. There can be no assurance that the Company's historical experience regarding returns and allowances will continue or that its projections will prove accurate. If the Company experiences returns in excess of its reserves, the Company's results of operations could be materially, adversely effected.

GROSS PROFIT

Cost of revenue primarily consists of cost of materials, contract manufacturing costs, manufacturing overhead expenses, royalty payments, and warranty expenses. The Company's gross profit as a percentage of net revenue decreased to 11% in fiscal 1997 from 43% in fiscal 1996 and 46% in fiscal 1995. The gross profit decreases were primarily attributable to both minimal revenue produced by high margin products, such as the PowerPort PC cards which were adversely impacted by Apple Computer's repair program for the Macintosh PowerBook 5300 and 190 models, and an increase in inventory and sales return reserves due to several slow moving products. Gross margins are likely to fluctuate as a result of the sales mix between lower and higher margin products, the nature and amount of licensing and royalty income, and changes in distribution channels, as well as changes in component and production costs and price reductions. In particular, the Company expects that over the next several quarters, pricing pressures will continue, and new products will be introduced by the Company's competitors, both of which may have an adverse effect on the gross margins from the Company's products for the Apple platform. The Company does not expect gross margin to return to its higher historical levels.

RESEARCH AND DEVELOPMENT

The Company's research and development ("R&D") expenses decreased to $12.0 million in fiscal 1997 from $14.6 million in fiscal 1996. Fiscal 1996 research and development expenses of $14.6 million increased from $8.8 million in fiscal 1995. The decline in fiscal 1997 is a result of the elimination of R&D expenses associated with the divestiture of GlobalCenter. The increase in research and development expenses in fiscal 1996 as compared to fiscal 1995 reflect significant increases in personnel and related costs incurred in the development of new products and the enhancement of existing products. Research and development expenses as a percentage of net revenue were 14%, 11%, and 11% in fiscal 1997, 1996, and 1995, respectively. Development costs incurred in the research and development of new software products and enhancements to existing software products are expensed as incurred until technological feasibility has been established, in compliance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Software to be Sold, Leased, or Otherwise Marketed." Historically, software development has been substantially completed concurrently with the establishment of technological feasibility, and, accordingly, no costs have been capitalized to date.

MARKETING AND SALES

The Company's marketing and sales expenses increased to $28.9 million in fiscal 1997 from $23.0 million in fiscal 1996 and from $14.1 million in fiscal 1995. Marketing and sales expenses were 32%, 17%, and 18% of net revenue in fiscal 1997, 1996, and 1995, respectively. Fiscal 1997 expenses increased due to advertising and promotion costs associated with new products such as Focal Point, NewsCatcher and speakerphone modems.

The increase in marketing and sales expense in fiscal 1996, as compared to fiscal 1995, resulted from the inclusion, beginning in August 1994 of marketing and sales expenses from the acquisition of SofNet, the introduction of new and enhanced products, the expansion of distribution and dealer channels, increased product advertising, the expansion of the Company's customer support organization, and the addition of marketing and sales personnel. The Company expects that advertising activities will probably decrease in fiscal 1998 in absolute terms and as a percentage of total net revenue.

GENERAL AND ADMINISTRATIVE

General and administrative expenses increased to $7.4 million in fiscal 1997 from $5.7 million in fiscal 1996 and from $4.1 million in fiscal 1995. The increase in general and administrative expense in fiscal 1997 was primarily due to legal expenses associated with the settlement of two lawsuits, additional bad debt reserves and other general operating expenses. General and administrative expenses as a percentage of net revenue were 8%, 4%, and 5% in fiscal 1997, 1996, and 1995, respectively.

RESTRUCTURING COSTS

In December 1996, the Company announced a restructuring plan to streamline its operations, reduce its workforce and enable the Company to improve its operating results. The Company recorded a restructuring charge of $1.3 million related primarily to severance costs, write-offs of fixed assets and purchased software technology and a lease abandonment.

LOSS FROM INVESTMENT IN GLOBALCENTER

In April 1996, Global Village announced that it had incorporated its Internet Services Division as a standalone business called GlobalCenter, Inc. At the same time, the Company announced that UUNET Technologies, Inc. had acquired an equity interest in GlobalCenter, Inc. At that time, the Company no longer had the ability to exercise significant control over GlobalCenter. Accordingly, the Company no longer consolidated the results of GlobalCenter and began to account for its investment using the equity method of accounting. As a result of the refinancing and operating performance of GlobalCenter during the first quarter of fiscal 1997, the Company recorded an investment loss of $2.2 million and reduced the book value of its investment to zero. In December 1996, GlobalCenter entered into a definitive merger agreement whereby GlobalCenter and Phoenix-based Primenet Services for the Internet, Inc. merged, reducing the Company's percentage ownership below 10%. Accordingly, in the third quarter of fiscal 1997, the Company began accounting for its investment in GlobalCenter using the cost method of accounting. The Company's investment balance as of March 31, 1997 remains zero.

IN-PROCESS RESEARCH AND DEVELOPMENT

In connection with the Company's acquisition of SofNet in August 1994, approximately $12.8 million of the purchase price was allocated to in-process research and development. This in-process research and development had not achieved technological feasibility at the time of the acquisition and, therefore, did not qualify for capitalization under generally accepted accounting principles for software capitalization, and thus was charged to operations in the second quarter of fiscal 1995.

OTHER INCOME

The Company's net other income decreased to $0.8 million in fiscal 1997 from $1.2 million in fiscal 1996 and from $0.8 million in fiscal 1995. Other income was 1% of net revenue in each of fiscal 1997, 1996, and 1995. The dollar decrease in fiscal 1997 is the result of a decrease in interest income associated with lower cash balances and an increase in interest expense related to the line of credit borrowings, partially offset by an increase in other income. The increase in fiscal 1996 over fiscal 1995 is primarily attributable to an increase in interest income.

PROVISION FOR INCOME TAXES

The combined federal, state and foreign effective income tax rates for continuing operations were 13% in fiscal 1997, 30% in fiscal 1996, and 37% in fiscal 1995 (excluding the impact of the one-time in-process research and development charge).

The fiscal 1997 rate differs from the combined statutory rates primarily due to the establishment of a full valuation allowance against the deferred tax assets. The Company's increased foreign activities during fiscal 1996 was the primary differential from the combined statutory rates for that period. In addition, the rates also differ from the combined statutory rates in effect during these periods as a result of tax exempt interest, available research credits, and foreign sales corporation tax benefits.

DISCONTINUED OPERATIONS

In the second quarter of fiscal 1997, the Company adopted a formal plan to discontinue its enterprise network server operation based in the United Kingdom (formerly, the Company's ISDN division). The disposition of the division has been accounted for as a discontinued operation in accordance with Accounting Principles Board (APB) Opinion No. 30 and prior period financial statements have been restated to reflect the discontinuation of the enterprise network server operation. The loss from discontinued operations of $1.8 million, $3.3 million, and $1.5 million in fiscal years 1997, 1996 and 1995, respectively, represents the operation's operating losses, with no associated tax benefits. The loss on disposal of discontinued operations of $2.2 million in fiscal 1997 (no income tax benefits) represents the cost of disposal of the operation (including estimated contingent liabilities of $2.0 million at March 31, 1997) net of $3.8 million of cash received from the sale of the operation's assets. The $2.2 million loss on disposal of discontinued operations also includes a $2.1 million loss from operations, from the measurement date to the disposal date.

LIQUIDITY AND CAPITAL RESOURCES

The Company's cash and short-term investments totaled $9.7 million at March 31, 1997, representing 28% of total assets. Working capital was $36.4 million at March 31, 1996, and a negative $3.8 million at March 31, 1997, a decline of $40.2 million. The decrease in working capital was primarily attributable to losses from continuing and discontinued operations, investments in AirMedia, Inc. and GlobalCenter, Inc., and repurchases of common stock.

Since its last fiscal year end, the Company has used approximately $24.1 million in cash to finance both its continuing and discontinued operations. Any further operating losses, inventory buildups or inability to collect its accounts receivable could necessitate further reductions in expenses and would have a material adverse affect on the Company's business, financial condition and results of operations. At March 31, 1997, the Company's principal source of liquidity was $9.7 million in cash which includes $4.2 million in borrowings against its bank line of credit. The Company is in the process of evaluating various measures to improve its operating performance and manage its cash requirements for fiscal 1998.

At March 31, 1997, the Company had borrowings against its bank line of credit of $4.2 million. At December 31, 1996, the Company was in violation of certain financial covenants under its line of credit and had been notified by its lender that it was in default of its borrowing agreement. In February 1997, the Company renegotiated the terms of the line of credit and was in compliance with such terms as of March 31, 1997. In April 1997, the Company entered into a new line of credit agreement with another bank which provides for borrowings of up to $5.0 million based on eligible accounts receivable. The Company's accounts receivable (net of reserves) dropped over the fiscal year from $12.4 million on March 31, 1996 to $4.3 million on March 31, 1997, consequently reducing the Company's borrowing capacity through its new line of credit.

The Company does not expect fiscal 1998 capital expenditures to exceed historical levels and may possibly be reduced. During the past year, the Company has experienced significant negative cash flows. However, the Company currently believes that its existing cash and new credit facility, along with a reduction in overhead and direct costs, resizing its business, and the recovery of certain tax assets, should enable the Company to meet its cash requirements for at least the next twelve months. The preceding sentence is a forward-looking statement. The Company's funding requirements may change at any time due to various factors, including the Company's operating results, the results and timing of the Company's launch of new products and services, the Company's ability to reduce or control various operating expenses through cost containment measures or operating reductions, the success of the Company's marketing efforts, technological advances and competition. The Company may be required to issue additional debt or equity securities which could substantially dilute the ownership of existing stockholders. Any shortfall in funding could result in the Company having to curtail the introduction or development of new products and its entry into new markets, any of which could have a material adverse affect on the Company's business, financial condition and results of operations.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                                                                                                PAGE
 (1)  Consolidated Financial Statements
      Independent Auditors' Report                                                               26
      Consolidated Balance Sheets as of March 31, 1997 and 1996                                  27
      Consolidated Statements of Operations for the three years ended March 31, 1997             28
      Consolidated Statements of Stockholders' Equity for the three years ended March 31,        29
        1997
      Consolidated Statements of Cash Flows for the three years ended March 31, 1997             30
      Notes to Consolidated Financial Statements                                                 31
 (2)  Consolidated Financial Statement Schedule for the three years ended March 31, 1997.
      Schedule II -- Consolidated Valuation and Qualifying Accounts                              43

Schedules other than those listed above have been omitted since they are either not applicable, not required or the information is included elsewhere herein.

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Global Village Communication, Inc.

We have audited the consolidated financial statements of Global Village Communication, Inc. and subsidiaries as listed in the accompanying index. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule as listed in the accompanying index. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Global Village Communication, Inc. and subsidiaries as of March 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended March 31, 1997, in conformity with generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                            KPMG PEAT MARWICK LLP

Palo Alto, California
April 23, 1997

GLOBAL VILLAGE COMMUNICATION, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

                           MARCH 31                                1997         1996
--------------------------------------------------------------------------------------
                    In thousands, except share and per share data
ASSETS
Current assets:
  Cash and cash equivalents                                      $  9,687      $15,900
  Short-term investments                                               --       21,819
  Accounts receivable, net                                          4,324       12,449
  Inventories, net                                                  2,071        5,779
  Income tax receivable                                             7,665           --
  Deferred income taxes                                                --        2,384
  Other current assets                                                343        1,998
  Net assets of discontinued operations                                --          277
--------------------------------------------------------------------------------------
    Total current assets                                           24,090       60,606
--------------------------------------------------------------------------------------
Property and equipment, net                                         6,929       10,055
Investment in AirMedia, Inc.                                        4,043           --
Other assets                                                          138        1,374
--------------------------------------------------------------------------------------
    Total assets                                                 $ 35,200      $72,035
--------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Line of credit borrowings                                      $  4,241      $    --
  Accounts payable                                                 15,971       18,046
  Accrued and other liabilities                                     7,638        5,823
  Income taxes payable                                                 --          335
--------------------------------------------------------------------------------------
    Total current liabilities                                      27,850       24,204
--------------------------------------------------------------------------------------
Commitments and contingencies
Stockholders' equity:
Preferred Stock, $0.001 par value; 5,000,000 shares
  authorized; none issued and outstanding                              --           --
Common Stock, $0.001 par value; 30,000,000 shares authorized;
  16,929,690 and 16,744,837 shares issued and outstanding              17           17
Additional paid-in capital                                         42,873       43,226
Cumulative translation adjustment                                      --          247
Retained earnings (accumulated deficit)                           (35,540)       4,341
--------------------------------------------------------------------------------------
Total stockholders' equity                                          7,350       47,831
--------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                       $ 35,200      $72,035
--------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements

GLOBAL VILLAGE COMMUNICATION, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

               YEAR ENDED MARCH 31                     1997          1996         1995
----------------------------------------------------------------------------------------
                          In thousands, except per share data
Net revenue                                          $ 90,174      $136,941      $80,021
Cost of revenue                                        80,439        77,583       43,407
----------------------------------------------------------------------------------------
    Gross profit                                        9,735        59,358       36,614
----------------------------------------------------------------------------------------
Operating expenses:
  Research and development                             12,008        14,550        8,824
  Marketing and sales                                  28,900        22,976       14,094
  General and administrative                            7,367         5,678        4,126
  Restructuring costs                                   1,298            --           --
  Loss from investment in GlobalCenter, Inc.            2,191            --           --
  In-process research and development                      --            --       12,809
----------------------------------------------------------------------------------------
    Total operating expenses                           51,764        43,204       39,853
----------------------------------------------------------------------------------------
Income (loss) from operations                         (42,029)       16,154       (3,239)
Other income (expense), net:
  Interest income                                         411         1,000          832
  Interest expense                                       (248)           --           (2)
  Other income                                            613           154           13
----------------------------------------------------------------------------------------
    Total other income, net                               776         1,154          843
----------------------------------------------------------------------------------------
Income (loss) before income taxes                     (41,253)       17,308       (2,396)
Provision for income taxes (benefit)                   (5,401)        5,160        3,810
----------------------------------------------------------------------------------------
Income (loss) from continuing operations              (35,852)       12,148       (6,206)
----------------------------------------------------------------------------------------
Discontinued operations:
  Loss from discontinued operations                    (1,822)       (3,312)      (1,466)
  Loss on disposal of discontinued operations          (2,207)           --           --
----------------------------------------------------------------------------------------
Loss from discontinued operations                      (4,029)       (3,312)      (1,466)
----------------------------------------------------------------------------------------
Net income (loss)                                    $(39,881)     $  8,836      $(7,672)
----------------------------------------------------------------------------------------
Income (loss) per share from continuing operations   $  (2.13)     $   0.68      $ (0.41)
Loss per share from discontinued operations             (0.24)        (0.19)       (0.10)
Net income (loss) per share                          $  (2.37)     $   0.49      $ (0.51)
----------------------------------------------------------------------------------------
Shares used in computing per share amounts             16,835        17,872       15,013
----------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements

GLOBAL VILLAGE COMMUNICATION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                        Retained
                                         Common Stock       Additional   Cumulative     Earnings         Total
                                      -------------------    Paid-in     Translation  (Accumulated   Stockholders'
                                        Shares     Amount    Capital     Adjustment     Deficit)        Equity

        -------------------------------------------------------------------------------------------------
                                         In thousands, except share data
Balances as of March 31, 1994:        13,671,000      $13      $25,805        $ 109        $ 3,177        $ 29,104
 Exercise of stock options               638,481        1          361           --             --             362
 SofNet, Inc. acquisition              1,772,369        2       13,078           --             --          13,080
 Shares issued under ESPP                 55,848       --          382           --             --             382
 Cashless exercise of redeemable
   warrant                                29,731       --           --           --             --              --
 Tax benefits related to stock
   plans                                      --       --          866           --             --             866
 Foreign currency translation
   adjustment                                 --       --           --           13             --              13
 Net loss                                     --       --           --           --         (7,672)         (7,672)
-------------------------------------------------------------------------------------------------
Balances as of March 31, 1995:        16,167,429       16       40,492          122         (4,495)         36,135
 Exercise of stock options               583,711        1        1,547           --             --           1,548
 Shares issued under ESPP                 63,229       --          539           --             --             539
 Treasury shares acquired                (69,532)      --         (984)          --             --            (984)
 Tax benefits related to stock
   plans                                      --       --        1,632           --             --           1,632
 Foreign currency translation
   adjustment                                 --       --           --          125             --             125
 Net income                                   --       --           --           --          8,836           8,836
-------------------------------------------------------------------------------------------------
Balances as of March 31, 1996:        16,744,837       17       43,226          247          4,341          47,831
 Exercise of stock options               288,967       --          575           --             --             575
 Shares issued under ESPP                 74,386       --          367           --             --             367
 Treasury shares acquired               (178,500)      --       (1,295)          --             --          (1,295)
 Foreign currency translation
   adjustment                                 --       --           --         (247)            --            (247)
 Net loss                                     --       --           --           --        (39,881)        (39,881)
-------------------------------------------------------------------------------------------------
Balances as of March 31, 1997         16,929,690      $17      $42,873         $ --       $(35,540)        $ 7,350
-------------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements

GLOBAL VILLAGE COMMUNICATION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOW

                 YEAR ENDED MARCH 31                      1997         1996         1995
------------------------------------------------------------------------------------------
                                       In thousands
Cash flows from operating activities:
  Net income (loss)                                     $(39,881)    $  8,836     $ (7,672)
  Adjustments to reconcile net income (loss) to net
    cash provided by operating activities:
    Depreciation and amortization                          3,782        2,879        1,279
    Loss on disposal of property and equipment               220           --           --
    Deferred income taxes                                  3,234           --       (1,150)
    Acquired in-process research and development              --           --       12,809
    Write-off of GlobalCenter, Inc. investment             2,191           --           --
    Tax benefits related to stock plans                       --        1,632          866
  Changes in operating assets and liabilities:
    Accounts receivable, net                               7,913       (1,059)      (6,620)
    Inventories                                            3,627       (1,881)        (200)
    Income taxes                                          (7,665)          --           --
    Other current assets                                   1,474         (685)      (1,064)
    Accounts payable                                      (1,462)       5,968        7,099
    Accrued and other liabilities                           (174)         742          283
    Income taxes payable                                    (335)      (1,505)          74
------------------------------------------------------------------------------------------
  Net cash provided by (used in) operating activities
    of:
    Continuing operations                                (27,076)      14,927        5,704
    Discontinued operations                                2,977        1,228        1,448
------------------------------------------------------------------------------------------
    Net cash provided by (used in) operating
      activities                                         (24,099)      16,155        7,152
------------------------------------------------------------------------------------------
Cash flows from investing activities:
  Purchases of property and equipment                     (1,802)      (6,514)      (5,724)
  Proceeds from sale of property and equipment                71           --           --
  Cash used in acquisition of SofNet, Inc., net of
    cash acquired                                             --           --         (583)
  Other assets                                              (386)          93          188
  Purchases of short-term investments                    (23,217)     (78,747)     (55,253)
  Proceeds from sales and maturities of short-term
    investments                                           45,036       77,897       55,513
  Investment in AirMedia, Inc.                            (4,043)          --           --
  Investment in GlobalCenter, Inc.                        (1,548)          --           --
------------------------------------------------------------------------------------------
    Net cash provided by (used in) investing
      activities                                          14,111       (7,271)      (5,859)
------------------------------------------------------------------------------------------
Cash flows from financing activities:
  Borrowings under line of credit                          8,000           --           --
  Repayments under line of credit                         (3,759)          --           --
  Payments of capital lease obligations                       --           --          (33)
  Proceeds from issuance of Common Stock, net                942        2,086          744
  Repurchases of Common Stock                             (1,161)        (984)          --
------------------------------------------------------------------------------------------
    Net cash provided by financing activities              4,022        1,102          711
------------------------------------------------------------------------------------------
Effect of foreign currency exchange rate changes on
  cash and cash equivalents                                 (247)         125           13
Net increase (decrease) in cash and cash equivalents      (6,213)      10,111        2,017
------------------------------------------------------------------------------------------
Cash and cash equivalents at beginning of year            15,900        5,789        3,772
------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                $  9,687     $ 15,900     $  5,789
------------------------------------------------------------------------------------------
Supplemental disclosures:
  Cash paid during the year for:
    Interest                                            $    211     $    100     $      2
    Income taxes                                        $     --     $  5,033     $  4,074
  Non-cash investing and financing activities:
    Non-cash net assets contributed to GlobalCenter,
      Inc.                                              $    643     $     --     $     --
    Value of Common Stock issued for purchase of
      SofNet, Inc.                                      $     --     $     --     $ 13,080
------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements

GLOBAL VILLAGE COMMUNICATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF BUSINESS AND SUMMARY OF

        SIGNIFICANT ACCOUNTING POLICIES

Description of Business

Global Village Communication, Inc. (the Company), a Delaware corporation, was founded in June 1989 and is a leader in the design, development and marketing of easy-to-use integrated communications products and services for users of personal computer users with Windows, Macintosh, OS/2 or DOS operating systems. The Company's products enable mobile, home office, and networked computer users in small and medium-sized organizations to communicate efficiently with colleagues, customers, and suppliers.

Summary of Significant Accounting Policies

Principles of Consolidation. The accompanying Consolidated Financial Statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Cash and Cash Equivalents and Short-Term Investments. Cash and cash equivalents consist of cash and highly liquid investments such as money market funds, commercial paper, and U.S. Treasury Bills with maturities of three months or less at the time of purchase.

Short-term investments generally consist of U.S. Treasury Bills, commercial paper, and municipal bonds with original maturities in excess of 90 days. The Company has classified its investments in certain debt and equity securities as available-for-sale. Such investments are recorded at fair value, with unrealized gains and losses reported as a separate component of stockholders' equity. As of March 31, 1996, unrealized gains and losses were not significant. The cost of securities sold is based upon the specific identification method.

Inventories. Inventories are stated at standard cost, which approximates the lower of actual cost (first-in, first-out method) or market.

Property and Equipment. Property and equipment are recorded at cost less accumulated depreciation and amortization. Depreciation is calculated using the straight-line method over the estimated useful lives of the respective assets, generally three to five years. Leasehold improvements are amortized over the lesser of the estimated useful lives of the improvements or the lease term, generally five years.

Fair Value of Financial Instruments. The carrying amounts of cash, cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate fair values due to the short maturity of those instruments. The amounts of the short-term debt approximates fair value because the interest rates change with market interest rates.

Product Warranty. The Company warrants its products for up to five years from date of shipment. A provision for the estimated future costs of warranty repair or replacement is provided at the time of sale.

GLOBAL VILLAGE COMMUNICATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Revenue Recognition. Revenue is generally recognized at the time of shipment. Revenue from sales to distributors and dealers are subject to agreements allowing limited rights of return and exchange, and price protection. Accordingly, the Company provides reserves for estimated future returns, exchanges, and price protection credits in the same period as related revenue. Revenue from products licensed to original equipment manufacturers (OEM's) is recognized when sales to end users are reported to the Company.

The Company's revenue recognition policies comply with the provisions of the American Institute of Certified Public Accountants' Statement of Position ("SOP") 91-1, "Software Revenue Recognition."

Software Development Costs. Development costs incurred in the research and development of new software products and enhancements to existing software products are expensed as incurred until technological feasibility has been established. Through March 31, 1997, software development has been substantially completed concurrently with the establishment of technological feasibility, and, accordingly, no costs have been capitalized to date.

Income Taxes. The Company accounts for income taxes under the asset and liability method of accounting. Under the asset and liability method, deferred tax assets and liabilities are recognized based on the expected future tax consequences of events that have been recognized in the Company's consolidated financial statements or tax returns.

Net Income (Loss) Per Share. Net income (loss) per share data has been computed using net income, the weighted average number of shares of Common Stock, and common equivalent shares from stock options outstanding (when dilutive using the treasury stock method).

Impact of Recently Issued Accounting Standards. The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of," ("SFAS No. 121") effective for the fiscal year ended March 31, 1997. SFAS No. 121 requires that impairment losses be recorded on long-lived assets and certain identifiable intangibles when indicators of impairment are present and the undiscounted cash flows estimated by those assets are less than the assets' carrying amounts. Adoption of this standard did not have a material impact on the Company's consolidated financial statements.

The Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123") effective for the fiscal year ended March 31, 1997. SFAS No. 123 establishes a fair value method of accounting for stock-based employee compensation plans. As allowed under provisions of SFAS No. 123, the Company has chosen to continue the intrinsic value based method for stock-based employee compensation plans and provide pro forma disclosures of results and results per share as if the accounting provisions of SFAS No. 123 had been adopted. As the Company has elected to adopt only disclosure requirements of SFAS No. 123, such adoption had no effect on the Company's consolidated net loss or cash flows.

In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings per Share." SFAS No. 128 requires dual presentation of basic earnings per share ("EPS") and diluted EPS on the face of all statements of operations issued after December 15, 1997, for all entities with complex capital structures.

Basic EPS is computed using net earnings divided by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur from common

GLOBAL VILLAGE COMMUNICATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

shares issuable through stock-based compensation including stock options, restricted stock awards, warrants, and other convertible securities using the treasury stock method. The Company expects basic EPS for profitable periods will be higher than primary EPS as presented in the accompanying consolidated financial statements and diluted EPS for profitable periods will not differ materially from primary EPS as presented in the accompanying consolidated financial statements. Computations for loss periods should not change significantly.

Foreign Currency Translation. All assets and liabilities denominated in foreign currencies are translated at the exchange rate on the balance sheet date. Revenues, costs, and expenses are translated at average rates of exchange prevailing during the period. Translation adjustments are accumulated as a separate component of stockholders' equity. Gains and losses resulting from foreign currency transactions and realized translation adjustments are included in the consolidated statements of operations.

Reclassifications. Certain amounts in prior years' consolidated financial statements have been reclassified to conform with the fiscal 1997 consolidated financial statement presentation.

NOTE 2. DISCONTINUED OPERATIONS

In January 1996, the Company acquired KNX Limited, a leading UK-based provider of ISDN remote access products. The transaction was effected through the exchange of shares of Common Stock of the Company for all outstanding shares of KNX Limited. In total, the Company issued, or reserved for issuance on exercise of options, 1,365,951 shares of the Company's Common Stock. The acquisition of KNX was accounted for using the pooling of interests method of accounting.

In the second quarter of fiscal 1997, the Company adopted a formal plan to discontinue its enterprise network server operation based in the United Kingdom (formerly, the Company's ISDN division). The disposition of the division has been accounted for as a discontinued operation in accordance with Accounting Principles Board (APB) Opinion No. 30 and prior period consolidated financial statements have been restated to reflect the discontinuation of the enterprise network server operation. The loss from discontinued operations of $1.8 million, $3.3 million, and $1.5 million in fiscal years 1997, 1996 and 1995, respectively, represents the operation's operating losses, with no associated tax benefits. The loss on disposal of discontinued operations of $2.2 million in fiscal 1997 (no income tax benefit) represents the cost of disposal of the operation (including estimated contingent liabilities of $2.0 million at March 31, 1997), net of $3.8 million of cash received from the sale of the operation's assets. The $2.2 million loss on disposal of discontinued operations also includes a $2.1 million loss from operations from the measurement date to the disposal date.

GLOBAL VILLAGE COMMUNICATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3. BALANCE SHEET COMPONENTS

MARCH 31                                                         1997         1996
------------------------------------------------------------------------------------
In thousands
Short-term investments:
  U.S. government securities                                         --      $ 1,647
  Municipal securities                                               --       20,172
------------------------------------------------------------------------------------
    Total short-term investments                                     --      $21,819
------------------------------------------------------------------------------------
Accounts receivable:
  Trade accounts receivable                                     $10,712      $14,303
  Less allowance for returns and doubtful accounts               (6,388)      (1,854)
------------------------------------------------------------------------------------
    Net accounts receivable                                     $ 4,324      $12,449
------------------------------------------------------------------------------------
Inventories:
  Purchased parts                                               $   199      $   131
  Work in process                                                   369          217
  Finished goods                                                  1,503        5,431
------------------------------------------------------------------------------------
    Total inventories                                           $ 2,071      $ 5,779
------------------------------------------------------------------------------------
Property and equipment:
  Computer, test, and production equipment                      $ 9,847      $10,280
  Furniture and fixtures                                          3,193        3,057
  Leasehold improvements                                          2,428        2,108
------------------------------------------------------------------------------------
                                                                 15,468       15,445
  Less accumulated depreciation and amortization                 (8,539)      (5,390)
------------------------------------------------------------------------------------
    Total property and equipment, net                           $ 6,929      $10,055
------------------------------------------------------------------------------------
Accrued and other liabilities:
  Warranty and other product related obligations                $ 2,090      $ 1,503
  Accrued compensation and benefits                                 740        3,058
  Other                                                           4,808        1,262
------------------------------------------------------------------------------------
    Total accrued and other liabilities                         $ 7,638      $ 5,823
------------------------------------------------------------------------------------

NOTE 4. INVESTMENT IN GLOBALCENTER, INC. AND AIRMEDIA, INC.

In April 1996, the Company announced that it had incorporated its Internet Services Division as a standalone business called GlobalCenter, Inc. At the same time, the Company announced that UUNET Technologies, Inc. had acquired an equity interest in GlobalCenter, Inc. At that time, the Company no longer had the ability to exercise significant control over GlobalCenter. Accordingly, the Company no longer consolidated the results of GlobalCenter and began to account for its investment using the equity method of accounting. As a result of the refinancing and operating performance of GlobalCenter during the first quarter of fiscal 1997, the Company recorded an investment loss of $2.2 million, and reduced the book value of its investment to zero. In December 1996, GlobalCenter entered into a definitive merger agreement whereby GlobalCenter and Phoenix-based Primenet Services for the Internet, Inc. merged, reducing the Company's percentage ownership below 10%. Accordingly, in the third quarter of fiscal

GLOBAL VILLAGE COMMUNICATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1997, the Company began accounting for its investment in GlobalCenter using the cost method of accounting. The Company's investment balance as of March 31, 1997 remains zero.

In the second quarter of fiscal 1997, the Company completed an equity investment in AirMedia, Inc. (formerly ExMachina, Inc.) of $4,043,000. The Company manufactures, markets and distributes receivers for AirMedia's AirMedia Live! Network. The Company accounts for its investment in AirMedia using the cost method of accounting. The Company believes its investment is recoverable. However, it is possible that circumstances could change in the near term and that such change could have a material adverse effect on the Company's financial position and results of operations.

NOTE 5. LINE OF CREDIT

As of March 31, 1997, the Company's borrowings under its line of credit were subject to the terms of a forbearance agreement it negotiated with its bank in February 1997 which expires in August 1997. Borrowings under the forbearance agreement bear interest at the bank's prime rate plus 5% (13.5% at March 31, 1997) and are collateralized by all of the Company's assets. Total borrowings are limited to the lesser of $4,200,000 or 50% of eligible accounts receivable through April 15, 1997; 40% through May 15, 1997; 30% through June 15, 1997; 20% through July 15, 1997; and 10% through August 15, 1997. The agreement places restrictions on the Company's ability to pay dividends or effect mergers or acquisitions. The Company is subject to compensating balance arrangements in connection with this credit facility that require that an average balance of $250,000 be deposited with the bank.

In April 1997, the Company entered into a new line of credit agreement with another bank, expiring in April 1999, which replaced the Company's prior line of credit. Borrowings under the agreement bear interest at the bank's prime rate plus 2.5%. The total borrowings are limited to the lessor of $5,000,000 or 80% of eligible receivables, as defined, and are collateralized by all of the Company's assets. This new facility contains various financial covenants and restrictions, including restrictions on the Company's ability to pay dividends or to effect mergers or acquisitions.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Lease Commitments. The Company leases facilities under noncancelable operating leases expiring in January 2000, April 2000, and December 2002. The lease expiring in April 2000 has a renewal option for an additional five-year term. Space associated with this lease has been subleased for various periods through April 2000. Future minimum lease payments as of March 31, 1997 are:

                    LEASE              SUBLEASE               NET LEASE
FISCAL YEAR         PAYMENTS             INCOME                PAYMENTS
---------------------------------------------------------------------------
In thousands
1998                $1,656             $  (978)                $  678
1999                 1,681                (379)                 1,302
2000                 1,679                (183)                 1,496
2001                   172                   --                   172
2002                    90                   --                    90
---------------------------------------------------------------------------
    Total           $5,278             $(1,540)                $3,738
---------------------------------------------------------------------------

GLOBAL VILLAGE COMMUNICATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Rent expense was approximately $1,188,000, $1,352,000 and $791,000 for the fiscal years ended March 31, 1997, 1996, and 1995, respectively.

Legal Matters. The Company is a party to certain lawsuits and claims arising out of the normal conduct of its business. These claims generally relate to commercial transactions, patent infringements, and employment matters. While the ultimate resolution of such suits or other proceedings against the Company cannot be predicted with certainty, management expects that these matters will not have a material adverse effect on the financial position or results of operations of the Company.

NOTE 7. STOCKHOLDERS' EQUITY

Common and Preferred Stock. As of March 31, 1997, the number of Common and Preferred Stock shares authorized was 30,000,000 and 5,000,000, respectively. The classes, series, rights, and preferences of the Preferred Stock may be established by the Company's Board of Directors.

On August 30, 1994, the Company issued approximately 1,800,000 shares of Common Stock as part of the consideration for the acquisition of SofNet, Inc. (see Note
9).

On January 5, 1996, the Company issued approximately 1,400,000 shares of Common Stock as part of the consideration for the acquisition of KNX Limited (see Note
2).

Stock Option Plan. The Company has adopted a stock option plan (the "Plan") under which incentive stock options may be granted to employees and officers, and non-qualified (supplemental) stock options may be granted to employees, officers, directors, and consultants to purchase an aggregate of 5,100,000 shares of Common Stock. Options may be granted at an exercise price of at least 100% of the fair market value of Common Stock at the date of grant, or for supplemental options, at an exercise price not less than 85% of the fair market value of such stock at the date of grant. All options expire no later than 10 years after the date of grant and generally vest over 4 or 5 years with 20% to 25% vesting after one year and the balance vesting monthly over the remaining 3 to 4 years. As of March 31, 1997, options to purchase 372,568 shares of Common Stock were exercisable under the Plan. In May 1996 and January 1997, the Company's Board of Directors authorized the repricing of approximately 410,000 and 1,352,000 outstanding options, respectively, to purchase the Company's common stock to an exercise price of $10.19 and $3.063 per share, respectively. The repricings have been reflected in the plan activity below.

Director's Plan. In January 1994, the Company adopted the 1994 Non-Employee Directors' Stock Option Plan (the "Directors' Plan"). The Directors' Plan provides for automatic grants of options to purchase shares of Common Stock to non-employee directors of the Company at or above the fair market value of the Common Stock on the date of grant. The Company has reserved a total of 200,000 shares of the Company's Common Stock for issuance upon the exercise of options granted pursuant to the Directors' Plan. Options granted under the Directors' Plan expire 10 years following the grant and vest in five annual installments commencing on the date of grant and are contingent upon the continuous service of the director. As of March 31, 1997, options representing 7,666 shares were exercisable under the Directors' Plan.

GLOBAL VILLAGE COMMUNICATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A summary of the combined stock option activity under the Plan and Directors' Plan is as follows:

                                                            YEAR ENDED MARCH 31,
                                    --------------------------------------------------------------------
                                             1997                    1996                   1995
                                    ----------------------   --------------------   --------------------
                                                  Weighted               Weighted               Weighted
                                                  Average                Average                Average
                                                  Exercise               Exercise               Exercise
                                      Options      Price      Options     Price      Options     Price
   -------------------------------------------------------------------------------------------------
Outstanding -- beginning of year      2,315,955     $ 9.25   2,350,444     $ 4.66   2,348,695      $1.71
Granted                               1,779,330       5.78   1,011,485      15.64     832,278       9.26
Exercised                              (288,967)      1.99    (583,711)      2.70    (638,481)      0.57
Canceled                             (1,320,883)     10.00    (462,263)      8.24    (192,048)      2.27
Repriced -- granted                   1,762,384       4.68          --         --          --         --
Repriced -- canceled                 (1,762,384)     10.96          --         --          --         --
-------------------------------------------------------------------------------------------------
Outstanding -- end of year            2,485,435     $ 2.76   2,315,955     $ 9.25   2,350,444      $4.66
-------------------------------------------------------------------------------------------------
Weighted average fair value of
  options, calculated under SFAS
  No. 123 (see below)                               $ 2.47                 $ 9.64
-------------------------------------------------------------------------------------------------

The following table summarizes information as of March 31, 1997:

                                  Options Outstanding
                  ---------------------------------------------------         Options Exercisable
                                Weighted Average                          ----------------------------
   Range of                        Remaining         Weighted Average                 Weighted Average
Exercise Prices     Number      Contractual Life      Exercise Price       Number      Exercise Price
  -------------------------------------------------------------------------------------------------
$0.04 -- $ 3.00      659,255                6.61                $1.19       81,807               $0.77
 3.06              1,674,080                8.33                 3.06      289,602                3.06
 3.38 --  14.88      152,100                8.98                 6.17        8,825                8.88
     -------------------------------------------------------------------------------------------------
 0.04 --  14.88    2,485,435                7.91                $2.76      380,234               $2.70
     -------------------------------------------------------------------------------------------------

Employee Stock Purchase Plan. In December 1993, the Company adopted the 1993 Employee Stock Purchase Plan (the "Purchase Plan") reserving 300,000 shares of Common Stock for issuance under the Purchase Plan. The Purchase Plan provides a means by which employees may purchase the Company's Common Stock through payroll deductions, of up to 10% of their compensation, at a price per share equal to the lower of (i) 85% of the fair market value of a share of Common Stock on the date of commencement of participation in the offering; or (ii) 85% of the fair market value of a share of Common Stock on the date of purchase. As of March 31, 1997, 193,463 shares had been purchased under the Purchase Plan.

Common Stock Reserved for Future Issuance.

                                                                             Shares
-------------------------------------------------------------------------------------
Exercise of stock options                                                   2,986,558
Employee stock purchase plan                                                  106,537
Directors' plan                                                               192,000
-------------------------------------------------------------------------------------
         Total reserved shares                                              3,285,095
-------------------------------------------------------------------------------------

GLOBAL VILLAGE COMMUNICATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Accounting for Stock-Based Compensation Under SFAS No. 123. At March 31, 1997, the Company had three stock-based compensation plans, which are described above. As the Company applies APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock plans, no compensation cost has been recognized for such plans.

Had compensation cost for the Company's stock plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method prescribed under SFAS No. 123, "Accounting for Stock-Based Compensation", the Company's net loss and net loss per share would have changed to the pro forma amounts indicated below (in thousands, except per share amounts):

                                                                   1997          1996
--------------------------------------------------------------------------------------
Net income (loss) -- as reported                                 $ (39,881)     $8,836
Net income (loss) -- pro forma                                   $ (42,976)     $6,820
Net income (loss) per share -- as reported                       $   (2.37)     $ 0.49
Net income (loss) per share -- pro forma                         $   (2.55)     $ 0.38

The fair value of each option grant and Purchase Plan shares issuable is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions for grants in 1997 and 1996, respectively: no dividend yield is expected for all years; expected volatility of 96% and 90%; risk-free interest rates of 6.25% and 5.93%; and expected lives of 4 years and 3 years.

NOTE 8. RESTRUCTURING COSTS

In December 1996, the Company announced a restructuring plan ("Plan") to streamline its operations, reduce its workforce and enable the Company to improve its operating results. The Company recorded a restructuring charge of $1.3 million related primarily to severance costs ($270,000), write-offs of fixed assets and purchased software ($490,000), a lease abandonment ($340,000) and other one-time charges associated with the Plan ($200,000).

The Company began implementing this Plan during the third quarter and terminated approximately 40 employees. As of March 31, 1997, the restructuring accrual balance was approximately $540,000 and relates primarily to remaining lease payments and miscellaneous costs associated with its Atlanta facility. All termination benefits have been paid as of March 31, 1997.

GLOBAL VILLAGE COMMUNICATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9. ACQUISITION OF SOFNET, INC.

On August 30, 1994, the Company purchased all of the outstanding stock of SofNet, Inc. (SofNet), a Georgia corporation. SofNet is a developer and marketer of communications software for Windows, OS/2, and DOS computers for use in stand-alone and networked environments. The purchase price of $13.7 million for the acquisition consisted of approximately $0.7 million in cash and 1.8 million shares of the Company's Common Stock. Additionally, in connection with the acquisition, pursuant to a management incentive agreement, certain members of SofNet management and key employees received $1.2 million in cash, for prior services rendered. The acquisition of SofNet was accounted for using the purchase method of accounting and accordingly, the operating results of SofNet have been included in the accompanying consolidated financial statements of the Company from the date of acquisition. The purchase price of approximately $13.7 million was allocated as follows:

------------------------------------------------------------------------------------
In thousands
Net tangible liabilities assumed                                             $  (820)
Purchased in-process research and development                                 12,809
Purchased software technology                                                    674
Deferred income taxes                                                          1,000
------------------------------------------------------------------------------------
  Total purchase price                                                       $13,663
------------------------------------------------------------------------------------

The purchased in-process research and development was charged to operations in the second quarter of fiscal 1995. The amounts allocated to purchased software technology were amortized over four years with the remaining balance written off in the third quarter of fiscal 1997.

The following unaudited pro forma combined results of operations for the years ended March 31, 1995 are presented as if the acquisition had occurred at the beginning of the year. The onetime charge for the write-off of in-process research and development has not been reflected in the following pro forma summary as it is nonrecurring. This pro forma summary does not necessarily reflect the results of operations as they would have been if the Company had constituted a consolidated entity during such period.

                                                                              1995
------------------------------------------------------------------------------------
In thousands
Net revenue from continuing operations                                       $82,275
Net income                                                                     4,435
Net income per share                                                         $  0.25
------------------------------------------------------------------------------------

GLOBAL VILLAGE COMMUNICATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10. INCOME TAXES

The Company's pretax income (loss) from continuing and discontinued operations consisted of the following components:

                                                             YEAR ENDED MARCH 31,
                                                      ----------------------------------
                                                        1997         1996         1995
----------------------------------------------------------------------------------------
In thousands
Continuing operations (primarily domestic)            $(41,253)     $17,308      $(2,396)
Discontinued operations (primarily foreign)             (4,029)      (3,312)      (1,466)
----------------------------------------------------------------------------------------
    Total pretax income (loss)                        $(45,282)     $13,996      $(3,862)
----------------------------------------------------------------------------------------

The components of income tax expense (benefit) from continuing operations are as follows:

                                                             YEAR ENDED MARCH 31,
                                                      ----------------------------------
                                                        1997         1996         1995
----------------------------------------------------------------------------------------
In thousands
Current:
  Federal                                             $ (8,637)     $ 2,749      $ 3,040
  State                                                      2          677        1,054
----------------------------------------------------------------------------------------
    Total current                                       (8,635)       3,426        4,094
----------------------------------------------------------------------------------------
Deferred:
  Federal                                                2,845           46         (820)
  State                                                    389           56         (330)
----------------------------------------------------------------------------------------
    Total deferred                                       3,234          102       (1,150)
----------------------------------------------------------------------------------------
Charge in lieu of income tax associated with
  exercise of stock options                                 --        1,632          866
----------------------------------------------------------------------------------------
                                                      $ (5,401)     $ 5,160      $ 3,810
----------------------------------------------------------------------------------------

No income tax expense or benefit has been recorded in any of the results of discontinued operations.

GLOBAL VILLAGE COMMUNICATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities are presented below:

                                                               YEAR ENDED MARCH 31,
                                                             -------------------------
                                                               1997             1996
--------------------------------------------------------------------------------------
In thousands
Deferred tax assets:
  Accounts receivable, due to allowance for returns and
    doubtful accounts                                        $  3,316          $   419
  Inventories, due to additional costs inventoried for tax
    purposes and reserves                                       2,531              471
  Warranty accrual deducted for financial purposes not
    taken for tax purposes                                        851              637
  Accruals for financial purposes not taken for tax
    purposes                                                      418              936
  Net operating loss carryforward, federal and state           16,347            4,390
  Tax credits, federal and state                                1,572               --
  Other                                                           610               29
--------------------------------------------------------------------------------------
                                                               25,645            6,882
Less valuation allowance                                      (25,645)          (3,648)
--------------------------------------------------------------------------------------
Net deferred tax asset                                       $     --          $ 3,234
--------------------------------------------------------------------------------------

As of March 31, 1997, the Company had established a full valuation allowance against its deferred tax assets based on the belief that there was sufficient uncertainty regarding the realizability of the deferred tax assets.

The difference between the effective income tax rate and the U.S. federal statutory income tax rate for continuing operations is as follows:

                                                               YEAR ENDED MARCH 31,
                                                            --------------------------
                                                            1997       1996      1995
--------------------------------------------------------------------------------------
Statutory federal income tax rate                           (34)%      35 %      (34)%
State tax, net of federal benefit                            --         5 %       16 %
Foreign loss without tax benefit                              3 %       7 %       12 %
Foreign sales corporation benefit                            --        (2)%       --
Tax exempt interest                                          --        (2)%       (7)%
Insolvent investment in foreign subsidiary                  (25)%      --         --
Increase in valuation allowance                              48 %      --         --
In process research and development not deductible for
  tax purposes                                               --        --        113 %
Research and experimental tax credit                         (2)%      (4)%       (2)%
Other                                                        (2)%      (2)%        1 %
--------------------------------------------------------------------------------------
                                                            (12)%      37 %       99 %
--------------------------------------------------------------------------------------

GLOBAL VILLAGE COMMUNICATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company acquired SofNet, Inc., in August 1994. As of the acquisition date, SofNet had federal and Georgia net operating loss carryforwards of $9.3 million. The federal net operating loss is subject to an annual limitation approximating $820,000 as a result of an "ownership change" as defined in Section 382 of the Internal Revenue Code. Any unused annual limitation can be carried forward to subsequent years. In addition, the SofNet operating losses can only be used to offset future earnings of SofNet as a result of separate return limitation rules.

Additionally, as of March 31, 1997, the Company had net operating loss carryforwards of approximately $33.8 million for federal income tax purposes, which expire in 2012, and $28.3 million for state income tax purposes, which expire in 2002.

At March 31, 1997, the Company had unused research and development credits of approximately $841,000 for federal income tax purposes, which expire through 2012, and $200,000 for California income tax purposes, which expire in 2002. There are also minimum tax credits of approximately $530,000 available to reduce future federal income taxes, which will carryforward indefinitely.

NOTE 11. CUSTOMERS AND CREDIT CONCENTRATIONS

The Company sells primarily to distributors, dealers, and OEMs in North America, Europe, and the Pacific Rim. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company maintains reserves for potential credit losses, and such actual losses have been within management's expectations.

In the United States, the Company markets its products primarily through distributors and resellers. For the fiscal year ended March 31, 1997, sales to two customers accounted for 21% and 11%, respectively, of net revenue and represented accounts receivable of $1,694,000 and $1,435,000, respectively, as of March 31, 1997. For the fiscal year ended March 31, 1996, sales to one customer accounted for 33% of net revenue and represented $4,903,000 of accounts receivable as of March 31, 1996. For the fiscal year ended March 31, 1995, sales to two customers represented 31% and 12%, respectively, of net revenue and represented $2,895,000 and $679,000 of accounts receivable, respectively, as of March 31, 1995.

The Company's international sales for the fiscal years ended March 31, 1997, 1996, and 1995 represented approximately 15%, 19%, and 11% of net revenue, respectively.

SCHEDULE II

GLOBAL VILLAGE COMMUNICATION, INC. AND SUBSIDIARIES
VALUATION AND QUALIFYING ACCOUNTS
YEARS ENDED MARCH 31, 1997, 1996 AND 1995

                                                                   Additions
                                                    Balance at     Charged to                    Balance at
                                                    Beginning      Costs and                       End of
                   Description                      of Period       Expenses      Deductions       Period
     -------------------------------------------------------------------------------------------------
In thousands
Year ended March 31, 1997
  Allowance for returns and doubtful accounts         $  1,854      $  20,090     $ (15,556)       $  6,388
  Warranty and other product-related obligations         1,503          2,774        (2,187)          2,090
-------------------------------------------------------------------------------------------------
    Total allowance                                   $  3,357      $  22,864     $ (17,743)       $  8,478
-------------------------------------------------------------------------------------------------
Year ended March 31, 1996
  Allowance for returns and doubtful accounts         $  1,807      $   8,268     $  (8,221)       $  1,854
  Warranty and other product-related obligations         1,559          4,479        (4,535)          1,503
-------------------------------------------------------------------------------------------------
    Total allowance                                   $  3,366      $  12,747     $ (12,756)       $  3,357
-------------------------------------------------------------------------------------------------
Year ended March 31, 1995
  Allowance for returns and doubtful accounts         $    475      $   4,516     $  (3,184)       $  1,807
  Warranty and other product-related obligations         1,058          2,730        (2,229)          1,559
-------------------------------------------------------------------------------------------------
    Total allowance                                   $  1,533      $   7,246     $  (5,413)       $  3,366
-------------------------------------------------------------------------------------------------

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
          ACCOUNTING AND FINANCIAL DISCLOSURE.

Not applicable.

[PART 3 GRAPHIC]

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY.

The Company's definitive Proxy Statement will be filed with the Securities and Exchange Commission in Connection with the solicitation of proxies for the Company's Annual Meeting of Stockholders to be held on July 31, 1997 (the "Proxy Statement"). Certain information required by this item is incorporated by reference from the information contained in the Proxy Statement under the caption "Election of Directors." For information regarding executive officers of the Company, see Part I of this Form 10-K under the caption "Executive Officers of the Company."

ITEM 11. EXECUTIVE COMPENSATION.

The information required by this item will be contained in the Company's definitive Proxy Statement under the caption "Executive Compensation" and is incorporated by reference herein.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
          MANAGEMENT.

The information required by this item will be contained in the Company's definitive Proxy Statement under the caption "Security Ownership of Certain Beneficial Owners and Management" and is incorporated by reference herein.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

The information required by this item will be contained in the Company's definitive Proxy Statement under the caption "Certain Transactions" and is incorporated by reference herein.

[PART 4 GRAPHIC]

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULE, AND REPORTS ON
          FORM 8-K

(a) Financial Statements and Schedule

The Financial Statements and Schedule filed as part of this Annual Report on Form 10-K are listed in the index under Item 8.

(b) Reports on Form 8-K

No reports on Form 8-K were filed by the Company during the quarter ended March 31, 1997.

(c) Exhibits

                                                                           SEQUENTIALLY
EXHIBIT                                                                      NUMBERED
NUMBER                      DESCRIPTION OF DOCUMENT                            PAGE
  3.1     Form of Certificate of Incorporation of Global Village
          Communication Delaware                                                 *
  3.2     Form of Bylaws of Global Village Communication Delaware                *
  4.1     Reference is made to Exhibits 3.1 through 3.2                          *
  4.2     Amended and Restated Investor Rights Agreements among the
          Company and certain other person named therein, dated as of
          May 26, 1992                                                           *
  4.3     Employee Shareholder Agreement between the Company and
          certain stockholders of the Company, as amended, and
          related schedule                                                       *
  4.4     Common Stock Purchase Agreement between the Company and
          other parties named therein, dated as of October 2, 1989               *
  4.5     Series A Junior Preferred Stock Exchange Agreement between the Company and other parties named therein, dated as of
          May 14, 1991                                                           *
  4.6     Series B Preferred Stock Purchase Agreement between the
          Company and other parties named therein, dated as of May
          14, 1991                                                               *
  4.7     Warrant to Purchase 31,395 Shares of Series B Preferred
          granted by the Company to Company to Dominion Ventures,
          dated as of November 27, 1991                                          *
  4.8     Series C Preferred Stock Purchase Agreement between the
          Company and other parties named therein, dated as of May
          26, 1992                                                               *
 10.1     Form of Indemnity Agreement entered into between the
          Company and its directors and officers, with related
          schedule                                                               *
 10.2     1991 Stock Option Plan, as amended (the "Option Plan")                 *
 10.3     Form of Incentive Stock Option under the Option Plan                   *
 10.4     Form of Supplemental Stock Option under the Option Plan                *
 10.5     1993 Employee Stock Purchase Plan                                      *
 10.6     Sublease Agreement between the Company and Northern Telecom
          Inc., dated as of May 21, 1992                                         *
 10.7     Source Code License, Agreement between the Company and
          Apple Computer, Inc. dated August 31, 1992                             *
 10.8     Software Development Agreement between the Company and
          Apple Computer, Inc. dated August 31, 1992                             *
 10.9     Form of License and Distribution Agreement between the
          Company and Apple Computer, Inc. dated December 15, 1993               *

                                                                          SEQUENTIALLY
EXHIBIT                                                                     NUMBERED
NUMBER                     DESCRIPTION OF DOCUMENT                            PAGE
    10.10   Distribution Agreement between the Company and Ingram
            Micro, dated as of February 16, 1993                                *
    10.11   Distribution Agreement between the Company and Merisel,
            Inc. dated as of June 1, 1993                                       *
    10.12   1994 Non-Employee Directors' Stock Option Plan, including
            Form of Supplemental Stock Option                                   *
    10.13+  Master OEM Purchase Agreement between Apple Computer, Inc.
            and the Company dated June 6, 1994                                  *
    10.14+  License and Distribution Agreement between the Company and
            Apple Computer, Inc. dated June 6, 1994                             *
    10.15++ First Amendment to License Agreement between Apple
            Computer, Inc. and the Company, dated June 30, 1994                 *
    10.16++ Lease Agreement between Herman Christensen Jr. and Raymond
            P. Christensen and the Company dated July 14, 1994.                 *
    10.17   Loan and Security Agreement between Silicon Valley Bank and the Company, dated April 23, 1997
    10.18   Schedule to Loan and Security Agreement between Silicon
            Valley Bank and the Company, dated April 23, 1997
    10.19++ Management Incentive Plan
    11.1    Statement Regarding Computation of Per Share Results
    13.0    Annual Report to Stockholders                                       x
    16.1    Letter regarding change in accountants                              x
    23.1    Consent of KPMG Peat Marwick LLP
    25.1    Power of Attorney

 * Filed as a exhibit to the Registrant's Registration Statement of Form S-1 (Registration No 33-73878 as amended) and incorporate by reference hereby.
 + The Company has received confidential treatment with respect to portions of these Exhibits.
++ The Company has requested confidential treatment with respect to portions of this document.
 x Filed as an Exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 1994 and incorporated by reference hereby.
 X Filed as an Exhibit to the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1994 and incorporated by reference hereby.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Act of 1934, the Company has duly caused this Form 10-K/A Annual Report to be signed on its behalf by the undersigned, thereunto duly authorized on the 13th day of June, 1997.

                                          GLOBAL VILLAGE COMMUNICATION, INC.

                                          BY:          /s/ NEIL SELVIN
                                             -----------------------------------
                                              Neil Selvin, President, Chief
                                              Executive
                                              Officer and Director

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Company and in the capacities and on the dates indicated.

                   SIGNATURE                                TITLE                    DATE
                   ---------                                -----                    ----
             /s/ LEONARD A. LEHMANN               Chairman of the Board         June 13, 1997
------------------------------------------------
               Leonard A. Lehmann

                /s/ NEIL SELVIN                   President, Chief Executive    June 13, 1997
------------------------------------------------  Officer and Director
                  Neil Selvin                     (Principle Executive
                                                  Officer)

              /s/ JOHN M. PETERSON                Vice President, Finance,      June 13, 1997
------------------------------------------------  Chief Financial Officer
                John M. Peterson                  and Secretary (Principle
                                                  Financial and Accounting
                                                  Officer)

              /s/ KEVIN R. COMPTON                Director                      June 13, 1997
------------------------------------------------
                Kevin R. Compton

              /s/ EUGENE EIDENBERG                Director                      June 13, 1997
------------------------------------------------
                Eugene Eidenberg

             /s/ KENNETH A. GOLDMAN               Director                      June 13, 1997
------------------------------------------------
               Kenneth A. Goldman

                /s/ JEREMY JAECH                  Director                      June 13, 1997
------------------------------------------------
                  Jeremy Jaech

EXHIBIT 11.1

GLOBAL VILLAGE COMMUNICATION, INC.
STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

              YEAR ENDED MARCH 31                    1997           1996          1995

----------------------------------------------------------------------------------------
In thousands, except per share data
Statement of operations data:
Income (loss) from continuing operations           $ (35,852)     $ 12,148      $ (6,206)
Loss from discontinued operations                     (4,029)       (3,312)       (1,466)
----------------------------------------------------------------------------------------
Net income (loss)                                  $ (39,881)     $  8,836      $ (7,672)
----------------------------------------------------------------------------------------
Weighted average shares outstanding                   16,835        16,478        15,013
Common equivalent shares from stock options               --         1,394            --
----------------------------------------------------------------------------------------
Average common and equivalent shares
  outstanding(1)                                      16,835        17,872        15,013
----------------------------------------------------------------------------------------
Income (loss) per share from continuing
  operations                                       $   (2.13)     $   0.68      $  (0.41)
Loss per share from discontinued operations            (0.24)        (0.19)        (0.10)
----------------------------------------------------------------------------------------
Net income (loss) per share                        $   (2.37)     $   0.49      $  (0.51)
----------------------------------------------------------------------------------------

(1)The difference between primary and fully diluted earnings per share is not material.

================================================================================
                                                                      Annex B
                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                   FORM 10-Q

[X]   QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
     SECURITIES EXCHANGE ACT OF 1934

                FOR THE QUARTERLY PERIOD ENDED DECEMBER 31, 1997

                                       OR

[ ]   TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
     SECURITIES EXCHANGE ACT OF 1934

                         FOR THE TRANSITION PERIOD FROM
                               --------------- TO
                               --------------- .

                       COMMISSION FILE NUMBER: 000-23260

                       GLOBAL VILLAGE COMMUNICATION, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                   DELAWARE                                      94-3095680
       (STATE OR OTHER JURISDICTION OF                        (I.R.S. EMPLOYER
        INCORPORATION OR ORGANIZATION)                      IDENTIFICATION NO.)

                             1144 EAST ARQUES AVE.
                              SUNNYVALE, CA 94086
          (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES, INCLUDING ZIP CODE)

                                 (408) 523-1000
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ]

     The number of shares of Common Stock outstanding as of December 31, 1997 was 17,014,237.

================================================================================

                       GLOBAL VILLAGE COMMUNICATION, INC.

                                   FORM 10-Q

                FOR THE QUARTERLY PERIOD ENDED DECEMBER 31, 1997

                               TABLE OF CONTENTS

                                                                       PAGE
                                                                       ----
PART I. FINANCIAL INFORMATION

Item 1.  Consolidated Financial Statements
         a) Condensed Consolidated Balance Sheets
            as of December 31, 1997 and March 31, 1997...............    3
         b) Condensed Consolidated Statements of Operations
            for the three and nine months ended December 31, 1997 and
         1996........................................................    4
         c) Condensed Consolidated Statements of Cash Flows
            for the nine months ended December 31, 1997 and 1996.....    5
         d) Notes to Condensed Consolidated Financial Statements.....    6
Item 2.  Management's Discussion and Analysis of Financial Condition
         and
         Results of Operations.......................................   10

PART II. OTHER INFORMATION

Item 1.  Legal Proceedings...........................................   19
Item 2.  Changes in Securities.......................................   19
Item 3.  Defaults Upon Senior Securities.............................   19
Item 4.  Other Information...........................................   19
Item 5.  Exhibits and Reports on Form 8-K............................   19

SIGNATURES...........................................................   20

                         PART I. FINANCIAL INFORMATION

ITEM 1. CONSOLIDATED FINANCIAL STATEMENTS

                       GLOBAL VILLAGE COMMUNICATION, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                              DECEMBER 31, 1997    MARCH 31, 1997
                                                                 (UNAUDITED)         (AUDITED)
                                             ASSETS           -----------------    --------------
Current assets:
  Cash and cash equivalents.................................       $ 5,623            $ 9,687
  Accounts receivable, net..................................         9,402              4,324
  Inventories, net..........................................         2,882              2,071
  Income tax receivable.....................................            --              7,665
  Other current assets......................................           488                343
                                                                   -------            -------
          Total current assets..............................       $18,395            $24,090

Property and equipment, net.................................         4,599              6,929
Investment in AirMedia, Inc.................................            --              4,043
Other assets................................................            54                138
                                                                   -------            -------
          Total assets......................................       $23,048            $35,200
                                                                   =======            =======

                              LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable..........................................       $11,753            $15,971
  Accrued and other liabilities.............................         6,107              7,638
  Line of credit borrowings.................................            --              4,241
                                                                   -------            -------
          Total current liabilities.........................       $17,860            $27,850

Stockholders' equity........................................         5,188              7,350
                                                                   -------            -------
          Total liabilities and stockholders' equity........       $23,048            $35,200
                                                                   =======            =======

     See accompanying notes to Condensed Consolidated Financial Statements.

                       GLOBAL VILLAGE COMMUNICATION, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                   THREE MONTHS ENDED      NINE MONTHS ENDED
                                                      DECEMBER 31,            DECEMBER 31,
                                                  --------------------    --------------------
                                                    1997        1996        1997        1996
                                                  --------    --------    --------    --------
Net revenue.....................................  $ 16,185    $ 10,466    $ 49,192    $ 71,207
Cost of revenue.................................    11,358      25,451      33,712      68,939
                                                  --------    --------    --------    --------
  Gross profit (deficit)........................     4,827     (14,985)     15,480       2,268
                                                  --------    --------    --------    --------
Operating expenses:
  Research and development......................     2,099       3,132       7,243       9,575
  Marketing and sales...........................     3,634      11,653      10,637      25,234
  General and administrative....................       812       2,564       3,263       5,930
  Restructuring costs...........................        --       1,297          --       1,297
  Loss from investment in Global Center, Inc....        --          --          --       2,191
                                                  --------    --------    --------    --------
  Total operating expenses......................     6,545      18,646      21,143      44,227
                                                  --------    --------    --------    --------
  Loss from operations..........................    (1,718)    (33,631)     (5,663)    (41,959)

Loss from sale of investment in AirMedia,.......        --          --      (2,074)         --
Gain from sale of investment in Global Center,
  Inc...........................................        --          --       3,691          --
Other income, net...............................       111          80         412         633
                                                  --------    --------    --------    --------
  Loss before income taxes......................    (1,607)    (33,551)     (3,634)    (41,326)
  Income tax benefit............................        --      (2,605)         --      (5,401)
                                                  --------    --------    --------    --------
  Loss from continuing operations...............    (1,607)    (30,946)     (3,634)    (35,925)
Discontinued operations:
  Loss from discontinued operations.............        --          --          --      (1,822)
  Gain (loss) on disposal of discontinued
     operation, net of taxes....................     1,331      (9,800)      1,331      (7,667)
                                                  --------    --------    --------    --------
Net Loss........................................  $   (276)   $(40,746)   $ (2,303)   $(45,414)
                                                  ========    ========    ========    ========

Basic earnings per share:
  Loss from continuing operations...............  $  (0.09)   $  (1.85)   $  (0.21)   $  (2.14)
  Income (loss) from discontinued...............      0.07       (0.59)       0.07       (0.57)
                                                  --------    --------    --------    --------
Net loss per share..............................  $  (0.02)   $  (2.44)   $  (0.14)   $  (2.71)
                                                  ========    ========    ========    ========
Basic weighted average shares outstanding.......    16,981      16,725      16,965      16,771
                                                  ========    ========    ========    ========

Diluted earnings per share:
  Loss from continuing operations...............  $  (0.09)   $  (1.85)   $  (0.21)   $  (2.14)
  Income (loss) from discontinued operation.....      0.07       (0.59)       0.07       (0.57)
                                                  ========    ========    ========    ========
Net loss per share..............................  $  (0.02)   $  (2.44)   $  (0.14)   $  (2.71)
                                                  ========    ========    ========    ========
Diluted weighted average shares outstanding.....    16,981      16,725      16,965      16,771
                                                  ========    ========    ========    ========

     See accompanying notes to Condensed Consolidated Financial Statements.

                       GLOBAL VILLAGE COMMUNICATION, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                               NINE MONTHS ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                                1997       1996
                                                              --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $ (2,303)  $(45,414)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
       Depreciation and amortization........................     2,512      2,592
       Deferred income taxes................................        --      3,234
       (Gain) loss on GlobalCenter, Inc. investment.........    (3,691)     2,191
       Loss from sale of investment in AirMedia, Inc. ......     2,074         --
       Non cash restructuring costs.........................        --      1,176
       Loss on disposal of property and equipment...........       121         --
  Changes in assets and liabilities:
       Accounts receivable, net.............................    (5,078)     7,017
       Inventories..........................................      (811)    (1,995)
       Income taxes receivable..............................     7,665     (8,344)
       Other current assets.................................      (145)     1,246
       Accounts payable.....................................    (4,218)    13,052
       Accrued and other liabilities........................    (1,476)       248
       Income taxes payable.................................        --       (335)
                                                              --------   --------
  Net cash used in operating activities of:
       Continuing operations................................    (5,350)   (25,332)
       Discontinued operations..............................       (55)     4,814
                                                              --------   --------
          Net cash used in operating activities.............    (5,405)   (20,518)
                                                              --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
       Proceeds from sale of investment in GlobalCenter,
        Inc.................................................     3,691         --
       Proceeds from sale of investment in AirMedia, Inc....     1,969         --
       Purchases of property and equipment..................      (303)    (1,598)
       Other assets.........................................        84         (1)
       Purchases of short-term investments..................        --    (23,217)
       Proceeds from sales and maturities of short-term
        investments.........................................        --     45,035
       Investment in AirMedia, Inc..........................        --     (4,043)
       Investment in GlobalCenter, Inc......................        --     (1,548)
                                                              --------   --------
          Net cash provided by investing activities.........     5,441     14,628
                                                              --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
       Repayments under line of credit......................    (4,241)     8,000
       Payments on repurchases of Common Stock..............        --     (1,161)
       Proceeds from issuance of Common Stock, net..........       141        785
                                                              --------   --------
          Net cash used in financing activities.............    (4,100)     7,624
                                                              --------   --------
     Effect of exchange rate changes on cash and cash
      equivalents...........................................        --       (247)
                                                              --------   --------
Net increase (decrease) in cash and cash equivalents........    (4,064)     1,487
Cash and cash equivalents at beginning of period............     9,687     15,900
                                                              --------   --------
Cash and cash equivalents at end of period..................  $  5,623   $ 17,387
                                                              ========   ========
SUPPLEMENTAL DISCLOSURES:
  Cash paid during the period for:
     Interest...............................................  $    172   $      8
     Income taxes...........................................  $     --   $     44
  Non-cash investing and financing activities:
     Non-cash net assets contributed to GlobalCenter,
      Inc...................................................  $     --   $    643

     See accompanying notes to Condensed Consolidated Financial Statements.

                       GLOBAL VILLAGE COMMUNICATION, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

     The interim condensed consolidated financial statements as of December 31, 1997 and for the three and nine months ended December 31, 1997 and 1996, include all adjustments (consisting of only normal recurring adjustments) that in the opinion of management are necessary to present fairly the financial information set forth therein, in accordance with generally accepted accounting principles. Certain reclassifications have been made for consistent presentation. These financial statements should be read in conjunction with the Company's consolidated financial statements and notes thereto contained in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1997.

     The Company's interim results are subject to fluctuation. As a result, the Company believes the results of operations for the interim periods are not necessarily indicative of the results to be expected for any future period.

2. NET INCOME (LOSS) PER SHARE

     The Company adopted Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share", which modified the computation and presentation of earnings per share (EPS) in a manner comparable to international guidelines. The new standard requires the Company to present both "basic" and "diluted" EPS data on the face of the income statement for all periods presented. This replaced "primary" and "fully diluted" EPS, as prescribed by Accounting Principles Board
(APB) No. 15, "Earnings Per Share".

     Basic EPS excludes dilution from common stock equivalents and is computed by dividing income (loss) available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects potential dilution from common stock equivalents and is calculated by dividing net income (loss) by the weighted average number of common and common equivalent shares outstanding during the period. No common stock equivalents are considered in periods such as those presented in which a net loss is reported because such common stock equivalents are antidilutive.

     All prior periods have been restated, as required, to reflect the adoption of this standard. The following table sets forth the results of that restatement:

                       GLOBAL VILLAGE COMMUNICATION, INC.

              RESTATED COMPUTATION OF NET INCOME (LOSS) PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                             JUNE 30,   SEPTEMBER 30,   DECEMBER 31,
                                                               1997         1997            1997
                    THREE MONTHS ENDED:                      --------   -------------   ------------
Net loss from continuing operations........................  $ (1,975)    $    (52)       $ (1,607)
                                                             --------     --------        --------
Discontinued Operations:
  Loss from discontinuing operations.......................  $     --     $     --        $     --
  Gain (loss) on disposal of discontinued operations, net
     of taxes..............................................        --           --           1,331
                                                             --------     --------        --------
Net income (loss)..........................................  $ (1,975)    $    (52)       $   (276)
                                                             ========     ========        ========
Shares used in the computation of net income (loss) per
  share:
  Basic....................................................    16,934       16,979          16,981
  Dilutive effect of stock options.........................        --           --              --
                                                             --------     --------        --------
  Diluted..................................................    16,934       16,979          16,981
                                                             ========     ========        ========
Basic earnings per share:
  Loss from continuing operations..........................  $  (0.12)    $  (0.00)       $  (0.09)
  Income (loss) from discontinued operations...............        --           --            0.07
                                                             --------     --------        --------
Net income (loss)..........................................  $  (0.12)    $  (0.00)       $  (0.02)
                                                             ========     ========        ========
Diluted earnings per share:
  Loss from continuing operations..........................  $  (0.12)    $  (0.00)       $  (0.09)
  Income (loss) from discontinued operations...............        --           --            0.07
                                                             --------     --------        --------
Net income (loss)..........................................  $  (0.12)    $  (0.00)       $  (0.02)
                                                             ========     ========        ========

                                                               1995         1996            1997
                   YEAR ENDED MARCH 31:                      --------   -------------   ------------
Net income (loss) from continuing operations...............  $ (6,206)    $ 12,148        $(35,852)
                                                             --------     --------        --------
Discontinued Operations:
  Loss from discontinuing operations.......................  $ (1,466)    $ (3,312)       $ (1,822)
  Gain (loss) on disposal of discontinued operations, net
     of taxes..............................................        --           --          (2,207)
                                                             --------     --------        --------
          Net income (loss)................................  $ (7,672)    $  8,836        $(39,881)
                                                             ========     ========        ========
Shares used in the computation of net income (loss) per
  share:
  Basic....................................................    14,633       16,529          16,844
  Dilutive effect of stock options.........................        --        1,332              --
                                                             --------     --------        --------
  Diluted..................................................    14,633       17,861          16,844
                                                             ========     ========        ========
Basic earnings per share:
  Income (loss) from continuing operations.................  $  (0.42)    $   0.73        $  (2.13)
  Income (loss) from discontinued operations...............     (0.10)       (0.20)          (0.24)
                                                             --------     --------        --------
Net income (loss)..........................................  $  (0.52)    $   0.53        $  (2.37)
                                                             ========     ========        ========
Diluted earnings per share:
  Income (loss) from continuing operations.................  $  (0.42)    $   0.68        $  (2.13)
  Income (loss) from discontinued operations...............     (0.10)       (0.19)          (0.24)
                                                             --------     --------        --------
Net income (loss)..........................................  $  (0.52)    $   0.49        $  (2.37)
                                                             ========     ========        ========

                       GLOBAL VILLAGE COMMUNICATION, INC.

3. INVENTORIES

     Inventories are stated at standard cost, which approximates the lower of cost (first-in, first-out method) or market. Inventories consisted of (in thousands):

                                                DECEMBER 31, 1997    MARCH 31, 1997
                                                -----------------    --------------
Purchased parts...............................       $   --              $  199
Work in process...............................           --                 369
Finished goods................................        2,882               1,503
                                                     ------              ------
                                                     $2,882              $2,071
                                                     ======              ======

4. LINE OF CREDIT

     The Company has a line of credit agreement with a bank which expires in April 1999. Borrowings under the agreement bear interest at the bank's prime rate plus 2.5%. The total borrowings are limited to the lesser of $5,000,000 or 60% of eligible receivables, as defined, and are collateralized by all of the Company's assets. The agreement contains various financial covenants and restrictions, including restrictions on the Company's ability to pay dividends or to effect mergers or acquisitions. As of December 31, 1997, there were no borrowings under this line of credit and the Company was in compliance with all covenants and restrictions.

5. SALE OF INVESTMENTS

     In September 1997, the Company agreed to sell its equity stake in GlobalCenter, Inc. ("GlobalCenter") to an existing shareholder of GlobalCenter for approximately $3.7 million in cash. As a result, the Company recorded a gain of $3.7 million.

     In July 1997, the Company sold substantially all of its investment in AirMedia, Inc. ("AirMedia") to an existing shareholder of AirMedia for approximately $2.0 million in cash. As a result, the Company recorded a loss of $2.1 million on the sale of the investment in AirMedia in the second quarter of fiscal 1998.

6. DISCONTINUED OPERATIONS

     In the second quarter of fiscal 1997, the Company adopted a formal plan to discontinue its enterprise network server operation based in the United Kingdom (formerly, the Company's ISDN Division). The disposition of the division has been accounted for as a discontinued operation in accordance with Accounting Principles Board (APB) No. 30 and prior period financial statements have been restated to reflect the discontinuation of the enterprise network server operation.

     During fiscal 1997 the Company reserved approximately $2.0 million for contingent liabilities associated with the disposition of the operation. During the quarter ended December 31, 1997, the Company determined that some of these contingencies had been resolved and as a result released $1.3 million of the reserve.

7. RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income". This Statement establishes standards for reporting and displaying comprehensive income and its components in the financial statements. It does not, however, require a specific format for the statement, but requires the Company to display an amount representing total comprehensive income for the period in that financial statement. The Company is in the process of determining its preferred format. This Statement is effective for the Company's fiscal year ending March 31, 1999.

     Also, in June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." The Statement establishes standards for the manner in which public business

                       GLOBAL VILLAGE COMMUNICATION, INC.

enterprises report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to stockholders. This Statement is effective for financial statements for years beginning after December 15, 1997, and the Company has not yet determined the impact of adopting the additional reporting requirements.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the attached condensed consolidated financial statements and notes thereto, and with the Company's audited consolidated financial statements and notes thereto for the fiscal year ended March 31, 1997. This report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results could differ materially from those anticipated in forward-looking statements as a result of the risk factors and other cautionary disclosures set forth below and elsewhere in this report.

OVERVIEW

     Global Village Communication, Inc. ("Global Village" or the "Company") is a leader in the design, development and marketing of easy-to-use integrated communications products for users of personal computers with Windows, Macintosh, OS/2 and DOS operating systems. The Company's products enable mobile, home office and networked computer users in small-to medium-sized organizations to access the Internet and other information services, connect to a remote organization's internal network, send and receive faxes and e-mail from their computers and communicate efficiently with colleagues, customers and suppliers.

     Global Village produces modems, telecommunications servers, and proprietary communications software for both individual users and network users.

     The Company's individual-use system products include TelePort modems for Macintosh and Windows desktop computer users, PC Card modems (including PowerPort) for Macintosh PowerBook and Windows portable computer users and internal modems provided to Apple Computer Inc. ("Apple") on an Original Equipment Manufacturer ("OEM") basis. The Company's products for Macintosh and Windows based personal computers are characterized by a highly integrated, proprietary software and hardware design which makes computer communications easy for the average user.

     The Company's line of network products includes FaxWorks Server NT and FaxWorks Pro LAN, software for providing fax services to office workgroups utilizing Windows NT, Windows 3.1, and OS/2 operating systems. The OneWorld series of telecommunication server systems for Macintosh provides shared fax, dial-out modem, and remote network access capabilities to small workgroups.

     The Company's core software technologies, FaxWorks communications software for Windows, OS/2 and DOS operating systems, GlobalFax communications software for Macintosh systems, and embedded software underlying Global Village's server systems, provide a consistent, user-friendly interface across individual and network product lines. For Windows, the Company also provides integrated communication software to OEMs.

     The Company has in the past experienced and in the future may experience significant fluctuations in annual and quarterly operating results that may be caused by many factors including, among others, the introduction or enhancement of products by Apple, IBM-compatible personal computer (PC) manufacturers, the Company or its competitors; customer acceptance of, and transition to, 56Kbps products, including the Company's 56Kbps product line; uncertainty surrounding the introduction and customer acceptance of the proposed ITU 56K standard; the sales rates of Apple Macintosh personal computers and PCs; the size and timing of individual orders; market price reductions; product returns; market acceptance of new products and technology; risks related to delays in product development; introductions of new technologies or standards; seasonality of revenues; customer order deferrals, accelerations, and payments of accounts receivable in anticipation of new products; changes in the Company's operating expenses; the Company's ability to establish distribution channels for new products; performance of the Company's distributors and suppliers; mix of products sold; quality control of the Company's products; and general economic conditions. As a result, the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as an indication of future performance.

     Moreover, the industry in which the Company competes generally is subject to short product life cycles. In this regard, the Company traditionally has experienced a reduction in the average selling prices of its products as the time from product introduction elapses. The Company routinely institutes significant price reductions and/or rebates with respect to its products and expects that competitive pressures will continue to necessitate price reductions. In particular, the Company expects the trend of reduced average selling prices for its individual use products to continue during fiscal 1998. There can be no assurance that the trend of reduced average selling prices will not accelerate in the future.

     In May 1996, Apple announced a repair program for its Powerbook 5300 and 190 laptop computers which was effectively a recall of defective Apple Macintosh computers. As a result of the repair program, the Company experienced significantly reduced sales of its products. Sales of such products have not returned to the levels achieved prior to Apple's announcement and the Company does not believe that it will achieve such sales levels in the foreseeable future. The Company therefore expects that revenues and/or gross margins from its products for the Apple Macintosh family could decrease in future periods, which would have a material adverse effect on the Company's business and results of operations unless the Company can generate sufficient revenues and/or gross margins from other products to compensate for any shortfall in revenues from its Apple platform products. In the near-term, the Company expects to see continued weakness in the Macintosh market. The Company believes its ability to return to growth depends in part on the success of new product developments. There can be no assurance that these efforts will be successful. Furthermore, the success of these efforts may not be known for a number of quarters. Any price reduction or decrease in sales volume could have a material adverse effect on the Company's results of operations.

     Because the Company generally ships products within a short period after receipt of an order, the Company typically does not have a material backlog of unfilled orders, and revenues in any quarter are substantially dependent on orders booked in that quarter. The Company's expense levels are based in part on its expectations as to future revenues. Therefore, the Company may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall of demand in relation to the Company's expectations or any material delay of customer orders would have an almost immediate adverse impact on the Company's results of operations and liquidity. Fluctuations in operating results may also result in volatility in the price of the Company's Common Stock.

     To date, a substantial majority of the Company's revenue has been attributable to sales of its TelePort and PowerPort product lines for the Apple Macintosh family of computers, and the Company expects that sales of these products will account for a majority of its revenue for the foreseeable future. The Company's future financial performance will depend in part on the successful development, introduction and customer acceptance of new and enhanced versions of its products, the Company's ability to successfully reduce or control various operating expenses as well as the Company's ability to build distribution channels and generate increased sales of products for Windows based computers, or other products. Though the Company continually seeks to further enhance its product offerings and to develop new products, there can be no assurance that these development efforts will result in enhanced or new products being introduced on a timely basis, or that any such product enhancements or new products will achieve market acceptance. In addition, the announcement by the Company of new products with the potential to replace current products may cause customers to defer purchasing the Company's current products which could have a material adverse effect on the Company's results of operations. As a result of changing technology and market factors, the Company is subject to the risk that its inventories may rapidly become obsolete or that the Company may carry quantities of certain products that exceed current or projected demand. While the Company has written down inventory that it considers to be excess or obsolete, there can be no assurance that the Company's write downs will be adequate, and a material increase in such write downs and returns over historical rates would have a material adverse effect on the Company's results of operations and working capital.

     The Company's manufacturing operations consist primarily of turnkey managers, program managers, quality assurance, packaging and shipping personnel. For substantially all of its hardware assemblies, the Company purchases fully manufactured and tested units from CMC, a "turnkey" manufacturing subcontractor. Components and manufacturing services from the Company's suppliers are obtained on an as-needed basis. To date, the Company's turnkey manufacturer has provided credit to the Company as part of its relationship to manufacture the Company's products. While the Company believes its relationship with its turnkey manufacturer is good, if such party were to change its policies regarding providing credit to the

Company, the Company could be required to expend additional funds for the production of its products, which could materially adversely affect the Company's financial condition. While the Company believes that there are a number of alternative contract manufacturers that could produce the Company's products, it could take a significant period of time and result in significant additional expense to qualify alternative subcontractors and commence manufacturing in the event of a reduction or interruption of production. Therefore, the Company is highly dependent on its continued relationship with its primary "turnkey" manufacturing subcontractor and any change or reduction or interruption or termination of this relationship could have a material adverse effect on the operating results of the Company.

     The Company is dependent on sole or limited source suppliers for certain key components and services used in its products particularly the modem chip sets designed and manufactured by Rockwell International and Texas Instruments. The Company has no guaranteed supply arrangements with its sole or limited source suppliers. The Company at times in the past has experienced delays in its ability to manufacture sufficient product to meet demand due to the inability of certain suppliers to meet the Company's volume and schedule requirements. There can be no assurance that any sole or limited source supplier will meet the Company's volume and scheduling requirements in the future. Any failure of such a supplier to meet such requirements could have a material adverse effect on the Company's business and results of operations and working capital.

     The following table sets forth, for the periods indicated, the percentage relationship to net revenue of certain items in the Company's consolidated statements of operations.

                                                  THREE MONTHS ENDED            NINE MONTHS ENDED
                                                     DECEMBER 31,                  DECEMBER 31,
                                              --------------------------    --------------------------
                                                 1997           1996           1997           1996
                                              -----------    -----------    -----------    -----------
                                              (UNAUDITED)    (UNAUDITED)    (UNAUDITED)    (UNAUDITED)
Net revenue.................................      100%           100%           100%           100%
Cost of revenue.............................       70            243             69             97
                                                 ----           ----           ----           ----
Gross profit................................       30           (143)            31              3
                                                 ----           ----           ----           ----
Operating expenses:
  Research and development..................       13             30             15             13
  Marketing and sales.......................       22            111             21             36
  General and administrative................        5             25              7              8
  Loss from investment in GlobalCenter,
     Inc. ..................................       --             --             --              3
  Restructuring costs.......................       --             12             --              2
                                                 ----           ----           ----           ----
  Total operating expenses..................       40            178             43             62
                                                 ----           ----           ----           ----
Loss from operations........................      (10)          (321)           (12)           (59)
Loss on sale of investment in AirMedia,
  Inc.......................................       --             --             (4)            --
Gain on sale of investment in GlobalCenter,
  Inc.......................................       --             --              8             --
Other income, net...........................       --              1              1              1
                                                 ----           ----           ----           ----
Loss before income taxes....................      (10)          (320)            (7)           (58)
Income tax benefit..........................       --             25             --             (8)
                                                 ----           ----           ----           ----
Loss from continuing operations.............      (10)          (295)            (7)           (50)
Discontinued operations:
  Loss from discontinued operations.........       --             --             --             (3)
  Gain (loss) on disposal of discontinued
     operations, net of taxes...............        8            (94)             3            (11)
                                                 ----           ----           ----           ----
Net income (loss)...........................       (2)%         (389)%           (4)%          (64)%
                                                 ====           ====           ====           ====

NET REVENUE

     Net revenue includes revenue from gross shipments, licenses and royalties, less reserves for returns and allowances. Net revenue increased 55% to $16.2 million for the third quarter of fiscal 1998 from $10.5 million for the third quarter of fiscal 1997. For the nine months ended December 31, 1997, net revenue decreased 31% to $49.2 million compared to $71.2 million during the same period ended December 31, 1996. The increase in net revenues for the third quarter of fiscal 1998 as compared to the third quarter of fiscal 1997 is primarily attributable to a decrease in actual and anticipated product returns for certain products from resellers and distributors. The decrease in net revenue for the nine months ended December 31, 1997 as compared to the same period of the prior year was primarily attributable to decreased shipments of Teleport and Powerport products. Shipments of these products were adversely affected by continued weakness in the market for Apple Computer products and the technology transition to 56Kbps modems. Lower unit shipments of Apple's computers reduced demand for the Company's products. In addition, during the nine month period ended December 31, 1997, the Company's OEM revenue from Apple was lower than in the comparable period of fiscal 1997.

     International revenue increased slightly to $2.2 million or 14% of net revenues for the third quarter of fiscal 1998 compared to $1.9 million or 18% for the third quarter of fiscal 1997. For the nine months ended December 31, 1997, international revenue totaled $6.3 million or 13% of total net revenue compared to $10.2 million or 14% of total net revenue for the same period in the prior year. The decrease in international revenue for the nine month period ended December 31, 1997 is due to the continued weakness in the market for Apple Computer products and the slow transition to 56Kbps modems.

     Revenue reserves and allowances are established for estimated future returns due to stock balancing and discontinued and nonsaleable products based on the Company's past experience and internal forecasts. There can be no assurance that the Company's historical experience regarding returns and allowances will continue or that its projections will prove accurate. If the Company experiences returns in excess of its reserves, the Company's results of operations could be materially, adversely effected.

COST AND EXPENSES

     Cost of revenue primarily consists of cost of materials, contract manufacturing costs, manufacturing overhead expenses, royalty payments and warranty expenses. The Company's gross profit as a percentage of net revenue increased to 30% for the third quarter of fiscal 1998, from (143%) for the third quarter of fiscal 1997. Gross profit as a percentage of net revenue increased to 31% for the nine month period ended December 31, 1997, from 3% for the nine month period ended December 31, 1996. The increase in gross profit margins in the third quarter of fiscal 1998 and in the nine months ended December 31, 1997, as compared to the same periods in fiscal 1997, were primarily due to significant inventory reserves for returns of slow moving products and inventory write-downs recorded in the third quarter of fiscal 1997. Gross profit margins are likely to fluctuate as a result of the sales mix between lower and higher margin products, the nature and amount of licensing and royalty income, and changes in distribution channels, as well as changes in component and production costs, price reductions and reserve requirements. In particular, the Company expects that over the next several quarters, pricing pressures will continue, the mix of products will change, and new products will be introduced by the Company's competitors, all of which may have an adverse effect on the gross margins from the Company's products

     Research and development expenses decreased 32% to $2.1 million or 13% of net revenues for the third quarter of fiscal 1998 from $3.1 million or 30% of net revenues in the comparable quarter of fiscal 1997. For the nine months ended December 31, 1997, research and development expenses declined 25% to $7.2 million or 15% of net revenues from $9.6 million or 13% in the comparable fiscal 1997 period. The decline in research and development expenses in the three and nine month periods of fiscal 1998 are primarily related to a reduction in personnel costs and increased control of discretionary expenditures.

     Development costs incurred in the research and development of new software products and enhancements to existing software products are expensed as incurred until technological feasibility has been established, in compliance with SFAS No. 86, "Accounting for the Costs of Software to be Sold, Leased, or Otherwise Marketed." Historically, software development has been substantially completed concurrently with the establishment of technological feasibility, and, accordingly, no such costs have been capitalized to date.

     Marketing and sales expenses decreased 69% to $3.6 million or 22% of net revenues in the third quarter of fiscal 1998 compared to $11.7 million or 111% of net revenues during the same period of fiscal 1997. For the nine months ended December 31, 1997, marketing and sales expenses decreased 58% to $10.6 million or 21% of net revenues from $25.2 million or 36% of net revenues for the same period in the prior year. The decline in marketing and sales expenses in the three and nine month periods of fiscal 1998 is primarily due to reduced advertising and promotion expenses and to a reduction in personnel costs.

     General and administrative expenses decreased 69% to $.8 million or 5% of net revenues in the third quarter of fiscal 1998 from $2.6 million or 7% of net revenues in fiscal 1997. For the nine months ended December 31, 1997, general and administrative expenses decreased 44% to $3.3 million or 7% of net revenues from $5.9 million or 8% of net revenues for the same period in the prior year. The decline in general and administrative expenses in the three and nine month periods ended December 31, 1997 is primarily due to a reduction in legal, bad debt reserve, telecommunications and other discretionary expenditures.

     In July 1997, the Company sold substantially all of its investment in AirMedia, Inc. for approximately $2.0 million in cash and recorded a loss of $2.1 million on the sale of the investment in AirMedia in the second quarter of fiscal 1998.

     In December 1996, the Company announced a restructuring plan to streamline its operations, reduce its workforce and enable the Company to improve its operating results. The Company recorded a restructuring charge of $1.3 million related primarily to severance costs, fixed assets write-offs and lease abandonments.

     In April 1996, Global Village announced that it had incorporated its Internet Services Division as a standalone business called GlobalCenter, Inc. At the same time, the Company announced that UUNET Technologies, Inc. had acquired an equity interest in GlobalCenter, Inc. At that time, the Company no longer had the ability to exercise significant control over GlobalCenter. Accordingly, the Company no longer consolidated the results of GlobalCenter and began to account for its investment using the equity method of accounting. As a result of the refinancing and operating performance of GlobalCenter during the first quarter of fiscal 1997, the Company recorded an investment loss of $2.2 million and reduced the book value of its investment to zero. In December 1996, GlobalCenter entered into a definitive merger agreement whereby GlobalCenter and Phoenix-based Primenet Services for the Internet, Inc. merged, reducing the Company's percentage ownership below 10%. Accordingly, in the third quarter of fiscal 1997, the Company began accounting for its investment in GlobalCenter using the cost method of accounting. In September 1997, the Company agreed to sell its equity stake in GlobalCenter for approximately $3.7 million in cash and recorded a gain of $3.7 million in the second quarter of fiscal 1998.

     Net other income was $.1 million for the third quarter of fiscal 1998 unchanged from $.1 million for the third quarter of fiscal 1997. For the nine months ended December 31, 1997, net other income was $.4 million compared to $.6 million for the same period in the prior year.

     During fiscal 1997, the Company adopted a formal plan to discontinue its enterprise network server operation and accounted for its disposition as a discontinued operation in accordance with Accounting Principles Board (APB) Opinion No. 30. During fiscal 1997 the Company reserved approximately $2.0 million for contingent liabilities associated with the disposition of the operation. During the quarter ended December 31, 1997, the Company determined that some of these contingencies had been resolved and as a result released $1.3 million of the reserve.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's cash and cash equivalents totaled $5.6 million at December 31, 1997, representing 24% of total assets. The Company's working capital was approximately $.5 million at December 31, 1997 as compared to a deficit of $3.8 million at March 31, 1997, an improvement of $4.3 million. The increase in working capital was primarily due to the sale of the Company's investments in AirMedia, Inc. and GlobalCenter, Inc. (See Note 5).

     At December 31, 1997, the Company's principal source of liquidity was $5.6 million in cash and an unused line of credit which allows the Company to borrow up to the lower of $5.0 million or 60% of eligible accounts receivable (see Note
4).

     The Company does not expect fiscal 1998 capital expenditures to exceed historical levels and may be reduced. During the past several quarters, the Company has experienced significant negative cash flows and could do so in future quarters. In addition, the Company anticipates that sales to Apple in the fourth quarter of fiscal 1998 will be substantially reduced, which will have a material adverse affect on the Company's financial condition and results of operations. However, the Company currently believes that its existing cash and funds available under its credit facility will enable the Company to meet its short-term needs. The preceding are forward-looking statements. The Company's funding requirements may change at any time due to various factors, including the results and timing of the Company's launch of new products and services, the Company's relationship with its turnkey manufacturer, the Company's operating results, the Company's ability to reduce or control various operating expenses through cost containment measures or operating reductions, the success of the Company's marketing efforts, technological advances and competition. In the longer term, the Company may be required to raise additional capital, which could require the Company to issue additional debt or equity securities which could be substantially dilutive to the ownership of existing stockholders. There can be no assurance that any such funding will be available on acceptable terms or at all. Any shortfall in funding could result in the Company having to curtail the introduction or development of new products, its entry into new markets and its other marketing efforts, any of which could have a material adverse affect on the Company's business, financial condition and results of operations.

CERTAIN ADDITIONAL FACTORS THAT MAY AFFECT FUTURE PERFORMANCE

     In addition to the other information in this Quarterly Report, one should carefully consider the following factors in evaluating the Company.

PRODUCT DEVELOPMENT AND TECHNOLOGICAL CHANGE

     The market for personal computer communications products is characterized by continual change and improvement in hardware and software technology resulting in short product life cycles. The Company's success will depend on its ability to enhance its current products, develop new products on a timely and cost-effective basis that meet changing customer needs and respond to emerging industry standards and other technological changes. In particular, the Company must adapt its products to the evolving technological standards of the various computer platforms and new technical standards resulting from increases in data transmission speed and wireless communication, as well as new form factors. For example, recently an ITU standard for 56K modems has been proposed. Any failure by the Company to anticipate or respond adequately to changes in technology and customer preferences, or any significant delay in product development or introduction, would have a material adverse effect on the Company's results of operations. Due in part to the factors described above, the Company is subject to the risk that its inventories may rapidly become obsolete or that the Company may carry quantities of certain products that exceed current or projected demand. While the Company writes-down inventory that it considers to be excessive or obsolete, the Company has in the past recorded inventory write-downs in excess of available reserves. There can be no assurance that the Company's recorded allowances for such write-downs will be adequate in the future, and material write-downs could have a material adverse effect on the Company's results of operations. In addition, products as complex as those offered by the Company may contain undetected errors or defects when first introduced or as new versions are released. There can be no assurance that despite testing by the Company and by current and potential customers, errors will not be found in new products after commencement of commercial shipments resulting in a delay in market acceptance or a recall of such products.

MARKET ANTICIPATION OF NEW PRODUCTS, NEW TECHNOLOGIES OR STANDARDS, OR LOWER PRICES

     Since the environment in which the Company operates is characterized by rapid new product and technology introductions and generally falling prices for existing products, the Company's customers may from time to time postpone purchases in anticipation of such new product introductions or lower prices. If such anticipated changes are viewed as significant by the market, such as the introduction of faster modem technologies, then this may have the effect of temporarily slowing overall market demand and negatively impacting the Company's operating results. For example, the 56Kbps modem market has been plagued with customer confusion and general slow acceptance due to the existence of two competitive technologies, X2 and K56 Flex. Although the Company has made product offerings using both protocols, consumers appear to be delaying purchases until a single standard emerges. Recently, an ITU standard for 56K modems has been proposed. Confusion surrounding this standard or its adoption could result in continued delay in consumer's purchases of modems. Consequently, delays in the market acceptance of 56Kbps technology based modems could have a material effect on the Company's business, financial condition and results of operation.

DEPENDENCE ON APPLE MACINTOSH FAMILY OF COMPUTERS; ADVERSE EFFECT OF REDUCED APPLE SALES

     A substantial majority of the Company's sales to date have been derived from products designed for use with the Apple Macintosh family of personal computers, including the Macintosh desktop series of computers and the PowerBook series of portable computers. Therefore, the Company is substantially dependent on the sale of Apple Macintosh computers and the development and sale of new Apple computers. Due to continued weakness in demand for Apple products, expected continuing pricing pressures and new product introductions by the Company's competitors, the Company expects that revenues from its products for the Apple Macintosh family could remain flat or decrease in future periods, which would have a material adverse effect on the Company's business and results of operations unless the Company can generate sufficient revenues from other products to compensate for any shortfall in revenues from its Apple products. The market for personal computers is extremely competitive and rapidly changing. There can be no assurance that personal computers competing with the Apple Macintosh family of computers will not displace the Macintosh products or reduce their growth as such personal computers are enhanced in their functionality, evolve to support technologically superior applications or otherwise become economically more attractive.

     Apple in the past has experienced difficulty in making the transition associated with the development, manufacturing, marketing, and sale of certain new computers. In this regard, the Company anticipates that there will be ongoing transitions within the Apple product line. These transitions will subject the Company to the risks that (i) potential customers will defer purchases of current products as a result of, among other things, speculation or premature announcements about new products, discontinuance of product lines or corporate restructuring; (ii) the products will not be successfully received in the marketplace; and (iii) Apple will be unable to adequately meet demand for the new products. The inability of Apple to successfully develop, manufacture, market, sell or make the transition to new products, including, among others, new PowerBook products and new desktop computers, would have a material adverse effect on the Company's results of operations. In addition, sales of the Company's products in the past have been adversely affected by the announcement by Apple of new products with the potential to replace existing products.

DEPENDENCE ON RELATIONSHIP WITH APPLE

     The Company relies on its working relationship with Apple, which has included and includes collaborative product development, sharing of information, product sales to Apple and licensing of Apple technology. Apple is not contractually obligated to continue such collaborative development or information sharing activities and could discontinue such activities at any time. In addition, Apple is not contractually obligated to renew its licenses with the Company or purchase the Company's products. Apple is collaborating with other vendors of communications products that compete with the Company's products, and Apple may elect not to renew its licenses with the Company in the future. The Company has, in the past, experienced interruptions in the sale of its products to Apple, and there is no guarantee these sales will continue. In particular, the Company expects that sales to Apple in the fourth quarter of fiscal 1998 will be substantially reduced which will have a short-term material adverse effect on the Company's results. The Company believes that this situation may be a temporary reduction in sales to Apple. The preceding are forward-looking statements. The Company's strategy of developing products compatible with the Macintosh family of products is substantially dependent on the Company's ability to gain pre-release access to, and to develop expertise in, current and future Macintosh product developments by Apple. There can be no assurance that Apple will continue to cooperate with the Company, and the inability of the Company to maintain and further develop its relationship with Apple would have a material adverse effect on the Company's results of operations. There can be no assurance that Apple will not initiate product repair/recall programs in the future for its Macintosh computers, which if it did, would have an adverse impact on the revenues of the Company.

COMPETITION

     The market for the Company's products is intensely competitive and characterized by rapidly changing technology, evolving industry communication standards and frequent new product introductions. A number of competitors offer products that compete with one or more of the Company's products. Other companies in the personal computer industry, such as modem vendors, remote access server vendors, communications software vendors, microprocessor and chip set suppliers, networking equipment suppliers, fax machine manufacturers, personal computer manufacturers, paging companies and telecommunications companies could seek to expand their product offerings by designing and selling products using competitive technology that could render the Company's products obsolete or have a material adverse effect on sales of the Company's products.

     Apple currently offers products that compete directly or indirectly with the Company's products and can be expected to introduce additional competitive products in the future. Apple currently bundles modems and communications software with some of its computers and the Company anticipates that Apple will continue to bundle such products in the future. In addition, Apple may further enhance communications functionality within its desktop or portable computers. Any such additional bundling or enhancement by Apple could have a material adverse effect on the Company's results of operations.

     Many of the Company's competitors have substantially greater financial, technical, sales, marketing and other resources, as well as greater name recognition and a larger customer base, than the Company. In addition, the market for the Company's products is characterized by significant price competition, and the Company expects that it will face increasing pricing pressures from its current competitors.

     Accordingly, there can be no assurance that the Company will be able to provide products that compare favorably with the products of the Company's competitors or that competitive pressures will not require the Company to further reduce its prices. Any material reduction in the prices of the Company's products would negatively affect gross profit as a percentage of net revenue and would require the Company to increase unit sales in order to maintain net revenue.

RELIANCE ON DISTRIBUTORS

     A majority of the Company's net revenue is derived from sales to distributors that are not under the direct control of the Company. These distributors carry multiple product lines and could reduce their support of the Company's products in favor of a competitor's products or for any other reason. The loss of any of the Company's major distributors would have a material adverse effect on the Company's results of operations. Under certain conditions, the Company offers stock balancing and price protection programs to its distributors. Therefore, the Company is exposed to the risk of product returns and price protection allowances from distributors and direct reseller customers. There can be no assurance that the Company's recorded allowances for returns will be adequate and a material increase in returns over historical rates would have a material adverse effect on the Company's results of operations.

DEPENDENCE ON KEY PERSONNEL

     The Company's future success depends to a significant extent on its senior management and other key employees, including key development personnel. The loss of the services of any of these individuals or group of individuals could have a material adverse effect on the Company's results of operations. The Company believes that its future success will depend in large part on its abilities to attract and retain additional key employees. Competition for such personnel in the computer industry is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel. If the Company were to fail to replace or retain its key employees or attract additional key employees, the Company's results of operations could be materially adversely effected. The Company has no employment agreements with any of its key employees.

INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

     The Company relies primarily on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary rights. The Company has no patents or patent applications pending. The Company seeks to protect its hardware, software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection.

     The Company seeks to protect its brand names under trademark and unfair competition laws. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. Policing unauthorized use of the Company's products is difficult, and while the Company is unable to determine the extent to which piracy of its software products exists, software piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to as great an extent as do the laws of the United States. There can be no assurances that the Company's means of protecting its proprietary rights will be adequate or that the Company's competitors will not independently develop similar technology.

     The Company is aware of products in addition to its own that are marketed under the trademarks "PowerPort," "TelePort," "GlobalFax," "Focal Point" and "OneWorld." The Company also is aware of a company that operates under the name Global Villages and provides computer-related services. There can be no assurance that litigation with respect to these trademarks will not be instituted by any such parties or by others. If any such litigation were successful, the Company could be required to pay damages and cease all use of a particular trademark. There can be no assurance that any loss of the right to use a trademark would not reduce sales of the Company's products. In any event, even if the Company were successful in any such litigation, the legal and other costs associated with such litigation could be substantial. As is customary in the Company's industry, the Company from time to time receives communications from third parties asserting that the Company's products infringe, or may infringe, the proprietary rights of third parties or seeking indemnification against such infringement. There can be no assurance that any such claims would not result in protracted and costly litigation.

VOLATILITY OF STOCK PRICE

     The market price of the Company's Common Stock has been volatile and trading volumes have been relatively low. Factors such as variations in the Company's revenue, operating results and cash flow and announcements of technological innovations or price reductions by the Company, its competitors, Apple, PC manufacturers, or providers of alternative products could cause the market price of the Company's Common Stock to fluctuate substantially. In addition, the stock markets have experienced significant price and volume fluctuations that particularly have affected technology-based companies and resulted in changes in the market prices of the stocks of many companies that have not been directly related to the operating performance of those companies. Such broad market fluctuations may adversely affect the market price of the Company's Common Stock.

ANTI-TAKEOVER PROVISIONS

     The Company's Board of Director's has the authority to issue up to 5,000,000 shares of Preferred Stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the stockholders. The rights of the holders of the Company's Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. While the Company has no present intention to issue shares of Preferred Stock, any such issuance could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. In addition, the Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which could have the effect of delaying or preventing a change of control of the Company. Furthermore, certain provision of the Company's Certificate of Incorporation may have the effect of delaying or preventing changes in control or management of the Company, which could adversely affect the market price of the Company's Common Stock.

                           PART II. OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS

     Not applicable.

ITEM 2. CHANGES IN SECURITIES

     Not applicable.

ITEM 3. DEFAULTS UPON SENIOR SECURITIES

     Not applicable.

ITEM 4. OTHER INFORMATION

     Not applicable.

ITEM 5. EXHIBITS AND REPORTS ON FORM 8-K

(a)Exhibits

    11.1 Computation of Net Income (Loss) Per Share

    27.1 Financial Data Schedule

(b) Reports on Form 8-K

     The Company did not file any reports on Form 8-K during the quarter ended December 31, 1997.

                                   SIGNATURES

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                         Global Village Communication, Inc.

Date: February 17, 1998                                                      /s/ NEIL SELVIN
                                                         --------------------------------------------------------
                                                                  President and Chief Executive Officer

Date: February 17, 1998                                                     /s/ MARC E. LINDEN
                                                         --------------------------------------------------------
                                                                      Senior Vice President Finance
                                                                        and Business Development;
                                                                         Chief Financial Officer

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 11.1     Computation of Net Income (Loss) Per Share
 27.1     Financial Data Schedule

                                                                    EXHIBIT 11.1

                       GLOBAL VILLAGE COMMUNICATION, INC.

                   COMPUTATION OF NET INCOME (LOSS) PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                   THREE MONTHS ENDED      NINE MONTHS ENDED
                                                      DECEMBER 31,            DECEMBER 31,
                                                  --------------------    --------------------
                                                    1997        1996        1997        1996
                                                  --------    --------    --------    --------
Net loss from continuing operations.............  $ (1,607)   $(30,946)   $ (3,634)   $(35,925)
                                                  --------    --------    --------    --------
Discontinued Operations:
  Loss from discontinuing operations............  $     --    $     --    $     --    $ (1,822)
  Gain (loss) on disposal of discontinued
     operations,
     net of taxes...............................     1,331      (9,800)      1,331      (7,667)
                                                  --------    --------    --------    --------
Net income (loss)...............................  $   (276)   $(40,746)   $ (2,303)   $(45,414)
                                                  ========    ========    ========    ========
Shares used in the computation of net income
  (loss)
  per share:
  Basic.........................................    16,981      16,725      16,965      16,771
  Dilutive effect of stock options..............        --          --          --          --
                                                  --------    --------    --------    --------
  Diluted.......................................    16,981      16,725      16,965      16,771
                                                  ========    ========    ========    ========
Basic earnings per share:
  Loss from continuing operations...............  $  (0.09)   $  (1.85)   $  (0.21)   $  (2.14)
  Income (loss) from discontinued operations....      0.07       (0.59)       0.07       (0.57)
                                                  --------    --------    --------    --------
Net income (loss)...............................  $  (0.02)   $  (2.44)   $  (0.14)   $  (2.71)
                                                  ========    ========    ========    ========
Diluted earnings per share:
  Loss from continuing operations...............  $  (0.09)   $  (1.85)   $  (0.21)   $  (2.14)
  Income (loss) from discontinued operations....      0.07       (0.59)       0.07       (0.57)
                                                  --------    --------    --------    --------
Net income (loss)...............................  $  (0.02)   $  (2.44)   $  (0.14)   $  (2.71)
                                                  ========    ========    ========    ========

                                                                         ANNEX C

[HAMBRECHT & QUIST LLC LETTERHEAD]




March 31, 1998

Confidential

The Board of Directors
Global Village, Inc.
1144 East Arques Avenue
Sunnyvale, CA 94086

Gentlemen:

     You have requested our opinion as to the fairness from a financial point of view to Global Village, Inc. ("Global Village" or the "Company") of the consideration to be received by the Company in connection with the proposed acquisition by Boca Research, Inc. (together with its affiliates, "Boca" or the "Acquirer") of certain assets (the "Modem Business") of Global Village (the "Proposed Transaction") under the terms of the Asset Purchase Agreement, dated as of March 31, 1998, among Global Village and Boca and the related Exhibits and Schedules thereto (the "Agreement"). The Agreement provides, among other things, that Boca will pay to Global Village, upon consummation of the Proposed Transaction, $10 million in cash, consisting of payments of $4 million at closing and subsequent payments of $3 million each on September 30, 1998 and December 30, 1998. Boca will also assume certain liabilities related to the Modem Business upon consummation of the Proposed Transaction as further set forth in the Agreement.

     Hambrecht & Quist LLC ("Hambrecht & Quist"), as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. We have acted as a financial advisor to the Board of Directors of Global Village in connection with the Proposed Transaction, and we will receive a fee for our services, which include the rendering of this opinion.

     In the past, we have provided investment banking and other financial advisory services to Global Village and have received fees for rendering these services. In 1994, Hambrecht & Quist acted as a managing underwriter in the Company's initial public offering. In the ordinary course of business, Hambrecht & Quist acts as a market maker and broker in the publicly traded securities of Global Village and receives customary compensation in connection therewith, and also provides research coverage for Global Village. In the ordinary course of business, Hambrecht & Quist actively trades in the equity and derivative securities of Global Village for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Hambrecht & Quist may in the future provide additional investment banking or other financial advisory services to Global Village.


                       [HAMBRECHT & QUIST LLC LETTERHEAD]

     In connection with our review of the Proposed Transaction, and in arriving at our opinion, we have, among other things:

     (i) reviewed the publicly available consolidated financial statements of Global Village for recent years and interim periods to date and certain other relevant financial and operating data of Global Village made available to us from published sources and from the internal records of Global Village;

     (ii) reviewed certain internal financial and operating information, including certain projections of the Modem Business and the Company as a whole, relating to Global Village prepared by the management of Global Village;

     (iii) discussed the business, financial condition and prospects of Global Village with certain of its officers;

     (iv) reviewed the publicly available consolidated financial statements of Boca for recent years and interim periods to date and certain other relevant financial and operating data of Boca made available to us from published sources and from the internal records of Boca;

     (v) reviewed certain internal financial and operating information, including certain cash flow projections, relating to Boca prepared by the management of Boca;

     (vi) discussed with parties other than Boca the possibility of a transaction or series of transactions involving a business combination with the Company or the Modem Business;

     (vii) actively participated in the negotiations involving the Proposed Transaction;

     (viii) reviewed the recent reported prices and trading activity for the common stocks of Global Village and compared such information and certain financial information for Global Village with similar information for certain other companies engaged in businesses we consider comparable;

     (ix) reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions;

     (x)    reviewed the Agreement; and

     (xi) performed such other analyses and examinations and considered such other information, financial studies, analyses and investigations and financial, economic and market data as we deemed relevant.

     In rendering our opinion, we have assumed and relied upon the accuracy and completeness of all of the information concerning Global Village and Boca considered in connection with our review of the Proposed Transaction, and we have not assumed any responsibility for independent verification of such information. We have not undertaken any independent valuation or appraisal of any of the assets or liabilities of Global Village or Boca; nor have we conducted a physical inspection of the properties and facilities of either company. With respect to the financial forecasts and projections made available to us and used in our analysis, we have assumed that they reflect the best currently available estimates and judgments of the expected future financial performance of Global Village and Boca, respectively. For purposes of this Opinion, we have assumed that neither Global Village nor Boca is a party to any pending transactions, including external financings, recapitalizations or material merger discussions, other than the Proposed Transaction and those activities undertaken in the ordinary course of conducting their respective businesses. Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of this letter and any change in such conditions would require a reevaluation of this opinion.

     It is understood that this letter is for the information of the Board of Directors only and may not be used for any other purpose without prior written consent; provided, however, that this letter may be reproduced in full in any proxy statement relating to the Proposed Transaction. This letter does not constitute a recommendation to any stockholder as to how such stockholder should vote on the Proposed Transaction.

     Based upon and subject to the foregoing and after considering such other matters as we deem relevant, we are of the opinion that as of the date hereof the consideration to be received by Global Village in the Proposed Transaction is fair to the Company from a financial point of view.

Very truly yours,

HAMBRECHT & QUIST LLC

By /s/ DAVID G. GOLDEN
   ----------------------------------------------------
   David G. Golden
   Managing Director

                                                                         ANNEX D

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                       GLOBAL VILLAGE COMMUNICATION, INC.

     Global Village Communication, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware and originally incorporated in Delaware on December 31, 1993 (the "Corporation") does hereby certify that:

     FIRST: The Amended and Restated Certificate of Incorporation of the Corporation, in the form attached hereto as Exhibit 1, has been duly adopted in accordance with the provisions of Section 242 and 245 of the General Corporation Law of the State of Delaware, by the Board of Directors of the Corporation at a meeting duly called and held on March 30, 1998.

     SECOND: The Amended and Restated Certificate of Incorporation of the Corporation, in the form attached hereto as Exhibit 1, has been duly approved by the affirmative vote of the holders of a majority of the outstanding shares of the Corporation's Common Stock entitled to vote thereon, at a Special Meeting of the Stockholders held on June 8, 1998 at the Sunnyvale Hilton Hotel, located at 1250 Lakeside Drive, Sunnyvale, California, in accordance with the provisions of Sections 211, 242 and 245 of the General Corporation Law of the State of Delaware.

     THIRD: The Amended and Restated Certificate of Incorporation so adopted reads in full as set forth in Exhibit 1 attached hereto and incorporated herein by reference.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be
signed and attested by its duly authorized officers this      day of
            , 1998.

                                          GLOBAL VILLAGE COMMUNICATION, INC.

                                          By:
                                          --------------------------------------
                                            Neil Selvin
                                            President and Chief Executive
                                              Officer

                                          By:
                                          --------------------------------------
                                            Marc E. Linden
                                            Senior Vice President, Finance and
                                              Business
                                            Development, CFO and Secretary

                                   EXHIBIT 1

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                             ONEWORLD SYSTEMS, INC.

                                       I.

     The name of this corporation is OneWorld Systems, Inc.

                                      II.

     The address of the registered office of the corporation in the State of Delaware is 32 Loockerman Square, Suite L-100, City of Dover, County of Kent, and the name of the registered agent of the corporation in the State of Delaware at such address is The Prentice-Hall Corporation System, Inc.

                                      III>

     The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

                                      IV.

     A. This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is Thirty Five Million (35,000,000) shares. Thirty Million (30,000,000) shares shall be Common Stock, each having a par value of one-tenth of one cent ($.001). Five Million (5,000,000) shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($.001).

     B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, by filing a certificate (a "Preferred Stock Designation") pursuant to the Delaware General Corporation Law, to fix or alter from time to time the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions of any wholly unissued series of Preferred Stock, and to establish from time to time the number of shares constituting any such series or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

                                       V.

     For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation and regulation of the powers of the corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

     A.

          (1) The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted by the Board of Directors.

          (2) Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, directors shall be elected at each annual meeting of stockholders for a term of one year. Each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

          (3) Subject to the rights of the holders of any series of Preferred Stock, the Board of Directors or any individual director may be removed from office at any time (i) with cause by the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of voting stock of the corporation entitled to vote at an election of directors (the "Voting Stock") or (ii) without cause by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all the then-outstanding shares of the Voting Stock.

          (4) Subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, except as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director's successor shall have been elected and qualified.

B.

          (1) Subject to paragraph (h) of Section 43 of the Bylaws, the Bylaws may be altered or amended or new Bylaws adopted by the affirmative vote of at least sixty-six and two-thirds percent (66- 2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock. The Board of Directors shall also have the power to adopt, amend, or repeal Bylaws.

          (2) The directors of the corporation need not be elected by written ballot unless the Bylaws so provide.

          (3) No action shall be taken by the stockholders of the corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws and following the closing of the Initial Public Offering no action shall be taken by the stockholders by written consent.

          (4) Special meetings of the stockholders of the corporation may be called, for any purpose or purposes, by (i) the Chairman of the Board of Directors, (ii) the Chief Executive Officer, (iii) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption) or (iv) by the holders of the shares entitled to cast not less than ten percent (10%) of the votes at the meeting, and shall be held at such place, on such date, and at such time as the Board of Directors shall fix.

          (5) Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the corporation shall be given in the manner provided in the Bylaws of the corporation.

                                      VI.

     A. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Delaware General corporation Law, as so amended.

     B. Any repeal or modification of this Article VI shall be prospective and shall not affect the rights under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

                                      VII.

     A. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph B of this
Article VII, and all rights conferred upon the stockholders herein are granted subject to this reservation.

     B. Notwithstanding any other provision of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law, this Certificate of Incorporation or any Preferred Stock Designation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI and VII.

                             [GLOBAL VILLAGE LOGO]


FOR IMMEDIATE RELEASE

            BOCA RESEARCH TO ACQUIRE GLOBAL VILLAGE MODEM BUSINESS

      Retained Global Village business to be restructured under new name and focus on growing small office networking market

BOCA RATON, FL and SUNNYVALE, CA, March 31, 1998 -- Boca Research, Inc. (NASDAQ:BOCI) and Global Village Communication, Inc. (NASDAQ:GVIL) today announced the signing of a definitive agreement whereby Boca Research will purchase all of the assets relating to the Global Village modem business for $10 million in cash and notes, plus the assumption of certain liabilities. Boca Research will also receive a warrant to purchase up to 425,000 shares of Global Village common stock. For the calendar year 1997, Global Village had revenues of $68 million, most of which came from its modem products.

    The sale will include a transfer to Boca Research of Global Village intellectual property, including exclusive rights to the Global Village name, logo and trademarks, as well as the inventory, receivables and other assets of the modem business. In addition, the sale will include Global Village distribution and OEM agreements associated with the TelePort, PC Cards, GlobalFax, GlobalTransfer, and FaxWorks personal edition communications products.

    It is currently anticipated that Boca Research will finance the purchase price with cash balances and bank financing. David Manovich, former senior vice president, international sales and support for Apple Computer, Inc., has been retained to facilitate the transition of the Global Village business to Boca Research.

    It is anticipated that approximately 60 people from Global Village will join the Boca Research team. The transaction, which is subject to approval by stockholders of Global Village and other standard closing conditions, is expected to close in June 1998.

BOCA RESEARCH TO ACQUIRE GLOBAL VILLAGE MODEM BUSINESS                    PAGE 2


     "The Global Village modem business is an excellent fit with ours and completely incremental to our revenue," said Tony Zalenski, president and chief executive officer of Boca Research. "We're taking advantage of the consolidation occurring in the modem industry while striving to improve our operation and manufacturing efficiencies, engineering and product depth, distribution clout and financial performance. This acquisition is part of our short term tactical plan to acquire a new customer base and a manufacturing opportunity, adding volume to our factory. Global Village is the market leader for the Apple Macintosh modem market, whose customers have come to count on Global Village for reliability and ease-of-use.

     "We also look forward to enhancing our product line with expanded offerings in the Internet access device and ADSL markets through the use of key technologies and software engineering expertise we're acquiring," Zalenski continued. "We plan to leverage the Global Village name throughout our markets, and we are strongly committed to the continued support of their customers worldwide. For Global Village customers, it will be business as usual. We are pleased to welcome them and the Global Village employees to the Boca Research family," he concluded. Global Village products will continue to be marketed under the Global Village name and Boca Research will honor all Global Village product warranties, upgrades and rebates.

     "The reputation of Global Village's award-winning communication products and development teams, coupled with the high manufacturing volume of Boca Research and breadth of Windows products, creates a stronger, more powerful entity," said Neil Selvin, president and chief executive officer of Global Village Communication. "This transition will ensure that Global Village customers will continue to see an ongoing stream of new products, engineered with the same attention to ease of use and reliability that has always been a Global Village hallmark," said Selvin. "Our modem technology and products, our distribution channels, and our millions of end users will be in excellent hands. Both companies anticipate that customers and channel partners will experience a relatively seamless transition and integration."

     Global Village's remaining business will be restructured to focus on a new communication server family of products designed for use in small and medium size offices. (See separate press release "Global Village Unveils New Corporate Strategy for Small and Medium Office Networking Market..." issued today, March 31, 1998 at approximately 8:30 a.m. Pacific time/11:30 a.m. Eastern time.) Upon completion of the transaction, the company will be renamed, and its stock will trade

BOCA RESEARCH TO ACQUIRE GLOBAL VILLAGE MODEM BUSINESS                    PAGE 3

on NASDAQ under a new ticker symbol. Global Village expects to incur restructuring charges of approximately $400,000 for severance compensation associated with a reduction in force of approximately 25 employees. Global Village anticipates that it may incur additional restructuring-related charges, and the amount of any such charges will be established as the details of the restructuring are finalized.

ABOUT GLOBAL VILLAGE COMMUNICATION

     With over 8 million customers, Global Village Communication, Inc. (NASDAQ: GVIL) is a leading supplier of integrated communication solutions for Windows and Macintosh personal computer users. Global Village sells its products directly and through leading VARs, retailers and distributors worldwide. For more information, please visit the Global Village web site at http://www.globalvillage.com.

ABOUT BOCA RESEARCH

     Founded in 1985, Boca Research (NASDAQ:BOCI) designs, manufactures, markets and supports quality, cost-effective data communications, videoconferencing, multimedia and networking products to facilitate the transmission of information on personal computers, computer networks, and the Internet. The company sells its products worldwide through distributors, original equipment manufacturers (OEMs) and retailers. Boca Research is a U.S. corporation headquartered in Boca Raton, Florida with international operations and ventures worldwide.

BOCA RESEARCH TO ACQUIRE GLOBAL VILLAGE MODEM BUSINESS                PAGE 4

Portions of this news release contain forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties. Specifically, the agreement among the parties is subject to certain closing conditions, including the receipt of consents for both companies' lenders, no material adverse change in the companies' businesses, and the approval of Global Village stockholders.

                   [GLOBAL VILLAGE COMMUNICATION LETTERHEAD]

FOR IMMEDIATE RELEASE

GLOBAL VILLAGE UNVEILS NEW CORPORATE STRATEGY FOR SMALL AND MEDIUM SIZE OFFICE NETWORKING MARKET; SELLS MODEM BUSINESS TO BOCA RESEARCH

SUNNYVALE, CALIF., -- March 31, 1998 -- Global Village Communication, Inc., (NASDAQ: GVIL) today unveiled a new corporate strategy targeting the small and medium size office networking market and as part of that strategy, has signed a definitive agreement to sell the assets of its modem business to Boca Research (NASDAQ: BOCI) for $10 million in cash and notes, plus the assumption of certain liabilities. Boca Research will also receive a warrant to purchase up to 425,000 shares of Global Village common stock. The company will also restructure to support a new family of communication server products that will be announced later this year.

     "This company uniquely understands how people and their communications products should work together," said Neil Selvin, president and chief executive officer of Global Village. "Founded on the premise of providing easy-to-use products with a clear understanding of how individuals work in the office or on the road, Global Village has an eight year track record of delivering award-winning software and systems products that have helped individuals and small and medium size offices become more productive. For example, over 13,000 OneWorld communication server products are in use by businesses around the world, benefiting from this combination of sophisticated technology and ease-of-use. We will expand on that heritage by announcing a new communications server product family later this year that will provide

GLOBAL VILLAGE UNVEILS NEW CORPORATE STRATEGY . . .

small and medium size offices with versatile, expandable and easy to use Internet, fax and remote access solutions."

     "Our next generation of communication server products will take small offices to a new level of business communications that will make them more productive, competitive and will grow with their business. Our strategy is to provide a product family that addresses the exploding communications needs of the growing small and medium size office by providing multiple communications capabilities in a single, scaleable communications server. While this is a new market for us, we believe that our experience in providing powerful, yet easy-to-use solutions to the business market has set the stage for an exciting new phase of the company," said Selvin.

MARKET OPPORTUNITY

     "The needs of small and medium size offices to communicate both internally and with the outside world are growing dramatically," said Selvin. "With their increasing use of the Internet, email or fax for communications, small offices are demanding more from their technology providers. Yet, they do not necessarily have the technical staff, expertise, or money to implement and manage complicated networking systems. In addition, small offices will expect networking products to be reasonably priced and yet able to grow with their business. Today, most communications solutions aimed at small and medium size offices are single function products that require users to grapple with complex user interfaces, use multiple databases, have inconsistent approaches to security and be managed separately. Global Village believes that a simpler, more integrated approach is better suited to small offices and that, based on our experience of selling integrated communications products, Global Village is especially suited to provide leading communications technologies to these business with a family of products that are easy to install and use, and are hassle-free," said Selvin.

     According to the U.S. Small Business Association, small businesses (those with fewer than 100 employees) account for 99 percent of all U.S. businesses, and are growing rapidly. It is estimated that there are currently 7.1 million small businesses in the U.S. and 1.6 million have access to the Internet (Source: IDC/LINK). Use of online services

GLOBAL VILLAGE UNVEILS NEW CORPORATE STRATEGY                             PAGE 3


or Internet access has also increased from 31 percent to 44.2 percent in the last year (Source: IDC/LINK) and the total number of small businesses with networks is expected to double from 1.1 million in 1996 to 2.2 million by the year 2001. Increasingly, these businesses will need a variety of capabilities to satisfy their Internet access, remote access, faxing and other data communications requirements.

GLOBAL VILLAGE RESTRUCTURES TO ADDRESS SMALL AND MEDIUM OFFICE MARKET

     "Global Village does not have sufficient resources to optimize our modem business and launch a completely new product line concurrently," said Selvin. "We have elected to focus on the growing small and medium size office market and will use the proceeds from the sale of the modem business to launch the new communication server business." (See separate press release, "Boca Research Acquires Global Village Modem Business" issued today, March 31, 1998 at 8:30 a.m. Pacific time/11:30 a.m. Eastern time.)

     Upon completion of the sale of the modem business which is anticipated in June 1998, the company will be renamed, and its stock will trade on NASDAQ under a new ticker symbol. The current management team will continue to run the new communications server business, led by Neil Selvin, president and chief executive officer. The new business will include approximately 50 regular employees from Global Village.

ABOUT GLOBAL VILLAGE COMMUNICATION

     Currently with over 8 million customers, Global Village Communication, Inc. (NASDAQ: GVIL) has been a leading supplier of integrated communication solutions for

GLOBAL VILLAGE UNVEILS NEW CORPORATE STRATEGY . . .                      PAGE 4



Windows and Macintosh personal computer users. Global Village sells its products directly through leading VARs, retailers and distributors worldwide. For more information, please visit the Global Village web site, The Village, at http://www.globalvillage.com.

Portions of this news release contain forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties. Specifically, the agreement among the parties is subject to certain closing conditions, including the receipt of consents for both companies' lenders, no material adverse change in the companies' businesses, and the approval of Global Village stockholders. In addition, the company faces numerous risks and uncertainties regarding its new product lines, including potential delays in product launch, risks of market acceptance, risks that the market will not develop or will develop more slowly than anticipated, risks that the company will not be able to establish appropriate distribution channels and risks associated with competing against larger, more established companies in the server market.


                                  #    #    #

FOR IMMEDIATE RELEASE

                   GLOBAL VILLAGE UNVEILS NEW CORPORATE NAME;
                           LAYS OUT BUSINESS STRATEGY

SUNNYVALE, CALIF., -- April 7, 1998 - Global Village Communication, Inc., (NASDAQ: GVIL) today announced that, after the completion of the sale of its modem business to Boca Research announced last week, it will change its name to OneWorld Systems, Inc. and will trade on NASDAQ under the ticker symbol OWLD. Reflecting a new corporate direction, OneWorld Systems will focus on a new family of communications servers aimed at the small and medium size office market. The company's new product family will combine Internet access, routing, remote access, fax server and shared modem capabilities all in a single, easy-to-use product.

Small Office Market Poised for Growth

        With the number of small businesses with networks expected to double from 1.1 million in 1996 to 2.2 million by the year 2001 (Source: IDC/LINK), the communications needs of small offices are expected to dramatically increase. Businesses will need to implement and manage multiple communications functions, such as fax, Internet access, on-line service access, remote access and routing. But small and medium size offices rarely have the technical expertise and large IS budget to manage complex technology. The time is ripe for a company to simplify communications for the small office.



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

GLOBAL VILLAGE UNVEILS NEW CORPORATE NAME...


Existing Communications Products Don't Meet Small Office Needs

        The first problem with most communications solutions today is that most products are designed to handle only a single function. Remote access is handled by one server; Internet access is provided by a different piece of equipment; and fax servers are yet a different product, for example. Each product must be installed and managed separately using different administration software, no common user interfaces, maintenance of multiple user/password lists, and different security methods. This poses a problem for the small office manager who must update each and every product whenever an employee joins or leaves the company, for example. Not only is this time-consuming, but it is a complex process for the average small office network administrator.

        In addition, existing, single-function products are an inefficient way to manage both capital and telecommunications costs. Purchased separately, each single-function product typically costs between $2,000 and $4,000 each, or even more. Small offices that need to purchase an Internet router, fax server, remote access server and banks of modems could easily spend $10,000 to $15,000 for their basic data communications needs - a significant cost for a small office. Additionally, single-function products generally require their own dedicated phone lines for their particular communications function: phone lines for Internet access; phone lines for modems; phone lines for faxing, phone lines for remote access, etc. And since these phone lines cannot be easily moved between functions, phone line usage becomes inefficient, causing wasted money on monthly telephone fees.

        As small offices grow in size, their technology needs frequently expand as well. Today, a small office may need Internet access for 20 employees, and a year later might need Internet access, routing and fax capabilities for 100 employees. Today's products frequently can't expand to accommodate more users or have the ability to add new communications functions simply. Current product offerings often have fixed ports and only allow a single communications function to be handled.



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

GLOBAL VILLAGE UNVEILS NEW CORPORATE NAME...


        Communications products available today are often developed by enterprise networking companies that traditionally view their end customer as a highly trained network administrator or IS manager. The small and medium office market needs communications products that have been developed specifically for the small office from the start. OneWorld Systems will provide such products.

OneWorld Systems Understands Small Offices

        With a history of understanding how people use communications every day, OneWorld Systems will provide a family of communications servers specifically architected for the small and medium size office. Leveraging off the Global Village heritage and experience, OneWorld Systems is designing hardware, server software and client software, and integrating these elements into a complete hardware/software solution. These communications servers will provide versatile, easy-to-use, cost-effective and expandable solutions that will meet a small office's growing communications needs and modest budget.

        The OneWorld Systems family of communication servers will provide the major data communications functions required by small businesses, including sending and receiving faxes; Internet access and routing so that the entire office has access to the Internet (not just one PC in the office); modem pooling so that the entire office can share modems and access on-line services from any desk at anytime; and remote access so that employees can dial into the office network from home or on the road. In addition, the OneWorld Systems family of communication servers will be among the first to offer all these capabilities simultaneously to both Windows and Macintosh users.

        These products are designed to be simple for the small office to administer and manage. A Wizard has been developed to walk the small office manager through the process of setting up all the communications functions. A single graphical administration program will allow the network administrator to easily manage the various communications functions and user profiles from any PC on the network. And client software is based on Global Village's award-winning software, including GlobalFax and FaxWorks, known to many users for their ease of use.



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

GLOBAL VILLAGE UNVEILS NEW CORPORATE NAME...


        To address the budgetary concerns of the small office, the OneWorld Systems products will enable offices to purchase a suite of data communications functions in one multi-function product for a fraction of the price of a collection of single function products.

        Phone line allocation will be handled by a proprietary "Dynamic Port Allocation" technology developed by OneWorld Systems so that every telephone port is available for every function and can be assigned by the server on demand, and on the fly, with no user or network administrator intervention required. For example, employees can fax by day, and use remote access by night, taking full advantage of the phone lines installed. In contrast to a collection of single function servers, each with their own dedicated phone lines, the result is the need for fewer phone lines and reduced monthly telecommunications costs - some of the biggest costs for small and medium businesses.

        Future growth and expansion has been designed into the OneWorld Systems communications servers. Additional ports can be added as a small office grows. Functionality can be added as offices need it without the extra expense of a new, separate product. As a small office grows, new communications capabilities can be added in the future, which could include ISDN, T1, frame relay, or DSL, for example. New functions such as firewalls and support for Virtual Private Networks (VPN), and other new capabilities will be available in the future. Multiple OneWorld Systems communications servers can be added to different departments or banded together for higher capacity. OneWorld Systems products will expand as needed, thereby protecting the investment of the small business.

        In summary, OneWorld Systems communications servers are designed to address the real needs of small offices and businesses, by combining versatility, ease-of-administration and use, cost-effectiveness and expandability into a family of products.



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

GLOBAL VILLAGE UNVEILS NEW CORPORATE NAME...


OneWorld Systems Market and Sales Strategy

        The Company's initial target market is small and medium businesses. This market is defined as businesses with 10-300 employees, who have an existing Novell or Windows NT based local area network. In addition, there are over 13,000 Global Village OneWorld servers for Macintosh installed today. The Company intends to market its new communications servers to this installed base.

        OneWorld Systems has developed a sales strategy to incorporate national and regional VARs, and corporate resellers, particularly those with a focus on serving the needs of the small and medium size office. The Company will leverage its previous experience in the VAR channel from its FaxWorks ProLAN product line by expanding the product line available to its VAR channel to include its new communication server products. In addition, The Company intends to increase the number of VARs by launching VAR recruiting, training and support programs.

Financial projections and timing

        Launch of the initial family of OneWorld communications servers is expected to occur within the next 90-120 days. While it is difficult to predict revenues for a new product category, the Company anticipates that revenues in calendar 1999 will fall within a range of $10-15 million, with profitability achieved late in the year. For the following year, the Company projects revenues of $20-30 million. The target operating model calls for gross margin percent to be in the mid-to-high fifties, and typical operating expenses to be around $2.5 million per quarter throughout calendar 1999. The Company's statements regarding the timing of product launch, revenues expectations for calendar 1999 and calendar 2000, and expectations of profitability, gross margins and operating expenses are forward looking and involve risks and uncertainties, and actual results could differ materially as a result of the risks identified below.

        Portions of this news release contain forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties. The Company's planned launch of its server products is dependent upon the completion of the development of the product which the Company believes can be resolved expeditiously,



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

GLOBAL VILLAGE UNVEILS NEW CORPORATE NAME...


however, the Company may have difficulty resolving these issues, or any other issues that may arise, in a timely manner, which could delay the planned launch of the new OneWorld Systems communications server product line.

        The Company's statements regarding its revenue expectations are preliminary and are dependent on certain assumptions relating to the introduction and market acceptance of the new products. Commercial acceptance of these products is dependent on certain factors including the Company's sales and marketing efforts, technical reviews by third parties, introductions of new technologies or standards, performance of the Company's distributors and suppliers and announcements by the Company's competitors. Many of the Company's future competitors have substantially greater financial, technical, sales, marketing and other resources, as well as greater name recognition and a larger customer base, than the Company.

        The Company's statements regarding profitability, gross margin and operating expenses are based on certain assumptions regarding the Company's revenue expectations, sales and marketing costs, costs of production and overhead costs. In addition, the Company may face pricing pressure, which could lead to reductions in the average sales prices for the Company's products and could have a material adverse effect on gross margins. There is no assurance that the Company will ever achieve profitability.

        OneWorld Systems products will have a significantly higher selling price than many of the Company's current products and will require the Company to expand its VAR channel. There can be no assurance that the Company will be successful in establishing an effective distribution channel for its new products.

        The agreement with Boca Research, Inc. relating to the sale of the Company's modem business is subject to certain closing conditions, including the receipt of consents from both companies' lenders, no material adverse change in the companies' businesses, and the approval of Global Village stockholders.

        It is not the Company's practice to provide forward-looking information with respect to anticipated product launches, revenue, gross margins, profitability or operating expenses and the Company does not intend to provide such information in the



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

GLOBAL VILLAGE UNVEILS NEW CORPORATE NAME...


future. Moreover, the forward-looking statements are based on the information presently available to the Company, and the Company does not believe that it has a duty to update the information in the above forward-looking statements and does not intend to update such information.

About Global Village Communication

        Currently with over 8 million customers, Global Village Communication, Inc. (NASDAQ: GVIL) is a leading supplier of integrated communication solutions for Windows 95 and Macintosh personal computer users. Global Village sells its products directly and through leading VARs, retailers and distributors worldwide. For more information, please visit the Global Village web site, The Village, at http://www.globalvillage.com.

                                      # # #



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

                       GLOBAL VILLAGE COMMUNICATION, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
           Proxy for the June 8, 1998 Special Meeting of Stockholders

     The undersigned stockholder of GLOBAL VILLAGE COMMUNICATION, INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and the Proxy Statement, each dated April 30, 1998, and hereby appoints Neil Selvin and Marc Linden and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Special Meeting of Stockholders of GLOBAL VILLAGE COMMUNICATION, INC., to be held on June 8, 1998, at 8:30 a.m., local time, at the Sunnyvale Hilton Hotel located at 1250 Lakeside Drive, Sunnyvale, California, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote, if then and there personally present, on the matters set forth below.

[X]  Please mark votes as in this example.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, IT WILL BE VOTED FOR PROPOSALS 1 AND 2, AND IN THE DISCRETION OF THE PROXIES
AS TO OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

     1. To approve and adopt that certain Asset Purchase Agreement dated March 31, 1998 pursuant to which Boca Research, Inc., a Florida corporation ("BRI"), and Boca Global, Inc., a Florida corporation and a wholly owned subsidiary of BRI ("Boca Global", and together with BRI, "Buyer"), will purchase the Modem Business from the Company, and the transactions contemplated thereby.

               FOR [ ]           AGAINST [ ]           ABSTAIN [ ]


     2. To approve and adopt a proposal to amend the Company's Certificate of Incorporation, as amended, to change the name of the Company to "OneWorld Systems, Inc."

               FOR [ ]           AGAINST [ ]           ABSTAIN [ ]

     3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

                      GRANT [ ]             WITHHOLD [ ]


[ ]  MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW

                                   (Please sign exactly as your name appears on the stockholder list. If shares are held jointly, each holder should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, sign in partnership name by authorized person.)


                                   Dated:                               , 1998
                                         -------------------------------


                                   ---------------------------------------------
                                   Printed name of Stockholder(s)


                                   ---------------------------------------------
                                   Signature


                                   ---------------------------------------------
                                   Signature, if held jointly


           PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE